                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


[X]  Filed by the Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:


[ ]  Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement


[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        KATZ DIGITAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                 Name of Registrant as Specified in its Charter

--------------------------------------------------------------------------------
   Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The Agreement and Plan of Merger provides that the maximum aggregate merger consideration to be allocated among and paid to equity securityholders of the Registrant is $50,150,572.

     (4)  Proposed maximum aggregate value of transaction: $50,150,572.

        ------------------------------------------------------------------------

     (5)  Total fee paid: $10,031

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
--------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:
-----------------------------------------------------------

(3)  Filing Party:
--------------------------------------------------------------------------------

(4)  Date Filed:
--------------------------------------------------------------------------------

                        KATZ DIGITAL TECHNOLOGIES, INC.

                             TWENTY-ONE PENN PLAZA
                            NEW YORK, NEW YORK 10001


                                                                November 3, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Katz Digital Technologies, Inc. (the "Company") to be held on November 27, 1998, at the Company's offices at 360 West 31st Street, 8th Floor, New York, New York, commencing at 10:00 a.m., Eastern Standard Time. The matters to be considered and voted upon at this meeting are of great importance to your investment in, and the future of, the Company.


     At the Special Meeting, the Company's stockholders will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated as of September 1, 1998 among Photobition Group PLC ("Photobition"), KDT Acquisition Corp. ("KDTA") and the Company (the "Merger Agreement"), providing for the merger of KDTA with and into the Company (the "Merger"). If the Merger Agreement is approved and adopted by the stockholders and the Merger becomes effective, the Company will become a wholly-owned subsidiary of Photobition, and each outstanding share of the Company's common stock will be converted into the right to receive approximately $8.78 in cash (the "Share Price"). In addition, holders of the Company's convertible securities, options, warrants and certain other rights to acquire the Company's common stock (each, an "Option") will become entitled to receive, in respect of each share of the Company's common stock issuable pursuant to such Option upon effectiveness of the Merger, cash in an amount equal to the excess, if any, of the Share Price over the exercise price or face value of the Option surrendered. A detailed description of the proposed Merger and other important information is set forth in the accompanying Proxy Statement, and we urge you to read it carefully.

     The Company's Board of Directors has determined that the Merger is advisable and in the best interests of the Company and its stockholders. In arriving at its decision, the Board of Directors considered, among other things, the opinions of Business Valuation Services, Inc., the Company's financial advisor, that the aggregate consideration to be received in the Merger is fair from a financial point of view to the holders of the outstanding equity interests of the Company (copies of which are set forth as Appendix B to the Proxy Statement). Accordingly, the Board of Directors has unanimously approved the Merger Agreement and the Merger and recommends that you vote FOR approval and adoption of the Merger Agreement.

     The affirmative vote of holders of a majority of the outstanding shares of the Company's common stock is required to approve and adopt the Merger Agreement. Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares you own, your representation and vote are very important. Accordingly, please complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope (which requires no postage if mailed in the United States). If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

     We look forward to seeing you at the meeting.

                                          Very truly yours,

                                          GARY KATZ
                                          Chairman and CEO

                        KATZ DIGITAL TECHNOLOGIES, INC.
                             TWENTY-ONE PENN PLAZA
                            NEW YORK, NEW YORK 10001

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON FRIDAY, NOVEMBER 27, 1998



     A Special Meeting of Stockholders of KATZ DIGITAL TECHNOLOGIES, INC. (the "Company") will be held on November 27, 1998, commencing at 10:00 a.m., Eastern Standard Time, at the Company's offices at 360 West 31st Street, 8th Floor, New York, New York to consider and act upon the following matters:


     1. To approve and adopt an Agreement and Plan of Merger among Photobition Group PLC ("Photobition"), KDT Acquisition Corp. ("KDTA") and the Company (the "Merger Agreement") providing for the merger of KDTA into the Company, upon the terms and subject to the conditions set forth therein (the "Merger"), pursuant to which (i) the Company, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Photobition; (ii) each holder of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), outstanding at the time of effectiveness of the Merger (the "Effective Time"), except for shares owned by the Company, Photobition, KDTA or stockholders exercising their appraisal rights, will become entitled to receive in respect of each such share cash in an amount (the "Share Price") determined in accordance with the formula set forth in the Merger Agreement (approximately $8.78 per share); and (iii) each holder of a Company Option (as defined in the Merger Agreement) at the Effective Time will become entitled to receive in respect of each share of Common Stock issuable pursuant to such Company Option cash in an amount equal to the excess, if any, of (a) the Share Price over (b) the exercise price or face value of the Company Option surrendered.

     2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger proposal.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders of record as of the close of business on October 6, 1998 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Under Delaware law, appraisal rights will be available to stockholders of the Company. In order for stockholders to exercise their appraisal rights, they must follow the procedures prescribed by Delaware law, which are summarized under "The Merger -- Appraisal Rights" and Appendix C in the accompanying Proxy Statement.

                                          By Order of the Board of Directors

                                          GEOFFREY BARSKY
                                          Secretary

New York, New York

November 3, 1998


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE CLOSE OF VOTING AT THE SPECIAL MEETING.


       Definitive proxy materials relating to the Merger are being first mailed to the Company's stockholders on or about November 4, 1998.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
  Special Meeting...........................................    1
  Quorum; Vote Required.....................................    1
  The Merger................................................    2
SPECIAL MEETING.............................................    6
  Purpose of the Meeting and Voting of Proxies..............    6
  Quorum; Vote Required.....................................    6
  Other Matters and Solicitation of Proxies.................    7
THE MERGER..................................................    8
  Structure and Effect of the Merger........................    8
  Background of the Merger..................................    8
  Reasons for the Merger....................................   11
  Fairness Opinion..........................................   12
  Interests of Certain Persons in the Merger................   15
  Accounting Treatment......................................   16
  Federal Income Tax Consequences...........................   16
  Regulatory Compliance.....................................   17
  Appraisal Rights..........................................   17
THE MERGER AGREEMENT........................................   19
  Effects of the Merger.....................................   19
  Merger Consideration......................................   19
  Procedure for Payment.....................................   20
  Representations and Warranties............................   20
  Pre-Closing Covenants.....................................   20
  No Solicitation...........................................   21
  Other Covenants...........................................   21
  Conditions to Closing.....................................   21
  Termination...............................................   22
  Limitation on Liability; Other............................   22
  Amendment.................................................   22
  Related Agreements........................................   23
INFORMATION REGARDING PHOTOBITION...........................   24
INFORMATION REGARDING THE COMPANY...........................   24
  Industry Overview.........................................   24
  Services..................................................   25
  Sales and Marketing.......................................   28
  Customer Service..........................................   28
  Competition...............................................   28
  Suppliers.................................................   29
  Intellectual Property and Technology......................   29
  Government and Environmental Regulation and Cost of
     Compliance.............................................   30

  Employees.................................................      30
  Properties................................................      30
  Legal Proceedings.........................................      30
PRICE RANGE FOR COMMON STOCK................................      31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................      32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      38
INDEPENDENT PUBLIC ACCOUNTANTS..............................      39
STOCKHOLDER PROPOSALS.......................................      39
FORWARD-LOOKING STATEMENTS..................................      39
AVAILABLE INFORMATION.......................................      40
FINANCIAL STATEMENTS OF THE COMPANY.........................     F-1
APPENDIX A: AGREEMENT AND PLAN OF MERGER....................     A-1
APPENDIX B: OPINIONS OF BUSINESS VALUATION SERVICES,
  INC. .....................................................     B-1
APPENDIX C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW.......................................................     C-1

                        KATZ DIGITAL TECHNOLOGIES, INC.
                             TWENTY-ONE PENN PLAZA
                            NEW YORK, NEW YORK 10001

            PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 27, 1998


                                    SUMMARY

     The following is a summary of certain information presented elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information presented in this Proxy Statement, including the Appendices hereto. For a more complete description and to obtain a better understanding of the Merger, you should carefully read this entire Proxy Statement. Capitalized terms, not otherwise defined herein, are used herein as defined in the Merger Agreement, which is annexed hereto as Appendix A.

SPECIAL MEETING


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Katz Digital Technologies, Inc. (the "Company") for use at a Special Meeting of Stockholders to be held on November 27, 1998, and at any adjournment or postponement of that meeting (the "Special Meeting"), to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 1, 1998, among Photobition Group PLC ("Photobition"), KDT Acquisition Corp. ("KDTA") and the Company (the "Merger Agreement"), pursuant to which KDTA, a wholly-owned subsidiary of Photobition, will be merged with and into the Company (the "Merger"). The Special Meeting will be held at the Company's offices at 360 West 31st Street, 8th Floor, New York, New York, commencing at 10:00 a.m., Eastern Standard Time.


QUORUM; VOTE REQUIRED


     At the close of business on October 6, 1998, the record date for the determination of stockholders entitled to vote at the Special Meeting (the "Record Date"), there were outstanding and entitled to vote an aggregate of 5,092,622 shares of the common stock, par value $.001 per share of the Company (the "Common Stock"). Stockholders are entitled to one vote per share.


     A majority of the shares of Common Stock outstanding on the Record Date must be represented at the meeting in person or by proxy for a quorum to be present to conduct the business of the meeting. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to approve the adjournment proposal. Because the required vote to approve the Merger Agreement is based on the total number of outstanding shares of Common Stock, the failure to vote will have the same effect as a vote against the Merger.

     Gary Katz, the Company's Chairman and Chief Executive Officer, and his wife (the "Principal Stockholders"), collectively holding of record approximately 46.7% of the number of shares of Common Stock outstanding on the Record Date, have agreed to cause such shares to be voted at the Special Meeting to approve and adopt the Merger Agreement. In addition, each of the Company's directors (not including Mr. Katz) has advised the Company that he currently intends to vote the outstanding shares of Common Stock beneficially owned by him (collectively, approximately 1% of the number of shares outstanding on the Record Date) to approve and adopt the Merger Agreement (although no such director is legally bound to do so).

THE MERGER

     Purpose and Effect of the Merger. The purpose of the Merger is to enable Photobition to acquire all of the business and assets of the Company, subject to its liabilities. The Merger will become effective at the time of filing of a Certificate of Merger relating to the Merger, in accordance with the Delaware General Corporation Law, with the Office of the Secretary of State of Delaware, or at such later time as is specified therein (the "Effective Time"). At the Effective Time, KDTA will merge with and into the Company, which, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Photobition, and:

          (i) except as noted below, each holder of shares of Common Stock outstanding at the Effective Time will become entitled to receive in respect of each such share cash in an amount (the "Share Price") determined in accordance with the Share Price formula set forth in the Merger Agreement (approximately $8.78 per share); and

          (ii) each holder of a Company Option (as defined below) at the Effective Time will become entitled to receive in respect of each share of Common Stock issuable pursuant to such Option cash in an amount equal to the excess of (a) the Share Price over (b) the exercise price or face value of the Company Option (as defined in the Merger Agreement) surrendered.

     Recommendation of the Company's Board of Directors. The Board of Directors of the Company has unanimously approved the Merger Agreement and recommends a vote FOR the Merger Agreement. The Company's Board of Directors believes the Merger Agreement is fair to and in the best interests of the Company and its stockholders. In reaching its conclusions, the Company's Board of Directors considered the following material factors in approving the Merger Agreement:

     1. The Board of Directors observed that the Share Price (as calculated on August 31, 1998, the trading day immediately preceding the date the Merger Agreement was approved by the Company's Board of Directors) reflects a premium of 71% over the last reported closing sale price of the Common Stock on August 31, 1998 and a premium of 51% over the average reported closing sale prices of the Common Stock during July and August 1998.

     2. The Company's Board of Directors also noted that despite the significant rate of growth of the Company's sales, the market price of the Common Stock had traded within a relatively narrow range, which, in the Board's view, did not reflect the successful growth previously achieved and the prospects for future growth of the Company. The Board also noted the failure of stocks in the "microcap" market to keep pace with the growth rate of larger companies during the last several years. Accordingly, the Board believed that the premium reflected by the Share Price presented an opportunity to the Company's stockholders which they might not be able to realize in the public trading markets within a reasonable timeframe.

     3. In light of the lack of interest by the Company's two principal competitors in pursuing a possible transaction with the Company and the lack of progress in the Company's discussions with other parties, the Company's Board of Directors believed that it was unlikely that a superior transaction involving the acquisition of the Company by another entity would be available in the foreseeable future.

     4. The continued expansion of the Company's operations is highly dependent on obtaining additional sources of financing on acceptable terms. The Company, in connection with its acquisition of the assets of Speed Graphics, Inc. and its affiliate, had obtained a term loan, revolving credit and letter of credit facility from a New York based bank, and the Company's management believed that the Company could not borrow additional funds from this bank. In addition, subject to certain limited exceptions, the agreements relating to this loan and credit facility prohibit the Company from borrowing additional funds from any other lenders. The Company had also been unable to obtain equity financing through the public offering of its Common Stock in May and June 1998 and the Company believed that it would be difficult to consummate a public offering of its Common Stock on a scale and on terms that would be acceptable in the foreseeable future.

     5. The digital prepress and printing industry is highly competitive and has recently experienced significant consolidation so that the Company must compete against several competitors with significantly greater resources than the Company. The Board considered the risk to the Company of remaining independent without the financial capability to expand its operations significantly and to meet the demands of the intensely competitive environment in which it operates.

     6. The Company obtained an opinion from BVS that the aggregate consideration to be received in the Merger was fair from a financial point of view to the Company's equity holders.

     7. Based on the experience of the Company's management in the course of its discussions with Photobition, the Prior Suitor and others, the terms and conditions of the Merger appeared attractive from the point of view of the Company and its stockholders. In this regard, the Board took special note of the following:

          a. The Merger Consideration is payable entirely in cash and the Merger is not subject to any financing contingency.

          b. Photobition has made a deposit of $2 million in escrow (the "Deposit"), which amount will be paid over to the Company if the Merger Agreement is terminated under certain circumstances.

          c. The Company may terminate the Merger Agreement upon payment of a $2 million termination fee if a Superior Proposal were made to the Company prior to the vote by the Company's stockholders on the Merger.

          d. Photobition has agreed to treat the Unvested Company Options in the same manner as the Vested Company Options, rather than cancel such Options upon consummation of the Merger.

          e. The Merger is not subject to the approval of Photobition's shareholders.

     8. Mr. Katz, who together with his wife, own of record approximately 46.7% of the outstanding Common Stock, had advised the Board that in his view the Merger presented an attractive opportunity for himself and the Company's other stockholders and that he intended to endorse Photobition's proposal and to vote his shares (and that Mrs. Katz would vote her shares) in favor of the Merger.

     Opinion of the Company's Financial Advisor. Business Valuation Services, Inc. ("BVS") has delivered to the Board of Directors of the Company its written opinions, dated as of August 27, 1998 and August 31, 1998, to the effect that, as of the date of such written opinions, the aggregate consideration to be received in the Merger is fair, from a financial point of view, to the holders of equity interests of the Company. Copies of the full text of such written opinions of BVS, which set forth, among other things, the opinions expressed, assumptions made, procedures followed, matters considered and limitations of their review undertaken in connection with such opinions, are, with BVS's express consent, attached hereto as Appendix B and should be read in their entirety. See "The Merger -- Fairness Opinion." The Company has agreed to pay BVS $35,800 for its financial advisory services in connection with the delivery of its fairness opinions.

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, stockholders should be aware that certain members of the Board of Directors of the Company and its management may have certain interests in the Merger that are in addition to, or different from, the interests of the stockholders of the Company generally. These interests include (i) Photobition's agreement to engage Gary Katz, the Company's Chairman and Chief Executive Officer, to provide consulting services to the Company following the Merger for a period of one year at an annual fee of $500,000, and (ii) the continuation of all indemnification rights in favor of any present or former director or officer of the Company or its subsidiaries with respect to matters occurring at or prior to the Effective Time. See "The Merger -- Interests of Certain Persons in the Merger."

     Exchange of Certificates. As soon as reasonably practicable on or after the Effective Time, transmittal materials will be provided to each holder of record of Common Stock and Company Options for use in exchanging such holder's stock certificates or documents evidencing such holder's Company Options for the Merger Consideration (as defined in the Merger Agreement) to which such holders are entitled. Stockholders should not surrender their stock certificates or documents evidencing their Company Options until the letter of transmittal and instructions are obtained and then only in accordance with such instructions. See "The Merger Agreement -- Procedure for Payment."

     Regulatory Approvals. None of the Company, KDTA or Photobition is required to obtain any regulatory approvals from any governmental authority in order to consummate the Merger.

     Closing Conditions. Under the Merger Agreement, the closing of the Merger (the "Closing") is subject to several conditions, including, among others, the approval of the Merger Agreement by the Company's stockholders; the absence of any injunction or other order restraining or challenging the Merger or any proceeding by a governmental authority seeking such an injunction or order; and the absence of any material adverse change in the business, operations, affairs, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

     Restrictions on the Company's Operations and Solicitation of Alternative Proposals Prior to the Effective Time. Until the earlier of the Effective Time and the termination of the Merger Agreement:

          (i) the Company and its subsidiaries are subject to various restrictions on their business and operations and limitations on their ability to make capital expenditures, incur indebtedness, make loans or advances, acquire or dispose of assets, amend their respective Certificates of Incorporation or By-Laws, hire employees or independent contractors or increase the compensation thereof; and

          (ii) the Company may not solicit any proposal for the acquisition of the Company or substantially all of its assets from any person other than Photobition or its affiliates (an "Alternative Proposal"), or supply confidential information to, or negotiate with, any such other person with respect to any such Alternative Proposal, nor may the Company or its Board of Directors withdraw its approval or endorsement of the Merger or approve or endorse any Alternative Proposal or enter into any agreement or letter of intent with respect to any Alternative Proposal, except, in each case, under certain circumstances as defined in the Merger Agreement.

If the Board of Directors of the Company approves or recommends an Alternative Proposal or enters into an agreement with respect to an Alternative Proposal, KDTA will have the right for a period of one year following such event to purchase up to 19.9% of the outstanding Common Stock at an exercise price of $5.125 per share.

     Termination. The Merger Agreement may be terminated prior to the Effective Time, whether or not the Merger Agreement has been approved by the stockholders of the Company, if, among other things, (i) the Merger has not occurred on or before November 30, 1998, (ii) the Company's Board of Directors, in the exercise of its fiduciary obligations, withdraws its approval or recommendation of the Merger or approves or recommends an Alternative Proposal, (iii) the Company enters into an agreement with respect to an Alternative Proposal, (iv) the Company's stockholders do not approve the Merger by the requisite vote, or (v) a party is in material breach of its representations or obligations under the Merger Agreement and fails to cure such breach within 30 days after notice thereof by the non-breaching party.

     Federal Income Tax Consequences. The Merger will be a taxable transaction to the Company's stockholders. For federal income tax purposes, the Company's stockholders will generally recognize gain or loss in the Merger in an amount determined by the difference between the cash received and their tax basis in the Common Stock exchanged therefor. For further information regarding certain federal income tax consequences to the Company's stockholders, see "The
Merger -- Federal Income Tax Consequences."

     Accounting Treatment. The Merger will be treated as a "purchase" for accounting purposes. See "The Merger -- Accounting Treatment."

     Deposit; Termination Fee. Pursuant to the Merger Agreement, Photobition has deposited $2 million in escrow (the "Deposit") which may be paid over to the Company if the Merger Agreement is terminated under certain circumstances.

     Pursuant to the Merger Agreement, the Company has agreed to pay to Photobition a termination fee in the amount of $2 million, as liquidated damages, if the Merger Agreement is terminated because (i) the Company's Board of Directors withdraws or modifies its approval or recommendation of the Merger or approves or recommends an Alternative Proposal, (ii) the Company enters into an agreement with respect to an Alternative Proposal or (iii) the Company's stockholders do not adopt the Merger Agreement and the Principal Stockholders have failed to vote in favor of the Merger.

     Limitation of Liability. Under the Merger Agreement, the maximum liability of the Company, on the one hand, or Photobition and KDTA, on the other, is limited to $2 million for any losses, damages, expenses or costs arising by reason of any breach of or default under any provision of the Merger Agreement.

     Appraisal Rights. Stockholders who do not wish to accept the Merger Consideration have the right under Delaware law to receive the "fair value" of their shares of Common Stock as determined by a Delaware court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights stockholders must not vote in favor of the Merger Agreement and must make a written demand for appraisal before the vote on the Merger. Merely voting against the Merger Agreement will not preserve a stockholder's right of appraisal. The requirements for seeking appraisal are summarized herein under "The Merger -- Appraisal Rights." Appendix C to this Proxy Statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights. Stockholders should be aware that an appraisal may result in their receiving a per share price that could be more or less than the Share Price.

     Stock Option Agreement. Concurrently with entering into the Merger Agreement, the Company, Photobition and KDTA also entered into a Stock Option Agreement pursuant to which the Company granted to KDTA an option to purchase at an exercise price of $5.125 per share up to an aggregate of 1,012,964 shares of Common Stock (but in no event a number of shares in excess of 19.9% of the number of outstanding shares of Common Stock immediately prior to the time of exercise of the option). The number of shares subject to the option and the exercise price are subject to adjustment in connection with certain recapitalizations or other transactions specified therein. The Company also granted to KDTA certain registration rights to register the shares issuable upon exercise of the option under applicable federal and state securities laws. The option is exercisable only for a one-year period after the Company's Board of Directors approves or recommends an Alternative Proposal or the Company enters into any agreement with respect to an Alternative Proposal.

     Stockholders' Agreement. Concurrently with the Merger Agreement, Photobition, KDTA and the Principal Stockholders entered into a Stockholders' Agreement pursuant to which such stockholders agreed to cause their shares to be voted at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby, and against any proposal or action that could reasonably be expected to result in a breach by the Company in any material respect of any representation, warranty, covenant or other obligation in the Merger Agreement or to result in any of the conditions precedent to the Merger set forth in the Merger Agreement not being fulfilled.

     Indemnity Agreement. Also concurrently with the Merger Agreement, Gary Katz, the Company's Chairman and Chief Executive Officer, agreed, under certain circumstances, to indemnify Photobition and KDTA and certain related parties against certain damages asserted prior to the first anniversary of the Effective Time.

     Consulting Agreement. It is a condition to the closing of the Merger that Mr. Katz's employment agreement with the Company be terminated at the Effective Time, and that he enter into a consulting agreement with the Company, as the surviving corporation. Pursuant to the consulting agreement, Mr. Katz will agree to serve as a consultant to the Company for a one year period after the Effective Time and not to compete with the Company for a two year period following the termination of his consulting engagement. The consulting agreement will provide for Mr. Katz to be paid, during the term of his consulting engagement, a monthly fee of $41,667, less the amount of certain benefits he receives and the amount of any applicable payroll or withholding taxes.

                                SPECIAL MEETING

PURPOSE OF THE MEETING AND VOTING OF PROXIES


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held on November 27, 1998, commencing at 10:00 a.m., Eastern Standard Time, at the Company's offices at 360 West 31st Street, 8th Floor, New York, New York, and at any adjournment or postponement of the Special Meeting, to consider and vote upon the proposal (i) to approve and adopt the Merger Agreement, and (ii) to authorize the Company's Board of Directors, if necessary, to adjourn the Special Meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger proposal. All proxies will be voted in accordance with a stockholder's instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before the close of voting at the Special Meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Special Meeting. Any written notice revoking a proxy should be sent to: Katz Digital Technologies, Inc., Twenty-One Penn Plaza, New York, New York 10001, Attention: Secretary, for delivery before the close of voting at the Special Meeting.


QUORUM; VOTE REQUIRED


     At the close of business on October 6, 1998, the Record Date for the determination of stockholders entitled to vote at the Special Meeting, there were outstanding and entitled to vote an aggregate of 5,092,622 shares of Common Stock. Stockholders are entitled to one vote per share.


     A majority of the shares of Common Stock outstanding on the Record Date must be represented at the meeting in person or by proxy for a quorum to be present to conduct the business of the meeting. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Special Meeting in person or by proxy is required to approve the adjournment proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same effect as a vote against the matter. A broker or nominee holding shares in "street name" will not have discretionary authority to vote with respect to the Merger ("broker non-votes"), and those shares will not be considered as present for determining the presence of a quorum at the meeting, will not be entitled to vote with respect to the Merger and will, therefore, have the same effect as a vote against approval of the Merger.

     If a quorum is not present at the time of the Special Meeting, or if fewer shares are likely to be voted in favor of approval of the Merger Agreement than the number required for approval, the Special Meeting may be adjourned, with or without a vote of stockholders, for the purpose of obtaining additional proxies or votes or for any other purpose. If the Company proposes to adjourn the Special Meeting by a vote of the stockholders, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in accordance with the instructions given in such proxy or, if no instructions are given, in favor of such adjournment. If and when the Special Meeting is reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the adjourned session of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at an adjourned session of the Special Meeting.

     The Principal Stockholders have agreed to cause their shares to be voted at the Special Meeting to approve and adopt the Merger Agreement and the adjournment proposal. In addition, each of the Company's directors (not including Mr. Katz) has advised the Company that he currently intends to vote the outstanding shares of Common Stock beneficially owned by him (collectively, approximately 1% of the number of shares outstanding on the Record Date) to approve and adopt the Merger Agreement and the adjournment proposal (although no such director is legally bound to do so).

     A complete alphabetical list of all holders of record of Common Stock on the Record Date, including such holder's address and the number of shares of Common Stock registered in the name of such holder, will be open to examination by any such holder for any purpose germane to the Special Meeting during ordinary business hours at the offices of the Company, Twenty-One Penn Plaza, New York, New York 10001 beginning at least ten days prior to the Special Meeting and during the Special Meeting at the place thereof.

OTHER MATTERS AND SOLICITATION OF PROXIES

     Management does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and the Company reserves the right to compensate outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of shares held of record in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IS REQUIRED TO ADOPT THE MERGER AGREEMENT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL.

                                   THE MERGER

STRUCTURE AND EFFECT OF THE MERGER

     The Merger Agreement provides for the acquisition of the Company by means of the merger of KDTA with and into the Company. Following the Merger, the Company will become a wholly-owned subsidiary of Photobition. In the Merger, each holder of shares of Common Stock outstanding at the Effective Time, other than a holder who exercises its appraisal rights under Delaware law, will become entitled to receive the Share Price. In addition, each holder of a Company Option will be entitled to receive in respect of each share of Common Stock issuable pursuant to such Option cash in an amount equal to the excess of the Share Price over the exercise price or face value of the Option surrendered.

BACKGROUND OF THE MERGER

     In March 1996, the Company completed an initial public offering of its Common Stock as a major step in financing the expansion of the Company's business. The Company's business plan contemplated a significant expansion in the types and scope of the Company's services and the geographical markets in which the Company would operate. Between June 1996 and January 1998, the Company completed three acquisitions which, in addition to significant internal growth, resulted in a substantial increase in its assets, including its physical plant and personnel, and presence in the New York metropolitan market. Until February 1998, the Company's senior management had been focused principally on the execution of the Company's expansion plan.

     In early February 1998, Mr. Katz, the Company's Chairman and Chief Executive Officer, was contacted by Mr. Eddie Marchbanks, the Chairman of Photobition, in order to discuss the potential acquisition of the Company by Photobition. On February 12, 1998, Messrs. Katz and Marchbanks met and discussed in general terms various alternative structures for the acquisition of, or a majority investment in, the Company by Photobition. From mid-February 1998 through mid-May 1998, the Company and Photobition engaged in discussions relating to such alternative structures. Throughout this period, Photobition was unable to demonstrate to the satisfaction of the Company's management that Photobition had access to sufficient funds to finance the acquisition of the entire Company for cash. Photobition and the Company therefore considered various alternative transactions. On or about April 20, 1998, the Company proposed to Photobition a transaction in which Photobition would purchase from each of the Company and Mr. Katz for cash, at a price of $8.50 per share, 10% of the number of shares of Common Stock outstanding after such purchases. Also, pursuant to this proposal, during a three-year period, Photobition would have a right of first refusal to purchase from the Company or Mr. Katz any of their respective shares of Common Stock subject to a bona fide offer from another party, and could acquire, under certain circumstances, all or a portion of Mr. Katz' shares of Common Stock. In addition, during the same three-year period, the Company and Mr. Katz would have a right of first refusal and a right of first offer to purchase any securities of the Company owned by Photobition. The proposal also included a requirement that Photobition make good faith deposits to be credited against the purchase price but which would be retained by the Company and Mr. Katz if the proposed transaction did not close (other than solely by reason of the Company's or Mr. Katz' inability or refusal to close). At that time, Photobition and the Company were unable to reach a mutually acceptable agreement on the Company's proposal, or variation thereof. In particular, Photobition refused to make any deposit toward the purchase price. The Company's management remained concerned about Photobition's ability to finance an acquisition and on May 16, 1998, the Company advised Photobition that it was terminating the discussions.

     At the end of March 1998, the Company was contacted by an independent investor who expressed an interest in acquiring the Company. Mr. Katz met briefly with this investor and discussed various acquisition alternatives, but no firm proposal emerged from these discussions. During April 1998, the Company's management considered the desirability of, and possible strategies for, approaching two of the Company's major competitors to propose the acquisition of the Company. Although the Company made preliminary efforts to contact one of these competitors through an intermediary, this competitor declined to meet with the Company to discuss a possible acquisition. On May 5, 1998, Mr. Katz met with two representatives of the other major competitor and an acquaintance of Mr. Katz who had introduced him to them in order to acquaint them with the Company and to discuss the possibility of an acquisition of the Company. However, after this meeting and one additional telephone discussion with Mr. Katz' acquaintance, no further meetings or contacts ensued. This other competitor did not express a firm interest, and did not make a definitive proposal, in respect of a possible transaction with the Company. Accordingly, the Company abandoned its efforts to approach this potential acquiror.

     Notwithstanding the efforts to negotiate an acceptable proposal for the acquisition of the Company with various potential suitors, the Company's senior management remained dedicated to pursuing the expansion of the Company's business in accordance with its business plan. They realized that further advances in implementing the business plan depended critically on obtaining additional capital to finance internal growth and additional acquisitions. Accordingly, Mr. Katz met with representatives of three prospective underwriters that had expressed an interest in managing a public offering of Common Stock. On April 30, 1998, Mr. Katz presented to the Company's Board of Directors his report on the progress of these discussions and the Board instructed him to pursue the efforts to raise capital through an underwritten public offering. On June 12, 1998, the Company entered into a letter of intent with an investment banking firm that proposed to manage a public offering of the Common Stock to raise total proceeds of between $20 million and $30 million. Immediately thereafter, the Company's counsel began drafting the registration statement and related documentation in an effort to effect the proposed public offering at the earliest possible date. However, by July 1, 1998, the Company was advised that the offering could not be completed on a time schedule and on terms and conditions acceptable to the Company and work on the proposed public offering was suspended.

     On May 28, 1998, an individual contacted Mr. Katz to propose a possible acquisition of the Company by another suitor, a publicly-traded corporation that was considering entering the Company's business (the "Prior Suitor"). During June 1998, Mr. Katz and the Company's counsel had several discussions with the Prior Suitor in order to determine if there was a mutually agreeable basis for the acquisition of the Company by the Prior Suitor and to establish the parameters for such an acquisition. From the end of June 1998 until August 22, 1998, the Company's and the Prior Suitor's counsel were involved in negotiations and the drafting of the documentation for a possible acquisition of the Company by the Prior Suitor. These negotiations contemplated the acquisition of the Company through a cash-out merger. At a meeting of the Company's Board of Directors on July 15, 1998, Mr. Katz reported on the progress of the negotiations between the Company and the Prior Suitor and outlined the principal issues as to which an agreement had not been reached, the most important of which related to the valuation of the Company. The resolution of these issues was essential to the determination of a mutually agreeable purchase price and, hence, to the finalization of a definitive acquisition proposal. Accordingly, the Board reviewed with the Company's management and its accountants various proposals with respect to the methodology and factual basis for valuation of the Company that would support a higher purchase price for the Company, and instructed the Company's management to present these proposals to the Prior Suitor. However, final agreement was never reached on the price to be paid by the Prior Suitor.

     On July 14, 1998, Photobition's Chairman contacted Mr. Katz to again discuss a possible acquisition of the Company by Photobition, but no meaningful discussion occurred until on or about August 12, 1998 when a Photobition representative visited the Company. As the negotiations with the Prior Suitor failed to resolve the open issues and lead to a final agreement, the Company refocused its attention on the new Photobition proposal. At a meeting of the Company's Board of Directors on August 17, 1998, Mr. Katz presented to the Board a summary of the renewed negotiations with Photobition. The Board was informed that the range of potential purchase prices offered by Photobition exceeded the range of potential purchase prices that had been discussed with the Prior Suitor, and that the Company's management was seeking a deposit of at least $2 million as an essential condition of any acquisition proposal from Photobition. During late August 1998, the Company and its counsel, together with Photobition and its counsel, worked to formulate and document a definitive acquisition proposal. During the same period, Photobition, together with its legal counsel, accountants and other advisors, conducted a due diligence examination of the Company. On August 22, 1998, Mr. Katz was contacted by the Prior Suitor and advised that certain members of the Prior Suitor's board of directors had reservations about the proposed acquisition of the Company by the Prior Suitor, and that the Prior Suitor was concurrently involved in several other acquisitions which were diverting its attention and resources from the proposed acquisition of the Company. Accordingly, Mr. Katz was advised that the Prior Suitor had determined, notwithstanding its continued interest in acquiring the Company, to delay the proposed acquisition of the Company for up to three months.

     In light of the Prior Suitor's decision to suspend the negotiations with respect to its proposed acquisition of the Company, the Company's management and Board of Directors considered the risk that the Prior Suitor would not resume such negotiations within the expected time period or abandon its interest in acquiring the Company. On August 24, 1998, Photobition delivered to the Company a copy of a letter from NatWest confirming that it had agreed to provide, subject to certain conditions, financing of up to L35 million to fund the acquisition of the Company. In addition, although negotiations between the parties were continuing, the Company and Photobition had agreed in principle that the proposed acquisition would not be subject to a financing contingency and that Photobition would deposit $2 million in escrow, which amount would be payable to the Company if Photobition abandoned the acquisition, except under certain specified circumstances. The receipt of the NatWest letter, the omission of any financing contingency, the willingness of Photobition to make the escrow deposit, and the assurances of Photobition's chairman that Photobition had access to adequate equity or debt capital to finance the acquisition, enabled the Company's management and Board of Directors to achieve a high level of confidence that Photobition had the financial ability to consummate the acquisition of the Company. Furthermore, the Company's Board of Directors considered that the purchase price that was likely to be included in the Photobition acquisition proposal would be higher than any purchase price in the range proposed by the Prior Suitor, and that the intense pace of negotiations with Photobition evidenced a genuine commitment by Photobition to consummate the merger on mutually agreeable terms at the earliest practicable time.

     On August 27, 1998, the Company and Photobition agreed on the basic terms of the Merger, including an aggregate Merger Consideration of $50 million. At the same time, Photobition required that the Company, Mr. Katz and the Principal Stockholders enter into certain related agreements, including the Stock Option Agreement, the Stockholders' Agreement, the Indemnity Agreement and, concurrently with the effectiveness of the Merger, the Consulting Agreement. Photobition asserted that the Option Agreement and Stockholders' Agreement were necessary to confirm the Company's and Mr. Katz' (as the Company's largest stockholder) commitment to complete the sale to Photobition, and the Company and Mr. Katz were willing to enter into these agreements in order to obtain the attractive terms of the acquisition offered by Photobition. At a meeting of the Company's Board of Directors on August 27, 1998, Mr. Katz presented Photobition's acquisition proposal, and representatives of BVS presented their analysis of the financial terms of the proposed Merger and their conclusion that the aggregate consideration to be received in the Merger is fair from a financial point of view to the holders of the outstanding equity interests of the Company. The Board discussed the Photobition proposal in detail, including the factors discussed below (see "Reasons for the Merger"), and, in view of the substantial delay and possible abandonment of the Prior Suitor's acquisition of the Company, unanimously approved the Photobition proposal and authorized the Company to enter into the Merger Agreement.

     On August 31, 1998, Photobition's chairman advised Mr. Katz that Photobition was reducing the proposed aggregate Merger Consideration from $50 million to $47 million in light of the recent precipitous decline and the anticipated possible volatility in the world's securities markets which could be expected to affect adversely Photobition's ability to raise capital through the sale of its securities. In addition, he explained that if Photobition's stock market price declined significantly, Photobition might be required to condition the Merger on the approval of Photobition's shareholders, which condition might not be required if the aggregate Merger Consideration were so reduced. The Company's management and Board of Directors reconsidered Photobition's acquisition proposal in light of the reduced aggregate Merger Consideration. At a meeting of the Company's Board of Directors on September 1, 1998, the Board was advised that BVS confirmed its fairness opinion with respect to the Merger, notwithstanding the reduction in the aggregate Merger Consideration, and after careful scrutiny of the final terms of the proposal, the Board approved the Merger subject to the revised terms. On September 1, 1998, the Company and Photobition agreed on the final terms and conditions of the Merger and each executed and delivered the Merger Agreement and the related agreements.

REASONS FOR THE MERGER

     The Company's Board of Directors has determined that the Merger is advisable and in the best interests of the Company and its stockholders and has unanimously approved and recommends that the Company's stockholders vote to adopt the Merger Agreement. In making this determination, the Board considered the following factors, among others:

     1. The Board of Directors observed that the Share Price (as calculated on August 31, 1998, the trading day immediately preceding the date the Merger Agreement was approved by the Company's Board of Directors) reflects a premium of 71% over the last reported closing sale price of the Common Stock on August 31, 1998 and a premium of 51% over the average reported closing sale prices of the Common Stock during July and August 1998.

     2. The Company's Board of Directors noted that despite the significant rate of growth of the Company's sales, the market price of the Common Stock had traded within a relatively narrow range, which, in the Board's view, did not reflect the successful growth previously achieved and the prospects for future growth of the Company. The Board also noted the failure of stocks in the "microcap" market to keep pace with the growth rate of larger companies during the last several years. Accordingly, the Board believed that the premium reflected by the Share Price presented an opportunity to the Company's stockholders which they might not be able to realize in the public trading markets within a reasonable timeframe.

     3. In light of the lack of interest by the Company's two principal competitors in pursuing a possible transaction with the Company and the lack of progress in the Company's discussions with other parties, the Company's Board of Directors believed that it was unlikely that a superior transaction involving the acquisition of the Company by another entity would be available in the foreseeable future.

     4. The continued expansion of the Company's operations is highly dependent on obtaining additional sources of financing on acceptable terms. The Company, in connection with its acquisition of the assets of Speed Graphics, Inc. and its affiliate, had obtained a term loan, revolving credit and letter of credit facility from a New York based bank, and the Company's management believed that the Company could not borrow additional funds from this bank. In addition, subject to certain limited exceptions, the agreements relating to this loan and credit facility prohibit the Company from borrowing additional funds from any other lenders. The Company had also been unable to obtain equity financing through the public offering of its Common Stock in May and June 1998 and the Company believed that it would be difficult to consummate a public offering of its Common Stock on a scale and on terms that would be acceptable in the foreseeable future.

     5. The digital prepress and printing industry is highly competitive and has recently experienced significant consolidation so that the Company must compete against several competitors with significantly greater resources than the Company. The Board considered the risk to the Company of remaining independent without the financial capability to expand its operations significantly and to meet the demands of the intensely competitive environment in which it operates.

     6. The Company obtained an opinion from BVS that the aggregate consideration to be received in the Merger was fair from a financial point of view to the Company's equity holders.

     7. Based on the experience of the Company's management in the course of its discussions with Photobition, the Prior Suitor and others, the terms and conditions of the Merger appeared attractive from the point of view of the Company and its stockholders. In this regard, the Board took special note of the following:

          a. The Merger Consideration is payable entirely in cash and the Merger is not subject to any financing contingency.

          b. Photobition has made a deposit of $2 million in escrow (the "Deposit"), which amount will be paid over to the Company if the Merger Agreement is terminated under certain circumstances.

          c. The Company may terminate the Merger Agreement upon payment of a $2 million termination fee if a Superior Proposal were made to the Company prior to the vote by the Company's stockholders on the Merger.

          d. Photobition has agreed to treat the Unvested Company Options in the same manner as the Vested Company Options, rather than cancel such Options upon consummation of the Merger.

          e. The Merger is not subject to the approval of Photobition's shareholders.

     8. Mr. Katz, who together with his wife, own of record approximately 46.7% of the outstanding Common Stock, had advised the Board that in his view the Merger presented an attractive opportunity for himself and the Company's other stockholders and that he intended to endorse Photobition's proposal and to vote his shares (and that Mrs. Katz would vote her shares) in favor of the Merger.

     Although the Board believed that there was some risk in that Photobition did not presently have cash on hand to fund the Merger Consideration, the Board was able to rely in part on Photobition's delivery of a commitment letter from a major English bank that it would lend Photobition sufficient funds to complete the Merger, subject to customary closing conditions. In addition, the Company's Board concluded that the $2 million escrow deposit would adequately compensate the Company if Photobition were unable to consummate the Merger. The Company's Board concluded that these potential risks and detriments were outweighed by the positive factors considered by the Board that are described above. Accordingly, the Company's Board voted unanimously to approve and adopt the Merger Agreement and to submit the Merger proposal to the Company's stockholders for consideration and approval.

     The foregoing discussion of the information and factors considered by the Board of Directors addresses the material factors considered by the Board in its consideration of the Merger. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company's stockholders. In reaching its determination, the Board of Directors took the various factors into account collectively. The Board did not perform a factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

FAIRNESS OPINION

     To assist the Company's Board of Directors and senior management in connection with the negotiation of the terms and conditions of the Merger, the Company retained BVS to render an opinion as to the fairness from a financial point of view of the Merger Consideration.

     The Company selected BVS for this purpose based on its qualifications and reputation as a nationally recognized appraisal and valuation consulting firm, advising and providing valuation services to clients in connection with a wide range of transactions, litigation proceedings and tax matters. BVS has had no material prior relationship with the Company, Photobition, KDTA or any of their respective affiliates. As compensation for its services, the Company has agreed to pay BVS a fee of $34,000, and to reimburse it for expenses in the amount of $1,800. No portion of BVS' compensation was contingent upon the results of their valuation analysis, their opinion, or the successful completion of the Merger.

     At a special meeting of the Company's Board of Directors on August 27, 1998, representatives of BVS presented a detailed summary of BVS' fairness opinion and the underlying analysis. BVS' opinion assumed that the aggregate payments to be made to the Company's stockholders would be approximately $53,450,000, which reflected the amount proposed to be paid by Photobition at that stage of the negotiations. Based on its analysis, BVS advised the Board that in its opinion the aggregate consideration to be received in the Merger was fair from a financial point of view to the holders of the outstanding equity interests of the Company. On August 28, 1998, BVS delivered to the Company and the Board of Directors copies of its opinion and the underlying report. On September 1, 1998, in the final stages of the negotiations between the Company and Photobition, it was agreed that the Merger Consideration would be reduced by $3 million. The Company advised BVS of this change and requested BVS to reconsider its opinion as to the fairness of the Merger Consideration. At a special meeting of the Company's Board of Directors on September 1, 1998, BVS confirmed its opinion that, notwithstanding the reduction in the Merger Consideration, based on its prior analysis, the aggregate consideration to be received in the Merger was fair from a financial point of view to the holders of the outstanding equity interests of the Company.

     BVS' engagement was limited solely to rendering its opinion with respect to the fairness from a financial point of view of the Merger Consideration. The Company did not request BVS to, and BVS did not, participate in any negotiations between the parties to the Merger; advise the Company with respect to the determination of the Merger Consideration or any other term or condition of the Merger or any related transaction; formulate, assess or advise the Company with respect to any other business plan or strategy or any other type of transaction involving the sale of the Company or any of its assets; or seek any alternative suitor or proposal for the sale of the Company or any of its assets.

     The full text of BVS' fairness opinion letters (excluding the exhibits thereto), which set forth the matters considered, the procedures employed, the assumptions made and the limitations on its review, is attached hereto as Appendix B. The Company urges you to read the opinion letters carefully in their entirety. BVS' OPINION WAS DIRECTED TO THE COMPANY'S BOARD OF DIRECTORS ONLY FOR THE LIMITED PURPOSES SPECIFIED THEREIN AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW. BVS' OPINION (AND THE DISCUSSION OF THEIR UNDERLYING ANALYSIS INCLUDED HEREIN) DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE AN ENDORSEMENT OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING.

     In arriving at its opinion, BVS (a) reviewed the Merger Agreement, (b) reviewed certain business and historical financial information relating to the Company, (c) reviewed certain financial forecasts and other data relating to the businesses and prospects of the Company, (d) conducted discussions with the Company's senior management, (e) reviewed publicly-available financial and stock market data with respect to certain other companies in lines of business it believed to be generally comparable to the Company, (f) reviewed the terms of certain recent transactions which it believed to be generally comparable to the Merger, (g) reviewed current market conditions, including the markets for securities comparable to those of the Company, and (h) conducted such other financial studies, analyses and investigations, and considered such other information as it deemed necessary or appropriate. BVS relied on the accuracy and completeness of the financial and other information regarding the Company, and did not independently verify any such information. BVS assumed that the financial forecasts relating to the Company had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the Company's future financial performance. BVS did not make any independent valuation or appraisal of any of the Company's assets or liabilities (contingent or otherwise) and its opinion was based on economic, monetary and market conditions existing on the dates of its opinions.

     In connection with its opinion, BVS performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not necessarily susceptible to summary description. Furthermore, in arriving at its opinion, BVS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BVS believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the preparation of the fairness opinion. In performing its analyses BVS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. Any theoretical or implied values derived from these analyses are not necessarily indicative of actual fair market values, which may be significantly more or less favorable than as set forth therein. In addition, BVS did not conduct an appraisal of any assets of the Company, and its analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which the Company's businesses or assets may actually be sold.

     BVS' opinion and related financial analyses were only one of several factors considered by the Company's Board of Directors in its evaluation of the Merger and should not be considered as determinative of the Board's decision to approve and recommend the Merger.

     The following is a summary of the analyses conducted by BVS as a basis for its opinion of the fairness of the Merger Consideration from a financial point of view, and does not purport to be a complete description of such analyses.

  Market Transaction Approach

     This approach involves identifying and analyzing transactions relating to businesses or business assets that are comparable to the subject transaction, and comparing the economic terms of these transactions and fundamental financial parameters of the subject companies to indicate the fair market value of the Company. BVS identified, collected data and analyzed 23 separate transactions for which sufficient financial data was available to imply various pricing multiples. As a result of this analysis, BVS was able to determine various ranges for the market value of the Company's equity (adjusted for approximately $11 million of the Company's outstanding long-term debt):

                                                                 MARKET VALUE
                                 SUGGESTED RANGE OF MULTIPLES    ($ MILLIONS)
                                 ----------------------------    ------------
Price/Revenue..................       1.1-1.2 x Sales(1)            $37-41
Price/EBDIT....................              7-8 x EBDIT            $39-46
Price/EBIT.....................                15 x EBIT            $   52

---------------
(1) Annualized sales and EBDIT amounts for the Company.

  Public Market Analysis


     This approach involves identifying and analyzing historical financial data relating to comparable securities in the public markets in order to determine the relationships among certain operating and financial ratios and applying such ratios to determine the implied market value of the Company. BVS conducted an historical financial analysis and pricing study of ten companies (including the Company) in the digital prepress and printing industry and derived market minority interest multiples and controlling interest multiples for the Company as follows:


                                 MARKET MINORITY INTEREST
                                   MULTIPLES IMPLIED BY      IMPLIED CONTROLLING
                                    ACTUAL STOCK PRICE        INTEREST MULTIPLE
                                 ------------------------    -------------------
Price/Revenue..................        0.65 x Sales             0.99 x Sales
Price/EBDIT....................        5.23 x EBDIT             7.95 x EBDIT
Price/EBIT.....................         8.84 x EBIT             13.44 x EBIT

  Control Premium Approach

     This approach involves a determination of the premium that an acquiror might be willing to pay over the public market price to achieve control of the Company. Since the public market price of securities reflects the value of such security as held by minority interests that lack the ability to control the management or operation of the Company, a potential acquiror typically would be willing to pay a price in excess of the public market price for the control of the Company gained through the acquisition of all or a majority of the outstanding securities. BVS performed the following procedures to determine the range of the control premium that might apply in the Merger:

          (a) BVS analyzed the historic market price and volatility of the Common Stock;


          (b) BVS analyzed the premiums paid over market prices for three recent comparable transactions involving the acquisition of publicly-traded companies;

          (c) BVS compared the proposed acquisition premium to be paid by Photobition to the average premiums paid for (i) all acquisitions of public companies in 1996 and 1997, (ii) acquisitions of companies in the printing and publishing industry in 1996 and 1997, and (iii) the three recent acquisitions of comparable companies referred to above.

     Based on these procedures, BVS concluded that the proposed premium in the Merger exceeds the premiums paid in the other classes of transactions analyzed.

                AVERAGE PREMIUM                  TWO WEEK    FOUR WEEK
                ---------------                  --------    ---------
Three recent transactions......................    39%          52%
All acquisitions...............................    n/a          36%
All acquisitions of printing and publishing
  companies....................................    n/a          32%

     The corresponding premiums for the Merger are 59% and 57%.

  Income Approach

     The income approach involves determining the present worth of anticipated future net cash flows generated by a business. The net cash flows are forecast for an appropriate period, based on various factors influencing revenues, expenses and capital investment, and then discounted to present value using an appropriate discount rate. BVS employed a discounted cash flow analysis, which is based on the premise that the value of the business enterprise is the value of the future economic income to be derived by the owners of the business, and involves an analysis of revenues, expense, depreciation and capital spending and residual value. BVS determined that the discounted cash flow analysis implied a control value of the Company of between $48 and $53 million.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Company's Board to adopt the Merger Agreement, stockholders should be aware that certain directors and executive officers of the Company have interests that are in addition to or may be different from the interests of the Company's stockholders generally, and that the directors having such interests participated in the discussion, deliberation and voting of the Company's Board to adopt the Merger Agreement.

  Gary Katz Consulting Agreement

     It is a condition to the closing of the Merger that the employment agreement currently in effect between the Company and Mr. Gary Katz, the Company's Chairman and Chief Executive Officer, be terminated at the Effective Time, and that he enter at such time into a consulting agreement with the Company, as the surviving corporation of the Merger. Pursuant to the consulting agreement, Mr. Katz will agree to serve as a consultant to the Company for a one-year period after the Effective Time and not to compete with the Company for a two-year period following the termination of his consulting engagement. The consulting agreement will provide for Mr. Katz to be paid, as consideration for his services and for the non-competition covenants provided therein, during the term of his consulting engagement a monthly fee of $41,667, less the amount of certain benefits he continues to receive during such term and the amount of any applicable payroll or withholding taxes.

  Gary Katz Indemnity Agreement

     Mr. Katz has agreed personally to indemnify Photobition and KDTA and certain of their related parties for up to $500,000 in damages asserted prior to the first anniversary of the Effective Time arising from (a) the failure of the Financial Statements (as defined in the Merger Agreement) to be, to his knowledge, true, correct and complete in all material respects, but only if the amount of such damages exceeds $10,000; (b) 50% of any broker's or finder's fees payable to certain specified persons; or (c) any legal, investment banking, financial advisor's, broker's or finder's fees, commissions or expenses in connection with the proposed sale of the Company (with certain exceptions) in excess of $325,000 in the aggregate.

  Stockholders' Agreement

     The Principal Stockholders have agreed to cause all their shares of Common Stock to be voted (a) to adopt the Merger Agreement and to approve the Merger and any other transactions contemplated thereby (or other matters that could reasonably be expected to facilitate the Merger), and (b) against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant or other obligation of the Company under the Merger Agreement or to result in any of the conditions precedent to the Merger set forth in the Merger Agreement not being fulfilled.

  Indemnification of Directors and Officers

     Pursuant to the Merger Agreement, the Company, as the surviving corporation of the Merger, will be required, subject to certain exceptions and limitations, to indemnify each person who at any time prior to the Effective Time was a director or officer of the Company or any subsidiary thereof against certain Indemnified Liabilities (as defined in the Merger Agreement) with respect to matters existing or occurring at or prior to the Effective Time, including Indemnified Liabilities arising out of or pertaining to the Merger Agreement or the Stock Option Agreement or the transactions contemplated thereby.

     The Company's Board was aware of the foregoing interests but did not consider them to be of a nature that would affect the objectivity of any director's determination that the Merger was in the best interests of all of the Company's stockholders.

ACCOUNTING TREATMENT

     The Merger will be treated as a "purchase" for financial accounting and reporting purposes, in accordance with generally accepted accounting principles. The aggregate purchase price for the acquisition of the Company will be allocated to the assets acquired and the liabilities assumed as a result of the Merger based on their respective fair market values. The excess, if any, of cost over fair value of the net tangible assets of the Company will be recorded as goodwill and other intangible assets.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the principal United States federal income tax consequences of the Merger is presented for general informational purposes only, based upon currently applicable law. EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

     The receipt of cash in exchange for the shares being sold pursuant to the Merger (the "Shares") will constitute a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") (and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws). As a result, a holder of Shares will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received by such holder pursuant to the Merger and such holder's aggregate adjusted tax basis in the Shares. If the Shares are held as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the holder of such Shares will constitute capital gain or loss, and will constitute long-term capital gain or loss if the Shares are held for more than 12 months as of the Effective Date.

     For noncorporate stockholders, long-term capital gain generally will be subject to federal income regular tax at a maximum rate of 20%, if the underlying Shares have been held for more than 12 months as of the Effective Date. Certain limitations apply to the deductibility of capital losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that receives the Merger Consideration may be subject to backup withholding at a rate of 31% unless the stockholder provides its correct Taxpayer Identification Number ("TIN") (or certifies that it has applied for a TIN), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN in the prescribed manner or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS, and gross proceeds of the Merger payable to such stockholder may be subject to backup withholding by the Paying Agent at a rate of 31%. Each stockholder should complete and sign the Substitute Form W-9 to be included as part of the letter of transmittal to be sent after the Merger so as to provide the information and certification necessary to avoid backup withholding.

     Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

REGULATORY COMPLIANCE

     The Company is not aware of any filing, registration, notice or other action that must be made with, given to or taken by any governmental authority in connection with the Merger, other than the filing of the Certificate of Merger with the Office of the Secretary of State of Delaware. The Company is also not aware of any license, permit or authorization that is material to the Company's business and that would be affected by the Merger.

APPRAISAL RIGHTS

     If the Merger is consummated, holders of shares of Common Stock are entitled to appraisal rights under Section 262 ("Section 262") of the Delaware General Corporation Law provided that they comply with the conditions established by Section 262.

     Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or thereon will result in the loss of appraisal rights.

     A record holder of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the consummation of the Merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Common Stock.

     Under Section 262, holders of shares of Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of his or her Common Stock. A proxy or vote against the Merger will not by itself constitute such a demand. Within ten days after the consummation of the Merger, the Company (as the surviving entity) must provide notice of the date the Merger became effective to all stockholders who have complied with Section 262.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Katz Digital Technologies, Inc., Twenty-One Penn Plaza, New York, New York 10001, Attn: Secretary.

     A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly, and in a timely manner, to perfect appraisal rights. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners.

An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owners.

     Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Common Stock who desire to have their shares appraised should initiate petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw a demand for appraisal and to accept the terms offered in the Merger. After this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal will cease, and all holders of shares of Common Stock will be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company, and (ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

                              THE MERGER AGREEMENT

     The following summarizes the material terms of the Merger Agreement, which is attached hereto as Appendix A. The Merger Agreement is the legal document that governs the Merger. Accordingly, stockholders are urged to read the Merger Agreement in its entirety for a more complete description of the terms of the Merger.

EFFECTS OF THE MERGER

     Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

          (a) KDTA will be merged with and into the Company, which, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Photobition;

          (b) the Certificate of Incorporation and By-Laws of the Company will be amended to conform (with certain non substantive exceptions) to the Certificate of Incorporation and By-Laws, respectively, of KDTA;

          (c) the initial directors and officers of the Company will be the persons in the corresponding offices of KDTA; and

          (d) the Company, as the surviving corporation of the Merger, will succeed to all the business and assets, and assume all the obligations and liabilities, of the Company and KDTA, as the constituent corporations of the Merger, in accordance with Section 259 of the Delaware General Corporation Law and as otherwise provided therein and in the Merger Agreement.

MERGER CONSIDERATION

     At the Effective Time:


          (i) except as noted below, each holder of shares of Common Stock outstanding at the Effective Time will become entitled to receive in respect of each such share cash in an amount (the "Share Price") equal to the quotient obtained by dividing (a) the sum of (1) $47 million and (2) the total of the exercise prices that would be payable, and the value of convertible securities that would be converted by the holders of all Vested Company Options (as defined below) to acquire shares of Common Stock pursuant to such Vested Company Options at the Effective Time, by (b) the sum of the number of shares of Common Stock outstanding at the Effective Time and the number of shares of Common Stock subject to Vested Company Options at the Effective Time (the Share Price being approximately $8.78 as of October 30, 1998); and


          (ii) each holder of a Vested Company Option at the Effective Time will become entitled to receive in respect of each share of Common Stock issuable pursuant to such Vested Company Option cash in an amount equal to the excess, if any, of (a) the Share Price over (b) the exercise price that would be payable, or the value of the convertible security that would be converted, by the holder of such Vested Company Option to acquire such share of Common Stock pursuant to such Vested Company Option at the Effective Time (each such payment, the "Merger Consideration").

Notwithstanding the foregoing, (1) any shares of Common Stock owned directly or indirectly by the Company or beneficially owned by Photobition or KDTA at the Effective Time will be cancelled at such time and no payment of the Share Price will be required to be made with respect thereto; and (2) each holder of Dissenting Shares (as defined in the Merger Agreement) who asserts and perfects its appraisal rights under Section 262 of the Delaware General Corporation Law (and who is eligible under such Section to do so and who complies with the procedures and conditions set forth therein) will not become entitled to receive the Share Price in respect of such shares, but will become entitled instead only to receive the fair value of such shares determined in accordance with Section 262. See "The Merger -- Appraisal Rights." No interest will accrue or be payable on account of any payment required to be made to any holder of Common Stock or any Company Option after the Effective Time.

     Photobition has also agreed to pay to the holders of Unvested Company Options (as defined below) an amount determined on the same basis as will apply to the payment of the Merger Consideration to the holders of Vested Company Options.

     For these purposes, "Vested Company Option" means a Company Option that is vested in and exercisable by the holder thereof at the Effective Time, and "Unvested Company Option" means a Company Option other than a Vested Company Option.

PROCEDURE FOR PAYMENT

     Immediately after the Effective Time, Photobition will cause the Company, as the surviving corporation of the Merger, to deliver to a paying agent designated for such purpose (the "Paying Agent") cash in an amount sufficient, together with the amount of the Deposit (and any interest paid thereon through the date of the Closing (the "Closing Date")), to pay in full the Merger Consideration to the holders of Common Stock and the holders of Vested Company Options at the Effective Time, and such additional amounts as are payable to the holders of Unvested Company Options at the Effective Time. The Paying Agent will mail a letter of transmittal (with instructions) to each record holder of Common Stock at the Effective Time for such holder to use in surrendering the certificate which represents its shares of Common Stock, and a letter of transmittal (with instructions) to each holder of Company Options for such holder to use in surrendering the certificate or agreement relating to such Company Options. After 180 days after the Effective Time, Photobition may cause the Paying Agent to deliver to the Company, as the surviving corporation of the Merger, the balance of any funds previously set aside for payment of the Merger Consideration or other amounts payable in respect of Unvested Company Options that have not been theretofore paid out; and such holders shall thereafter be entitled to look only to the Company, as the surviving corporation of the Merger, as general creditors thereof (subject to applicable abandoned property, escheat and similar laws) with respect to any payment to which they are entitled under the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     To induce Photobition and KDTA to enter into the Merger Agreement and to consummate the Merger, the Company made numerous representations and warranties, including with respect to the due organization, valid existence and good standing of the Company and its subsidiaries, its ownership of its subsidiaries, the Company's corporate power to enter into the Merger Agreement and the related agreements referred to therein (the "Transaction Agreements"), the due execution and delivery, and the validity and enforceability of each of the Transaction Agreements, the capitalization of the Company, the accuracy of the Financial Statements (as defined in the Merger Agreement), the absence of undisclosed liabilities, the Company's and its subsidiaries' rights to their respective intellectual properties, certain environmental matters, labor and employment matters, employee benefit plans, taxes, conformity with law, the absence of litigation, the absence of changes since June 30, 1998, the validity and binding effect of the contracts to which the Company or any of its subsidiaries is a party, the title and condition of their respective properties, the validity of the Company's permits, insurance, the fairness opinion of BVS, broker's fees and information that may be provided to Photobition for use in connection with any financing by Photobition, and the Company's filings with the Securities and Exchange Commission.

PRE-CLOSING COVENANTS

     Until the Effective Time, the Company and each of its subsidiaries are required (except as otherwise agreed by Photobition), among other things, to conduct their respective businesses in the ordinary course of business, consistent with past custom and practice (including with respect to quantity and frequency). The Company has agreed to take certain actions and to refrain from taking certain actions during such period that are customary in merger transactions. These provisions limit, among other things, the Company's ability to make capital expenditures in excess of certain limits, to pay dividends, to change its capital structure, to borrow money, to acquire or dispose of property and to increase the compensation of its directors, officers and employees in excess of certain limits, in each case without the approval of Photobition. These restrictions could prevent the Company from entering into certain transactions during such period that may have been in the best interests of the Company's stockholders.

NO SOLICITATION

     Until the earlier of the Effective Time and the termination of the Merger Agreement, the Company may not solicit any proposal for the acquisition of the Company or substantially all of its assets from any person other than Photobition or its affiliates (an "Alternative Proposal"), or supply confidential information to, or negotiate with, any such other person with respect to any such Alternative Proposal, nor may the Company or its Board of Directors withdraw its approval or endorsement of the Merger or approve or endorse any Alternative Proposal or enter into any agreement or letter of intent with respect to any Alternative Proposal, unless, in each case, (a) such Alternative Proposal is bona fide, in writing and unsolicited, (b) the Company's Board of Directors determines in good faith that the Alternative Proposal is reasonably capable of being completed on the terms proposed and would result in a transaction superior to the Merger for the Company's stockholders, (c) the Company's Board of Directors determines that its failure to consider such Alternative Proposal would create a reasonable possibility that it would violate its fiduciary duties to the Company's stockholders under applicable law (a proposal which satisfies clauses (b) and (c), a "Superior Proposal"), and (d) the Company gives to Photobition prior written notice of its actions with respect to such Alternative Proposal ("Alternative Proposal Conditions"). Prior to (i) the Board of Directors of the Company (x) withdrawing or modifying its approval or recommendation of the Merger or (y) approving or recommending a Superior Proposal or (ii) the Company entering into an agreement with respect to a Superior Proposal, the Company must pay Photobition a $2 million termination fee as liquidated damages. Under the circumstances described in clause (i)(y) or
(ii), KDTA would also be entitled to purchase 19.9% of the outstanding Common Stock for a period of one year from such event at an exercise price of $5.125 per share. See "-- Related Agreements -- Stock Option Agreement."

OTHER COVENANTS

     The Company is required to obtain letters of resignation, effective as of the Effective Time, from each director or officer of the Company or of a subsidiary thereof. From and after the Effective Time, the Company, as the surviving corporation of the Merger, will be required, subject to certain exceptions and limitations, to indemnify each person who at any time prior to the Effective Time was a director or officer of the Company or any subsidiary thereof against certain Indemnified Liabilities (as defined in the Merger Agreement), including Indemnified Liabilities arising out of or pertaining to the Merger Agreement or the Stock Option Agreement or the transactions contemplated thereby.

CONDITIONS TO CLOSING

     The obligations of the parties to close the Merger is subject to several conditions, including:

          (a) the accuracy of the other party's representations and warranties in all material respects and the performance of the other party's material obligations under the Merger Agreement;

          (b) the absence of any injunction or other order restraining or challenging the Merger or any proceeding by a governmental authority seeking such an injunction or order;

          (c) the absence of material adverse changes in the business, operations, affairs, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole; and

          (d) the approval of the Merger by the Company's stockholders.

TERMINATION

     The Merger Agreement may be terminated:

          (i) by mutual consent of the Company, Photobition and KDTA;

          (ii) by any party if the Merger Agreement and the Merger is not approved and adopted by the Company's stockholders at the Special Meeting;

          (iii) by one party if the other party materially breaches the Merger Agreement and does not cure the breach within 30 days after notice thereof from the non-breaching party;

          (iv) by one party if the Merger is not consummated by November 30, 1998 (other than due to the breach of the terminating party);

          (v) by Photobition and KDTA if (1) the Company's Board of Directors withdraws its approval or endorsement of the Merger Agreement and the Merger, or approves or endorses any Alternative Proposal, or (2) the Company enters into a letter of intent or agreement relating to any such Alternative Proposal; and

          (vi) by the Company if the Company accepts a Superior Proposal and has satisfied the Alternative Proposal Conditions and paid Photobition the $2,000,000 Termination Fee.

     Deposit; Termination Fee. Pursuant to the Merger Agreement, Photobition has deposited $2 million in escrow which (i) if the Merger becomes effective, will be paid over to the Paying Agent in satisfaction of a portion of the Merger Consideration to be paid to the Company's stockholders and holders of Company Options; (ii) if the Company terminates the Merger Agreement due to an uncured breach by Photobition or KDTA of its material representations or obligations under the Merger Agreement, will be paid to the Company as liquidated damages; or (iii) if the Merger Agreement is terminated for any other reason provided therein, will be returned to Photobition.

     Pursuant to the Merger Agreement, the Company has agreed to pay to Photobition a Termination Fee in the amount of $2 million, as liquidated damages, if the Merger Agreement is terminated (i) by Photobition (a) due to the failure of the Company to close the Merger in breach of its obligations or (b) because the Company's Board of Directors has withdrawn its approval or recommendation of the Merger or the Merger Agreement or approved or recommended an Alternative Proposal, or the Company has entered into an agreement with respect to an Alternative Proposal, or (ii) by the Company or Photobition because the Company's stockholders subject to the Stockholders' Agreement fail to vote their respective shares in favor of the Merger at the Special Meeting (provided that the Company is not also entitled to terminate the Merger Agreement pursuant to certain enumerated clauses of the Merger Agreement). If the Merger Agreement is terminated by the Company under certain circumstances and at such time an Alternative Proposal has been accepted by the Company, the Company will be required to pay the Termination Fee to Photobition.

LIMITATION ON LIABILITY; OTHER

     The Deposit and the Termination Fee provide the sole and exclusive remedies in respect of any losses, damages, expenses or costs, or claims therefor, arising under the circumstances under which such amounts are payable. Moreover, in any other circumstances, the maximum liability of the Company, on the one hand, or Photobition and KDTA, on the other hand, is limited to $2 million.

     The Merger Agreement is subject to the laws of the State of New York. Each of the parties has consented to the exclusive jurisdiction of the courts of competent civil jurisdiction sitting in New York City.

AMENDMENT

     The Merger Agreement may be amended by the parties thereto, by action taken by the respective Boards of Directors of the parties, at any time before or after stockholder approval of the Merger. After stockholder approval, however, no amendment may be made which changes the Merger Consideration without the further approval of stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

RELATED AGREEMENTS

     Stock Option Agreement. Concurrently with entering into the Merger Agreement, the parties thereto also entered into a Stock Option Agreement pursuant to which the Company granted to KDTA an option to purchase at an exercise price of $5.125 per share up to an aggregate of 1,012,964 shares of Common Stock (but in no event a number of shares in excess of 19.9% of the number of outstanding shares of Common Stock immediately prior to the time of exercise of the option). The number of shares subject to the option and the exercise price are subject to adjustment in connection with certain recapitalizations or other transactions specified therein. The Company also granted certain registration rights to register the shares issuable upon exercise of the option under applicable federal and state securities laws. The option is exercisable only for a one-year period after the Company's Board of Directors approves or recommends an Alternative Proposal or the Company enters into any agreement with respect to an Alternative Proposal.

     Stockholders' Agreement. Concurrently with the Merger Agreement, Photobition, KDTA and the Principal Stockholders, holding of record, collectively, approximately 46.7% of the number of shares of Common Stock outstanding on the Record Date, entered into a Stockholders' Agreement pursuant to which such stockholders agreed to cause such shares to be voted at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby, and against any proposal or action that could reasonably be expected to result in a breach by the Company in any material respect of any representation, warranty, covenant or other obligation in the Merger Agreement or to result in any of the conditions precedent to the Merger set forth in the Merger Agreement not being fulfilled.

     Indemnity Agreement. Also concurrently with the Merger Agreement, Gary Katz, the Company's Chairman and Chief Executive Officer, agreed to indemnify Photobition and KDTA and certain related parties for up to $500,000 in damages asserted prior to the first anniversary of the Effective Time arising from (a) the failure of the Financial Statements (as defined in the Merger Agreement) to be, to his knowledge, true, correct and complete in all material respects, but only if the amount of such damages exceeds $10,000, (b) 50% of any broker's or finder's fees payable to certain specified persons, or (c) any legal, investment banking, financial advisor's, broker's or finder's fees, commissions or expenses in connection with the proposed sale of the Company (with certain exceptions) in excess of $325,000 in the aggregate.

     Consulting Agreement. It is a condition to the closing of the Merger that Mr. Katz's employment agreement with the Company be terminated at the Effective Time, and that he enter into a consulting agreement with the Company, as the surviving corporation. Pursuant to the consulting agreement, Mr. Katz will agree to serve as a consultant to the Company for a one year period after the Effective Time and not to compete with the Company for a two year period following the termination of his consulting engagement. The consulting agreement will also provide for Mr. Katz to be paid, during the term of his consulting engagement, a monthly fee of $41,667, less the amount of certain benefits he receives and the amount of any applicable payroll or withholding taxes.

                       INFORMATION REGARDING PHOTOBITION

     Photobition is a supplier of graphics, media products and services and operates in four core areas: graphics (the production of large format images and related material), sound (the supply of sound based promotional material), systems (the manufacture and sale of portable display systems), and digital equipment sales (the marketing and distribution of sophisticated computerized large scale printing equipment and related software).

     In 1997, Photobition acquired the Novo Group, which provides international media storage and physical distribution services primarily to the entertainment industry; computer data storage and retrieval services to commercial organizations; and entertainment programming to shipping and airline carriers. Novo operates from subsidiaries in the United States, the United Kingdom, Denmark, the Netherlands, Hong Kong and Canada.


     Photobition was founded in 1967 as a photographic laboratory servicing the exhibition industry and has developed steadily since then to provide a more broadly based service to the exhibition, advertising, broadcasting and retail industries. Photobition became listed on the London Stock Exchange in February 1995. Photobition had a market capitalization of pound sterling 144.7 million, representing the aggregate value of Photobition based on a closing share price of pound sterling 1.95 for 74,219,947 outstanding shares as of October 29, 1998. Photobition is a company organized under the laws of England and Wales. Its headquarters office is located at Eagle House, 224 London Road, Mitcham, Surrey CR4 3HD, England.


                       INFORMATION REGARDING THE COMPANY

     The Company offers a wide range of on-demand digital graphics services to advertising and graphic arts agencies, corporate graphics and marketing departments and graphic designers, including large-format and presentation graphics services, digital prepress services and digital on-demand printing.

     The Company was organized in 1987 as a typography brokerage business. In February 1991, it discontinued substantially all of its typography brokerage operations and began offering digital prepress services. The Company began offering digital short-run printing services in February 1994 with its Cactus printing system and expanded its capabilities by adding Indigo and Heidelberg printing systems in February 1996.

     The Company has expanded its operations through a series of acquisitions, including its acquisitions of The Sarabande Press, Inc. ("Sarabande") in August 1996, Advanced Digital Services, Inc. ("ADS") in July 1997, and Speed Graphics, Inc. ("Speed"), which was one of the Company's largest competitors in the New York area, in January 1998. These acquisitions have enhanced the Company's customer base, range of services and executive management and sales teams.

INDUSTRY OVERVIEW

     The market for on-demand digital graphics services evolved in the early 1990s as a result of the widespread introduction of PC-based desktop publishing and document reproduction technologies to the printing and graphics services industry. On-demand services typically refer to short-run print and graphics services that allow for quick changes and fast turnaround times. On-demand graphics services were introduced in response to businesses' need for short-run, high-quality prepress and printing services with typical turnaround times of less than 24 hours. On-demand technologies permit frequent changes and minimize obsolescence of materials that need to be regularly updated or repurposed. By storing materials electronically and printing them on demand, clients can reduce warehouse inventory costs and produce more timely, up-to-date materials.

     Digital short-run, on-demand printing services consist of high-speed, high-quality printing for volume runs of typically less than 5,000 copies. Digital printing sidesteps the color separation and plate creation processes involved in traditional lithographic printing, allowing for the direct transmission of images from digital files to printing presses.

     Digital prepress services encompass all services performed by the printer to prepare clients' documents for printing. These services may include combining text with black-and-white or full-color pictures and graphics into page layout format, scanning, editing and retouching images, and proofing documents prior to printing. Prior to the introduction of digital prepress technologies, certain parts of the prepress process were performed manually. Technological advancements have eliminated several steps in the prepress process.

     Large format graphics services, which produce materials in dimensions up to any practicable length and up to 50 inches in width, enable printers to offer marketers affordable short-run prints of large format marketing materials, with quick turnaround times of less than 24 hours.

SERVICES

     The Company's services include (i) the preparation, management and printing of short-run printed materials such as presentations, posters, banners and direct mail and marketing pieces, (ii) prepress services such as scanning, retouching, proofing, film separations and matchprints, and (iii) value-added digital services such as digital photography and media asset management services. The following is a summary of the services offered by the Company:

  Presentation Material and Graphics Services

     The Company's presentation materials and graphics services include the production of full-color slides, product packaging prototypes, presentation books, posters, design proofs and other pre-production materials. These digital color reproduction services are typically used for print runs of under 150 copies, most of which have turnaround times of 24 hours or less. For the eight-month period ended August 31, 1998, these services accounted for approximately 28% of the Company's net sales.

     - Packaging Prototypes. The Company creates packaging prototypes or models of product packaging for "beauty shots," the photographs of products that appear on television, in magazines or on billboards. During the design phase of a customer's new product, the Company can provide mock-ups of the proposed product, allowing the customer to begin marketing the product even before its introduction. In addition, the Company provides foils, acetates, transfers, stamps and fluorescents to customers that design their own product packaging.

     - Iris Prints. Iris prints are produced by a continuous-tone ink-jet Iris digital printing system which is typically used to produce proofs for color and design positioning, mock-ups, annual report proofs and presentation materials in quantities up to 150 copies. The oversized Iris printer is typically used to produce posters and exhibit and display items in quantities up to 150 copies.

     - Fiery Prints. The Company uses a toner-based Fiery Raster Image Processor to produce plain-paper color prints for design proofs, presentation books, packaging labels and other pre-production materials in varying quantities (typically between 25 and 150 copies). Fiery prints are less expensive than Iris prints but are superior in quality to standard color copies because they are printed directly from a digital file.

     - Slides. The Company produces full-color slides by digitally transferring an image to a slide recorder. Slides are typically used by customers as presentation materials.

  Large-Format Graphics Services

     The Company produces digital large-format graphics that are used for in-store displays, wraparound bus advertising, trade show materials, signs, posters and banners. The Company also offers floor graphics and backdrops for trade shows and television programs. The large-format technology offers customers a turnaround time under 24 hours and cost-effective short print runs on a variety of paper types and sizes. For the eight-month period ending August 31, 1998, the Company's large-format graphics services accounted for approximately 21% of the Company's net sales.

     - Digital C-Prints. In 1997, the Company began offering advanced digital C-print services that produce large-format photographic prints by a laser imaging process, available in sizes up to 4' x 100'.

     - Conventional C-Prints. In addition to its digital services, the Company also offers a broad range of traditional photographic presentation services, frequently used for posters and product presentation kits.

     - 3M ScotchPrints and Cactus 52" Plotter. The Company is an authorized manufacturer of the ScotchPrint system, which produces color posters, billboards, trade show graphics and other large-format exhibits on paper and vinyl. Similarly, the Cactus printing system is a large-format printer which produces full-color materials in dimensions up to 52" in width and up to any practicable length requested by the customer. These graphics are a cost-effective way for clients to produce such materials in quantities up to 150 copies. Clients frequently use them for signs, bus graphics, floor graphics and as backdrops for television shows.

  Digital Prepress Services

     Digital prepress services involve combining text, pictures, graphics and electronic artwork into page layout format for digital or traditional printing or production of presentation materials such as posters and slides. The Company's prepress services afford its clients the ability to modify and enhance an image throughout the design approval process, with shorter turnaround times and at lower cost than traditional, non-digital prepress processes. Once the design is approved by the customer, the Company can reproduce the digital image by any of several printing processes or deliver the electronic file on any of several media platforms, including the Internet and CD ROM. For the eight-month period ended August 31, 1998, the Company's digital prepress services accounted for approximately 34% of the Company's net sales.

     - Imagesetter Film and Paper Output. The Company uses high-quality imagesetters to produce black-and-white film and paper proofs in dimensions up to 32" x 43". These proofs are typically used by clients to review print advertisements, newspaper circulars and camera-ready artwork prior to final approval for printing.

     - Film Separations and Matchprints. Imagesetters are used to transfer images digitally to any number of separate film pages, each representing a different color. The full-color film separations are used to create printing plates for use in traditional printing processes. In addition, the film separations can be used to create matchprints, whereby each piece of color film is transferred to paper, resulting in a full-color proof for review by the customer.

     - Digital Image Enhancement. The Company has the capability to enhance, retouch and alter images digitally to customer specifications prior to the production of film. This can range from simply adding a cloud in the sky of an advertisement to extensive composing of multiple images to create a new dramatic image. This capability is used extensively for print and large-format graphics.

     - Scanning. The Company utilizes high-quality "drum" scanners to translate client-provided images into digital files. These scanners are capable of enlarging originals as large as 20" x 26" inches up to 2,000 percent. Many clients use desktop scanners for design purposes and then have the Company replace these images with higher-quality files for the final output. Once captured in a digital format, the file can be manipulated by either the Company or the client.

  Digital Short-Run Printing

     Digital short-run printing is a high-quality offset process used to reproduce materials such as newsletters, fliers, compact disc covers, brochures, invitations, research reports, presentation materials, postcards and promotional displays typically in quantities of up to 5,000. For runs under 5,000, digital printing is generally more cost-effective than traditional printing techniques. By utilizing state-of-the-art digital printing equipment, the Company bypasses the intermediate steps required to create printing plates used in traditional printing processes. For the eight-month period ended August 31, 1998, the Company's digital short-run printing services accounted for approximately 16% of the Company's net sales.

     - Heidelberg Direct-Image Presses. The Company has four Heidelberg printing presses which are four-and five-color, high-quality direct-image printing presses that produce lithographic-quality printed materials on a wide variety of paper stock. These presses can be used to print materials such as full-color research reports, post cards and in-store promotional displays generally in quantities of 5,000 to 10,000 copies. The normal turnaround time for such services ranges from approximately 48 to 72 hours, depending upon the number of copies being produced.

     - Indigo Digital Presses. The Company's Indigo printing systems provide an affordable means to print full-color materials generally in quantities of 100 to 200 copies. Printing such limited quantities of most materials by traditional printing processes is usually cost prohibitive. The Indigo printing system is typically used to produce sell sheets, compact disc covers, cassette inserts, newsletters, fliers, brochures, pamphlets, holiday cards and invitations. The Company's normal turnaround time for Indigo printing services ranges from approximately twelve to 48 hours, depending upon the number of copies being produced.

     - Finishing. The Company offers a variety of finishing services, such as laminating, mounting, collating, trimming, stitching, folding and binding, to customer specifications.

  Digital Photography

     The Company operates a digital photography studio that allows clients to observe a photo shoot live and participate interactively in producing the shots as they are taken. Digital photography, similar to traditional forms of photography, generally involves the shooting of still shots of inanimate objects or live models. Unlike traditional photography, the resulting images are captured and stored on a computer rather than film, and can be more readily manipulated to meet customer requirements, allowing for enhanced control and faster turnaround time resulting in lower costs to the client. For the eight-month period ended August 31, 1998, the Company's digital photography services accounted for approximately 1% of the Company's net sales.

  Digital Media Management

     The Company's new CompendiumConnection service, which is expected to be commercially available in the fourth quarter of 1998, is designed to provide customers with a repository for electronic storage and management of all of their digital creative content, including digital archives of photographic print, page layout files, slides, digital audio, video and animation. Accessible over the Internet or through dedicated high-speed data links, this service will enable clients to retrieve, edit and distribute their digital content stored on the Company's servers using Web browser software as the client interface.

     The Company anticipates CompendiumConnection will run on the Company's network of dedicated services and enable all parties involved in the production process to search the database according to a variety of metadata (information about the media such as file type, client name, resolution, key words, copyright information, and history of the file). The Company believes that CompendiumConnection will enable full text retrieval, so that the entire contents of a document, rather than simply the metadata associated with the file, can be searched. In addition, the Company believes CompendiumConnection will incorporate technology that will allow users to search images based on content, such as color, texture, location, and shape of objects within the image, and download a given image in any number of file formats for use in building documents for print, for use in multimedia presentations or CD-ROMs, or for publishing on the Internet or an intranet. The Company intends to charge a storage fee based on the amount of space a file occupies.

     CompendiumConnection will be integrated with an archiving system that manages the movement of files from on-line storage, such as a hard drive or server, to off-line storage, such as optical drives, CDs or tape. In addition, the system will incorporate workflow management features that track a client's production schedules and determine the status of its job. In order to maintain security for a client's data, all information stored on CompendiumConnection will be accessible only through individual passwords known only to the client and the Company. To date, the CompendiumConnection service has not made any significant contribution to net sales.

SALES AND MARKETING

     The Company markets its services to its client base through direct sales methods targeted at existing and potential customers. The Company currently employs 44 sales representatives, each of whom is paid a commission based on his or her net sales and, in certain cases, receives a base salary. All the Company's sales representatives receive training and periodic updates with respect to the Company's services. The Company solicits business from its existing client base, specifically targeting and marketing to other end-users of digital graphics services, within a broad base of industries. The Company's sales philosophy stresses frequent sales calls on existing customers, constant marketing for new customers, cross-selling of all Company products and services and target account marketing programs focusing on priority customers.

     The Company uses various marketing methods, including direct mailings, sales brochures, newsletters, in-person solicitations, print advertising included in general-circulation and trade publications, telemarketing and participation in trade shows. In addition, the Company has sponsored events in the reception area gallery of its corporate offices at which the Company's and its customers' print work is exhibited.

CUSTOMER SERVICE

     Many of the Company's relationships with its customers are long-standing. The Company, however, does not generally have any long-term written commitments from its customers; rather, sales are made for individual projects pursuant to purchase orders placed from time to time in the ordinary course of business. Continued engagements by customers for successive jobs are primarily dependent upon the quality of customer service previously provided. The Company seeks to increase efficiency and enhance customer service by cross-training its production personnel to enable them to operate alternative types of equipment, by maintaining a 24-hour quality assurance staff on weekdays, located on the production floor for quick turn-around, and 31 customer service representatives to assist customers with any questions they may have. No single customer accounted for more than 4% of the Company's net sales in 1997.

COMPETITION

     The digital graphics services market is served by a few nationwide and a large number of regional and local providers. The Company faces competition from a variety of companies, including (i) small specialized companies that focus on a single service or limited types of services; (ii) large companies that provide prepress and media asset management services; (iii) printers that have augmented their traditional services with some digital graphics services; and (iv) customers' in-house graphics departments. Many of the Company's competitors possess substantially greater financial, marketing and operating resources than the Company. In the New York metropolitan market, the Company competes with Applied Graphics Technologies Corp. ("AGT"), Wace U.S.A. ("Wace"), The Color Wheel ("Color Wheel") and numerous smaller operations. Competition is largely based on price, quality, speed and personalized customer service and support. Other factors include technological expertise, reliability, reputation and capacity.

  Presentation Material and Graphics Services

     The Company's presentation material and graphics services include among others, photographic slide imaging, color laser copying and packaging prototypes. The Fiery presentation material market is keenly sensitive to price. Lower-cost competitors may include Kinkos, Chromacopy and numerous small vendors. The primary competitor for packaging prototypes is Comp24, which has a long-time presence in this industry. Slide imaging for corporate presentations is also a fragmented market served by a number of competitors such as Color Wheel, Chromacopy, Duggal, and numerous other smaller vendors. This field is largely based on existing relationships and trust that the supplier can perform on very tight schedules. The Iris business is fairly mature and has fairly standard pricing and quality. Competitors in this area include Unidigital, Image Access, Axiom and Duggal. In addition, emerging technologies from Epson and Cannon may enable more clients to bring competitive technology in-house.

  Large-format Graphics

     The Company serves the high end of the large-format graphics market where significant investment is required to meet clients' needs for high-quality imaging and volume capacity. Competitors in this area include Pergament, Color Wheel and Wace and smaller vendors that have the 3M ScotchPrint or similar process. Like the Company, these competitors have historically competed on the basis of price, quality and personalized service.

  Digital Prepress Services

     Digital prepress services represent a market with numerous competitors, including AGT, Wace, Horan Engraving, IIC Potomac, Color Wheel, Unidigital and many printers which provide digital prepress services as an adjunct to their printing services.

  Digital Short-Run Printing

     The introduction of more cost-effective, user-friendly digital printing press technologies has created an increase in competition with respect to digital short-run printing services. Smaller printers and graphics services providers have purchased digital presses in the last few years, intensifying price competition. Competitors in this area include EMR, Color Wheel, Pergament, Chromacopy, and numerous other small companies. Competition is largely based on price and quality.

  Digital Photography

     The digital photography market is served by many traditional photographers and a growing number of prepress competitors. Customers usually select service providers based on a review of the reputation and technical merits of the photographer as well as price.

  Digital Media Management

     The digital media management market is an emerging market where the Company competes with media management services from vendors such as AGT, Wace, Banta and WhamNet, as well as products for customers' in-house use sold by software vendors such as Virage, Imation, Bitstream, FocalCorp and Cinebase.

SUPPLIERS


     The Company currently purchases most of the ink, film and paper used in its operations from a limited number of third-party suppliers. The Company has identified and, in many cases, has back-up supply arrangements with alternative sources for most of such supplies. The only raw material for which the Company depends on a sole source of supply is the ink used in connection with the Indigo printing system, which the Company purchases from Indigo America, Inc. The Company would be unable to operate its Indigo presses if the ink were unavailable from such supplier. The Company is dependent on the ability of its suppliers, among other things, to provide adequate inventories of such materials within scheduled delivery times. As the Company has grown over the last two years, it has been able to negotiate with its suppliers long-term agreements with more favorable pricing. To date, the Company has not experienced any material delays or disruptions in its operations as a result of the failure by any of its suppliers to provide necessary materials.


INTELLECTUAL PROPERTY AND TECHNOLOGY

     The Company's operations do not materially depend on technology developed or owned by the Company. The Company does not own or license any patented or proprietary technology. However, the Company has applied to register trademarks for its service marks "KATZ IT!," "CompendiumConnection" and "FastProof."

     The digital graphics services industry, particularly the digital prepress and printing segment of the industry, is characterized by rapidly evolving production technology. The Company has invested significant funds in its equipment, made commitments to finance its leased equipment and expended substantial time and resources to train its personnel in the operation of its existing equipment and integrate the operations of its production facility. In the event of substantial improvements in digital prepress and printing technologies and equipment, the Company may be required to acquire such new technologies and equipment, at significant cost, or abandon all or a portion of its existing equipment.

GOVERNMENT AND ENVIRONMENTAL REGULATION AND COST OF COMPLIANCE

     The Company's operations, although not heavily regulated, are subject to limited federal, state and local laws, regulations and ordinances governing the handling and disposal of hazardous substances and relating to employee safety and health. The Company contracts the services of a third party to remove any hazardous substances generated in its operations. The Company believes, based upon its internal control procedures and disposal methods, that it is in compliance in all material respects with all of such laws, regulations and ordinances and that no permits or licenses are required for the operation of the Company's business as presently conducted. To date, the cost of compliance with such laws, regulations and ordinances has not been material.

EMPLOYEES


     As of November 3, 1998, the Company employed 369 persons, of whom 343 were full-time employees, including 6 executive officers, and 20 were part-time employees. The Company believes that its relations with its employees are satisfactory. None of the Company's employees is represented by a union.


PROPERTIES

     The Company currently occupies approximately 32,000 square feet of space at Twenty-One Penn Plaza, New York, New York, where its principal executive offices and production facilities are located, under leases expiring on June 30, 2008. The Company also has production facilities at two other sites in New York City, occupying approximately 40,900 square feet and approximately 16,500 square feet of space, respectively, under leases expiring on October 31, 2000 and June 30, 2006, respectively, and maintains a sales office in approximately 660 square feet of space in Delray Beach, Florida, under a lease expiring on February 28, 1999.

LEGAL PROCEEDINGS

     The Company is not presently involved in any material legal proceedings affecting the Company or its subsidiaries.

                          PRICE RANGE FOR COMMON STOCK

     The Common Stock is traded on the American Stock Exchange under the symbol "KTZ." Prior to August 19, 1998, the Common Stock was traded on the Nasdaq National Market under the symbol "KATC." The following table sets forth the high and low sales prices of the Common Stock for the periods indicated.


                                                              HIGH           LOW
                                                             -------        ------
1996
  First Quarter (from March 26, 1996)......................    $ 6 1/4       $ 5 1/16
  Second Quarter...........................................      8 1/8         5 1/4
  Third Quarter............................................      5 3/4         3 3/4
  Fourth Quarter...........................................      4 1/8         2 3/4
1997
  First Quarter............................................      4             2
  Second Quarter...........................................      3 5/8         2
  Third Quarter............................................      5 1/2         2 3/8
  Fourth Quarter...........................................      5 1/8         3 3/8
1998
  First Quarter............................................      4 11/16       2 7/8
  Second Quarter...........................................      8 9/16        4 3/8
  Third Quarter............................................      7 7/8         4 7/8
  Fourth Quarter (through November 2, 1998)................      7 15/16       6 7/8


     On September 1, 1998, the date preceding the Company's public announcement of the proposed Merger, the high and low sales prices for the Common Stock on the American Stock Exchange were $5 and $4 15/16, respectively.


     At October 6, 1998, there were 34 record holders of Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Results of Operations

     The following table sets forth for the periods indicated, the percentage of net sales represented by certain items reflected in the Company's statement of operations. The statements of operations contained in the Company's financial statements and the following table also includes pro forma adjustments for income taxes for 1996 and 1995.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
Net sales...................................................  100.0%   100.0%   100.0%
Cost of goods sold..........................................   46.2     44.9     38.5
Gross profit................................................   53.8     55.1     61.5
Selling, general and administrative expenses................   46.0     47.8     42.5
Net earnings (loss).........................................    4.4     (1.3)    16.1
Pro forma net earnings......................................    4.4      2.2      9.2

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net sales for the year ended December 31, 1997 were $19,839,689, an increase of $4,273,770 or 27.5%, as compared to $15,565,919 for the year ended December 31, 1996. The increase in net sales was primarily attributable to increased volume of services to existing customers, growth of the customer sales base from new products and the inclusion of sales from Advanced Digital Services, Inc. ("ADS") which was acquired on July 31, 1997 and The Sarabande Press ("Sarabande"), which was acquired on August 1, 1996.

     Cost of goods sold for the year ended December 31, 1997 was $9,159,226, an increase of $2,170,727, or 31.1%, as compared to $6,988,499 for the year ended December 31, 1996. The increase in cost of goods sold was primarily attributable to (i) increased production wages and supplies related to the greater volume including sales from the acquisitions of ADS and Sarabande and (ii) the increased proportion of digital short-run printing services which have a greater cost of sales than the Company's prepress services.

     Gross profit for the year ended December 31, 1997 was $10,680,463, an increase of $2,103,043, or 24.5%, compared to $8,577,420 for the year ended December 31, 1996. Gross profit as a percent of net sales decreased to 53.8% for the year ended December 31, 1997 from 55.1% for the year ended December 31, 1996. The decreased gross profit rate in 1997 compared to 1996 reflects the increased proportion of digital short-run printing services which have a lower gross profit margin than the Company's prepress services.

     Selling, general and administrative expenses for the year ended December 31, 1997 were $9,116,431, an increase of $1,681,616, or 22.6%, as compared to
$7,434,815 for the year ended December 31, 1996. The increase was primarily attributable to (i) increased selling costs associated with the increased level of sales, (ii) increased administrative salaries and related payroll taxes,
(iii) increased rent and (iv) increased goodwill amortization.

     Net interest expense for the year ended December 31, 1997 was $111,738, an increase of $44,317 or 65.7% compared to $67,421 for the year ended December 31, 1996. The increase was due to a combination of less interest income earned on the unused proceeds from the Company's initial public offering as those funds were used in the business and increased interest expense from additional borrowings for production equipment in the form of capital leases. In 1997, the settlement gain of $154,450 from the termination of the Company's defined benefit pension plan, resulted from the final distribution of plan assets to beneficiaries.

     The provision for taxes in 1997 reflect an effective rate of 46.0% compared to an effective rate of 53.4% on a pro forma basis in 1996. The lower rate in 1997 results from the greater level of earnings before tax and additional state tax credits in 1997. Actual income taxes in 1996 amounted to $940,131 and included a non-recurring charge of $660,000 due to the termination of the Company's Subchapter S status.

     As a result of the foregoing, net earnings (loss) increased to $867,983 for the year ended December 31, 1997 from a loss of $197,176 for the year ended December 31, 1996, an increase of $1,065,159. Net earnings after giving effect to a pro forma adjustment for income tax provisions in 1996 would have been $346,563.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net sales for the year ended December 31, 1996 were $15,565,919, an increase of $4,922,181 or 46.2%, as compared to $10,643,738 for the year ended December 31, 1995. The increase in net sales was primarily attributable to increased digital short-run printing, sales from the acquisition of The Sarabande Press, Inc. and an industry trend towards digital printing services compared to more conventional printing. Digital printing growth was augmented in February 1996 when the Company acquired its Heidelberg digital printing press. Net sales also increased as a result of increased sales efforts and the addition of new sales representatives. The increase in net sales is generally attributable to increases in the amount of services provided, rather than increases in the prices charged for its services, since the prices charged for such services did not increase during the year.

     Cost of goods sold for the year ended December 31, 1996 was $6,988,499, an increase of $2,891,637, or 70.6%, as compared to $4,096,862 for the year ended December 31, 1995. The increase in cost of goods sold was primarily attributable to increased production personnel and startup costs for the Company's new Heidelberg printing press, which generally has greater costs of sales as compared to other services provided by the Company, and increased production personnel in other digital short-run printing services. Other contributing factors included additional costs associated with the Company's fulfillment of increased orders for the Company's services, severe weather conditions which hampered production efforts during the Company's move to its current facility in January 1996 and the inclusion of the operations of The Sarabande Press, Inc. which was acquired in August 1996.

     Gross profit for the year ended December 31, 1996 was $8,577,420, an increase of $2,030,544, or 31.0%, compared to $6,546,876 for the year ended December 31, 1995. Gross profit as a percent of net sales decreased to 55.1% for the year ended December 31, 1996 from 61.5% for the year ended December 31, 1995. The lower gross profit percentage in 1996 was attributable to certain one-time costs associated with the Company's continued expansion into digital short-run printing in addition to the impact of an increased proportion of sales of this lower margin service (compared to digital prepress services).

     Selling, general and administrative expenses for the year ended December 31, 1996 were $7,434,815, an increase of $2,906,564, or 64.2%, as compared to
$4,528,251 for the year ended December 31, 1995. The increase was primarily attributable to increased costs associated with the Company's move to a larger facility and additional management personnel reflecting increased levels of business including the acquisition of The Sarabande Press, Inc.

     Net interest expense for the year ended December 31, 1996 was $67,421, a decrease of $37,958, or 36.0%, as compared to $105,379 for the year ended December 31, 1995. The decrease was due to interest income derived from the investment of unused proceeds from the Company's initial public offering, offset by interest costs associated with additional equipment leases. In 1996, the curtailment loss of $322,179 resulted from the Company's decision to terminate its defined benefit pension plan.

     Included in the 1996 provision for income taxes is a non-recurring charge of $660,000 for additional Federal and state income taxes resulting from the termination of the Company's S Corporation tax status.

     As a result of the foregoing, net earnings (loss) decreased to a $197,176 loss for the year ended December 31, 1996 from earnings of $1,708,743 for the year ended December 31, 1995, a decrease of $1,905,919. Net earnings, after giving effect to a pro forma adjustment for income tax provisions, would have been $346,563 and $976,341 for the years ended December 31, 1996 and 1995, respectively.

  Liquidity and Capital Resources

     At December 31, 1997, the Company had working capital of $4,109,920, compared to working capital of $4,498,058 at December 31, 1996. Substantially all of the working capital decrease was attributable to decreased cash and cash equivalents including the unused portion of amounts raised through the Company's initial public offering in 1996 offset by an accounts receivable increase.

     Net cash provided by operating activities was $590,515 for the year ended December 31, 1997 and resulted primarily from the net earnings for the year. Net cash used in investing activities totaled $1,288,249 and resulted from investment in property and equipment and the acquisition of ADS. Net cash used in financing activities amounted to $1,078,511 including payments to stockholders and payments made under capital lease obligations. Cash and cash equivalent balances decreased by $1,776,245 in 1997 to a total of $1,651,930 at December 31, 1997.

     The Company maintained a $3,000,000 line of credit with a commercial bank. At December 31, 1997, there were no outstanding borrowings under the line. On January 9, 1998, in conjunction with an acquisition as described below, the Company replaced the line of credit with a secured revolving credit facility note. The Company believes that the current cash balances, current borrowing capacity and cash generated from operations during the year will provide sufficient cash to meet its operating requirements for the next twelve months. See "Forward-Looking Statements".

     On January 9, 1998 as amended on March 6, 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets of Speed Graphics, Inc. (Speed) and DDP, Inc. an affiliate of Speed. Speed is based in New York City and provides commercial photo lab, prepress, photo imaging and digital short-run printing services.

     As aggregate consideration for the acquisition, Speed received cash in the amount of $10,964,000 and 173,913 shares of the Company's common stock valued at $750,000.

     Concurrently with the acquisition, the Company entered into a loan agreement with a commercial bank whereby the bank agreed to loan the Company (i) $6,000,000 in the form of a secured term loan note and (ii) up to $7,000,000 in the form of secured revolving credit loans. The term loan note is payable in sixteen (16) quarterly installments and bears interest at either the bank's Alternate Base Rate or the adjusted LIBOR rate plus the Applicable Margin, at the Company's option. The revolving credit loans, which are available at the lesser of $7,000,000 or the Adjusted Borrowing Base, are payable on December 31, 2002 and each revolving credit loan may be designated by the Company as an Alternate Base Rate Loan or a Eurodollar loan. The Company used a portion of the available financing to fund the cash portion of the acquisition consideration. The loan agreement contains certain restrictive covenants including minimum tangible net worth, fixed charge coverage and funded debt ratio.

     On July 31, 1997 the Company completed its acquisition by merger of ADS. The purchase price, after adjustments as provided in the acquisition agreement, of $1,406,284 was composed of $500,000 in cash, $70,611 in 7% five year notes and 301,818 restricted shares of the Company's common stock. The final purchase price is subject to adjustment based on revenues generated by the ADS operations during the twelve month period following the merger. In addition, concurrent with the merger, the former shareholders of ADS each entered into five year employment agreements, as well as agreements imposing certain non-competition and confidentiality restrictions.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

  Results of Operations


     The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Company's condensed consolidated statements of operations. (See Note D of Notes to Condensed Consolidated Financial Statements.)



                                                                SIX MONTHS
                                                                  ENDED
                                                                 JUNE 30,
                                                              --------------
                                                              1998     1997
                                                              -----    -----
Net sales.................................................    100.0%   100.0%
Cost of goods sold........................................     49.0%    44.4%
Gross profit..............................................     51.0%    55.6%
Selling, general and administrative expenses..............     39.9%    46.1%
Net earnings..............................................      4.6%     4.6%


     Net sales for the six months ended June 30, 1998 were $22,071,051, an increase of $12,920,322 or 141.2%, compared to $9,150,729 for the six months ended June 30, 1997. The increase in net sales was primarily attributable to the inclusion of sales from Speed, plus continued growth in continuing operations.

     Cost of goods sold for the six months ended June 30, 1998 was $10,818,800, an increase of $6,758,257, or 166.4%, compared to $4,060,543 for the six months ended June 30, 1997. The increase in cost of goods sold was primarily attributable to costs related to the increased sales resulting from the Speed Acquisition and the Company's continuing operations.

     Gross profit for the six months ended June 30, 1998 was $11,252,251, an increase of $6,162,065, or 121.1%, compared to $5,090,186 for the six months ended June 30, 1997. Gross profit as a percent of net sales decreased to 51.0% for the six months ended June 30, 1998 from 55.6% in the prior year. The lower gross profit percentage in 1998 was primarily attributable to the inclusion in sales of Speed's non-digital or traditional photo-lab services, which historically have a lower gross profit than digital products and services.

     Selling, general and administrative expenses for the six months ended June 30, 1998 were $8,799,640, an increase of $4,584,573, or 108.8%, compared to
$4,215,067 for the six months ended June 30, 1997. The increase was primarily attributable to selling, general and administrative costs related to the Speed operations.

     Net interest expense for the six months ended June 30, 1998 was $587,142 an increase of $537,756 compared to $49,386 for the six months ended June 30, 1997. The increase was due to interest costs associated with borrowings used to finance the Speed acquisition plus the interest costs of Speed's capital leases.

     The Company's effective tax rate for the six months ended June 30, 1998 was 46.4% compared to 49.3% for the six months ended June 30, 1997.


     As a result of the foregoing and the adjustment of prior estimates of approximately $90,000, net earnings increased to $1,015,207 ($.19 per diluted share) for the six months ended June 30, 1998 from $419,014 ($.09 per diluted share) for the prior comparable period, an increase of $596,193, or $.10 per diluted share. The adjustment of prior estimates represented liabilities for selling-related and production sub-contracting costs. During the first six months of 1998, additional information became available which required the revision of the prior estimates. The Company does not anticipate having similar adjustments of a recurring nature.


  Liquidity and Capital Resources

     At June 30, 1998, the Company had working capital of $3,471,615, compared to $4,109,921 at December 31, 1997, a decrease of $638,306.

     Net cash provided by operating activities totaled $1,468,880 for the six months ended June 30, 1998 compared to $382,346 for the prior comparable period. The increase in cash from operating activities in the first six months of 1998 compared to the first six months of 1997 resulted principally from (i) increase in net income and (ii) the increase in depreciation and amortization which now includes amounts from Speed's operations as well as the goodwill amortization from the Speed acquisition, partially offset by increases in accounts receivable and reductions in accounts payable and accrued expenses. Prepaid and other current assets and accounts payable and accrued expenses each increased by approximately $175,000 as a result of the deferral of certain costs related to a postponed secondary stock offering (See Note G).

     Cash used in investing activities decreased $99,409 from the prior year to $322,501. Reduced cash usage resulted from (i) lower levels of spending for new equipment, and (ii) proceeds from the sale of certain redundant equipment, partially offset by the cash used for the Speed acquisition.

     Cash used in financing activities increased $1,769,590 to $2,474,059 in the first six months of 1998 as a result of the inclusion of payments due under Speed's capital leases, scheduled payments on the Company's Term Loan used to finance the Speed acquisition and repayment of debt related to equipment disposed of during the six month period.

     The net effect of cash flows from operating activities, investing activities and financing activities was a net decrease in cash and cash equivalents during the first six months of 1998 of $1,327,680 to an ending balance of $324,250.

     The Company maintains a $7,000,000 revolving credit facility with a commercial bank of which $4,989,000 was outstanding at June 30, 1998, an increase of $500,000 from March 31, 1998. The Company believes that current cash balances, available borrowing capacity on its revolving credit facility and cash generated from operations will provide sufficient cash to meet its operating requirements for the next twelve months.

OTHER MATTERS

  Year 2000

     The Year 2000 issue ("Y2K") is the result of computer programs using a two-digit format, as opposed to a four-digit format, to indicate the year in any date. Computer systems with such software will be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. During 1997, the Company initiated a review to determine its exposure to Y2K related issues. The review focused on three potential areas of exposure:

     Financial and Information Systems. In August 1997, the Company migrated its accounting systems to a new integrated MIS system which is already Y2K compliant. The Company has converted all its prior records and those of its acquired companies to this new system. The new system has been running actual Company transactions since August 1997 and each of the Company's subsequent acquisitions have been successfully migrated to that system since July 1998. In addition, the Company uses an independent service bureau to process payroll and payroll tax related operations and has been notified by the service bureau that its payroll application had implemented Y2K compliant code in March 1998. Total costs of conversion to date have not been material.

     Production Systems. The Company has completed its review of key production hardware and software, which, with the exception of one group of hardware/software, has been determined to be Y2K compliant. The vendor who supplied the original non-compliant hardware/software is not providing an upgrade and the Company is currently exploring third-party upgrade opportunities. Estimates of the cost of such an upgrade are not material. While this review continues, the Company is also testing the non-compliant equipment by using dates after January 1, 2000. To date, no production disruptions have been experienced.

     External (Vendor) Systems. Although the Company believes that the information systems of its vendors (insofar as they relate to the Company's business) will comply with Y2K requirements, the Company intends to confirm with each key vendor by letter survey prior to December 31, 1998 their readiness or intent to be Y2K compliant prior to June 30, 1999. The failure of any key vendor to provide such information will result in the Company's developing contingency plans at that time, including use of alternate vendors. Any costs that may be incurred by the Company that are related to external systems Y2K issues are unknown at this time (other than the immaterial costs of the survey itself), however, management expects that after reviewing and evaluating responses to the survey, it will be able to complete an assessment of its Y2K exposure and estimate the costs associated with resolving any Y2K issues.

  Effect of Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 31, 1997. The Statement addresses the reporting and presentation of comprehensive income and its components. Adoption of SFAS No. 130 relates to disclosure within the financial statements and did not impact the Company's financial statements.

     In June 1997, the FASB also released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way publicly owned companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports on a comprehensive basis beginning with the Company's quarter ending March 31, 1999. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statements.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of October 28, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each current director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.


                                                               AMOUNT AND
                                                               NATURE OF          PERCENTAGE OF
NAME AND ADDRESS(1)                                            BENEFICIAL       OUTSTANDING SHARES
OF BENEFICIAL OWNER                                           OWNERSHIP(3)            OWNED
-------------------                                           ------------      ------------------
Gary Katz...................................................   2,393,477(4)            46.8%
Chairman and Chief Executive Officer of the Company
Rochelle Katz...............................................   2,393,477(5)            46.8
Wellington Management Company, LLP..........................     430,000(6)             8.4
75 State Street
Boston, MA 02109
Lisa J. Sklar...............................................     150,334(7)             2.9
Michael Sklar(2)............................................     150,334(8)             2.9
President of the Company
Burtt R. Ehrlich(2).........................................      78,000(9)             1.5
Two Soundview Drive
Greenwich, CT 06830
Ronald B. Grudberg(2).......................................      70,000(10)            1.3
17288 Northway Circle
Boca Raton, FL 33496
Murray L. Skala(2)..........................................      60,000(11)            1.1
750 Lexington Avenue
New York, NY 10022
Geoffrey Barsky.............................................      18,001(12)              *
Vice President, Controller and Secretary of the Company
Donald L. Flamm.............................................      11,667(13)              *
Vice President -- Finance and Chief Financial Officer of the
  Company
All executive officers and directors as a group (8
  persons)..................................................   2,781,379(14)           52.2

---------------
   * Less than 1% of the Company's outstanding shares.

 (1) Unless otherwise listed, the addresses of all of the persons in the foregoing table are at the Company's offices, Twenty-One Penn Plaza, New York, New York 10001.

 (2) Director of the Company.

 (3) The number of shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of the Company's outstanding shares is calculated by including among the shares owned by such person or entity any shares which such person or entity has the right to acquire within 60 days after September 24, 1998. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (4) Includes 1,308,355 shares owned beneficially and of record by Rochelle Katz, the wife of Mr. Katz, and 16,667 shares issuable to Mr. Katz upon the exercise of an option.

 (5) Includes 1,068,455 shares owned beneficially and of record by Gary Katz, the husband of Ms. Katz, and 16,667 shares issuable to Mr. Katz upon the exercise of an option.

 (6) Pursuant to information provided to the Company on Schedule 13G as filed with the Securities and Exchange Commission by, or on behalf of, such beneficial owner. The Common Stock as to which this Schedule was filed by Wellington Management Company, in its capacity as investment adviser, is owned of record by clients of Wellington Management Company. Wellington Management Company has sole voting and dispositive power with respect to such Common Stock, but its clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such Common Stock. No such client is known to have such right or power with respect to more than five percent of the Common Stock.


 (7) Includes 5,000 shares beneficially owned by Michael Sklar, the husband of Ms. Sklar, 4,000 shares beneficially owned in the aggregate by Ms. Sklar's minor children, 14,667 shares issuable to Ms. Sklar upon the exercise of options and 24,667 shares issuable to Mr. Sklar upon the exercise of options.

 (8) Includes 102,000 shares beneficially owned by Lisa J. Sklar, the wife of Mr. Sklar, 4,000 shares beneficially owned in the aggregate by Mr. Sklar's minor children, 24,667 shares issuable to Mr. Sklar upon the exercise of options and 14,667 shares issuable to Ms. Sklar upon the exercise of options.

 (9) Includes 50,000 shares of Common Stock issuable to Mr. Ehrlich upon exercise of options. Also includes 5,000 shares purchased by a trust for which Mr. Ehrlich's spouse is trustee and his minor child is a beneficiary and 1,000 shares purchased by Mr. Ehrlich's spouse as custodian for Mr. Ehrlich's minor child.

(10) Includes 50,000 shares of Common Stock issuable to Mr. Grudberg upon exercise of options.

(11) Includes 50,000 shares of Common Stock issuable to Mr. Skala upon exercise of options.

(12) Represents 18,001 shares of Common Stock issuable to Mr. Barsky upon exercise of options.

(13) Represents 11,667 shares of Common Stock issuable to Mr. Flamm upon exercise of an option.

(14) Includes 235,669 shares issuable upon the exercise of options held by the executive officers and directors of the Company. See footnotes (3), (4) and
     (7) through (13).

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Grant Thornton LLP, the Company's independent auditors, are expected to be present at the Special Meeting, will have the opportunity to make a brief statement at the Special Meeting, if they so desire, and will be available to answer appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder intending to present a proposal at the 1999 annual meeting of stockholders of the Company (to be held only if the Merger does not become effective) must deliver such proposal (and supporting statement, if any) to the Company at its principal office, Twenty-One Penn Plaza, New York, New York 10001, Attention: Secretary, not later than March 1, 1999, for inclusion, if appropriate under applicable law and the regulations of the Commission, in the proxy statement and proxy relating to such meeting. Any proxies appointed for such 1999 annual meeting may exercise discretionary authority as to any matter presented at such meeting, but which is not included in the notice for such meeting, only if the Company has not received notice of such proposal on or before May 14, 1999.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement and the documents incorporated by reference contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management, as well as assumptions made by and information currently available to the Company. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including those described elsewhere in this Proxy Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein or therein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or, with respect to certain of such material, through the Commission's World Wide Web site (http://www/sec.gov). The Common Stock is listed on the AMEX, and such reports, proxy statements and other information concerning the Company are available for inspection and copying at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.


     Stockholders who have any questions about the Merger or executing, changing or revoking a proxy, should contact Mr. Donald L. Flamm Vice
President -- Finance and Chief Financial Officer of the Company at Katz Digital Technologies, Inc., Twenty-One Penn Plaza, New York, New York 10001, telephone number (212)594-4800, fax number (212)594-4488.


     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR PHOTOBITION SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROXY STATEMENT.

                         INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheets as at December 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Operations for the three years
  ended December 31, 1997...................................   F-4
Consolidated Statements of Stockholders Equity for the three
  years ended December 31, 1997.............................   F-5
Consolidated Statements of Cash Flows
  for the three years ended December 31, 1997...............   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Balance Sheet as at June 30, 1998
  (unaudited)...............................................  F-19
Condensed Consolidated Statements of Operations for the six
  months ended
  June 30, 1998 and 1997 (unaudited)........................  F-20
Condensed Consolidated Statements of Cash Flows for the six
  months ended
  June 30, 1998 and 1997 (unaudited)........................  F-21
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-22

                        KATZ DIGITAL TECHNOLOGIES, INC.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Katz Digital Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Katz Digital Technologies, Inc. at December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Katz Digital Technologies, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ GRANT THORNTON LLP

New York, New York
February 20, 1998
(except for Note O as to which the date is March 6, 1998)

                      FINANCIAL STATEMENTS OF THE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                         ASSETS
  Cash and cash equivalents.................................  $ 1,651,930    $ 3,428,175
  Accounts receivable, net of allowance for doubtful
     accounts of $140,238 and $94,738 at December 31, 1997
     and 1996, respectively.................................    4,723,183      3,216,386
  Work-in-process inventory.................................      100,483         69,328
  Prepaid expenses and other current assets.................      106,651        163,514
  Prepaid income taxes......................................      185,554             --
                                                              -----------    -----------
          Total current assets..............................    6,767,801      6,877,403
  Property and Equipment -- Net (Note D)....................    3,893,006      3,568,853
  Other Assets..............................................      288,508         80,333
  Goodwill -- Net (Notes B and I)...........................    2,627,485      1,140,819
                                                              -----------    -----------
                                                              $13,576,800    $11,667,408
                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses.....................  $ 1,732,277    $ 1,160,254
  Current portion of obligations under capital leases (Note
     E).....................................................      739,603        699,029
  Income taxes payable......................................           --         66,151
  Deferred taxes payable (Note F)...........................      186,000        114,000
  Due to stockholders (Note H)..............................           --        339,912
                                                              -----------    -----------
          Total current liabilities.........................    2,657,880      2,379,346
  Deferred credits (Note E).................................      410,774        265,520
  Deferred taxes payable....................................       85,000        265,000
  Pension liability.........................................                     191,258
  Notes payable.............................................      300,000             --
  Obligations under capital leases, net of current portion
     (Note E)...............................................    1,351,568      1,490,323
                                                              -----------    -----------
          Total liabilities.................................    4,805,222      4,591,447
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (NOTE E)

STOCKHOLDERS' EQUITY (NOTES A, H, I AND K)
  Preferred stock, $.001 par value; 5,000 shares authorized;
     no shares issued.......................................           --             --
  Common stock, $.001 par value; 25,000,000 shares
     authorized; 4,705,202 and 4,425,000 shares issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................        4,705          4,425
  Additional paid-in capital................................    7,687,621      6,860,267
  Retained earnings.........................................    1,079,252        211,269
                                                              -----------    -----------
          Total stockholders' equity........................    8,771,578      7,075,961
                                                              -----------    -----------
                                                              $13,576,800    $11,667,408
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                      FINANCIAL STATEMENTS OF THE COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
Net sales...........................................  $19,839,689    $15,565,919    $10,643,738
Cost of goods sold..................................    9,159,226      6,988,499      4,096,862
                                                      -----------    -----------    -----------
     Gross profit...................................   10,680,463      8,577,420      6,546,876
Operating expenses
     Selling, general and administrative............    9,116,431      7,434,815      4,528,251
                                                      -----------    -----------    -----------
Operating income....................................    1,564,032      1,142,605      2,018,625
Settlement (gain), curtailment loss (Note G)........     (154,450)       332,179
Interest expense, net...............................      111,738         67,421        105,379
                                                      -----------    -----------    -----------
     Earnings before provision for income taxes.....    1,606,744        743,005      1,913,246
Provision for income taxes (Notes B and F)
  Current...........................................    1,049,519        771,181        202,503
  Deferred..........................................     (310,758)       169,000          2,000
                                                      -----------    -----------    -----------
                                                          738,761        940,181        204,503
                                                      -----------    -----------    -----------
     Net earnings (loss)............................  $   867,983    $  (197,176)   $ 1,708,743
                                                      ===========    ===========    ===========
Pro forma data (Note J)
  Historical income before income taxes.............                 $   743,005    $ 1,913,246
  Provision for income taxes........................                     396,442        936,905
                                                                     -----------    -----------
  Net earnings......................................                 $   346,563    $   976,341
                                                                     ===========    ===========
Basic Earnings Per Share............................                 $       .08    $       .33
                                                                     ===========    ===========
Diluted Earnings Per Share..........................                 $       .08    $       .33
                                                                     ===========    ===========
Historical
  Basic Earnings (Loss) Per Share...................  $       .19    $      (.05)   $       .61
                                                      ===========    ===========    ===========
  Diluted Earnings (Loss) Per Share.................  $       .19    $      (.05)   $       .61
                                                      ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                      FINANCIAL STATEMENTS OF THE COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK                       MINIMUM     ADDITIONAL       TOTAL
                                  ---------------------    RETAINED      PENSION      PAID IN     STOCKHOLDERS'
                                   SHARES     PAR VALUE    EARNINGS     ADJUSTMENT    CAPITAL        EQUITY
                                  ---------   ---------   -----------   ----------   ----------   -------------
BALANCE AT DECEMBER 31, 1994....  2,800,000    $2,800     $ 2,139,220    $(94,136)                 $ 2,047,884
Net earnings....................         --        --       1,708,743          --                    1,708,743
Distributions to stockholders...         --        --      (1,353,173)         --                   (1,353,173)
Minimum pension liability
  adjustment (Note G)...........         --        --              --      94,136                       94,136
                                  ---------    ------     -----------    --------    ----------    -----------
BALANCE AT DECEMBER 31, 1995....  2,800,000     2,800       2,494,790          --                    2,497,590
                                  ---------    ------     -----------    --------    ----------    -----------
Net loss........................         --        --        (197,176)         --                     (197,176)
Distributions to stockholders...         --        --      (1,586,345)         --                   (1,586,345)
Net proceeds from public
  offering......................  1,625,000     1,625                                $6,360,267      6,361,892
Transfer of S Corp. retained
  earnings to additional paid-in
  capital.......................         --        --        (500,000)         --       500,000             --
                                  ---------    ------     -----------    --------    ----------    -----------
BALANCE AT DECEMBER 31, 1996....  4,425,000     4,425         211,269          --     6,860,267      7,075,961
                                  ---------    ------     -----------    --------    ----------    -----------
Net earnings....................                              867,983                                  867,983
Stock issued for acquisitions...    220,106       220                                   627,415        627,635
Stock issued on partial
  conversion of note payable....     60,096        60                                   199,939        199,999
                                  ---------    ------     -----------    --------    ----------    -----------
BALANCE AT DECEMBER 31, 1997....  4,705,202    $4,705     $ 1,079,252          --    $7,687,621    $ 8,771,578
                                  =========    ======     ===========    ========    ==========    ===========

        The accompanying notes are an integral part of these statements.

                      FINANCIAL STATEMENTS OF THE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)...............................  $   867,983    $  (197,176)   $ 1,708,743
  Adjustments to reconcile net earnings (loss) to
     net cash provided by operating activities
     Depreciation and amortization..................    1,384,606      1,085,718        554,051
     Deferred credits...............................      145,254        265,520
     Interest payable to stockholders...............                      49,034
     Settlement (gain), curtailment loss............     (154,450)       332,179
     Deferred taxes.................................     (310,758)       169,000          2,000
     Increase (decrease) in cash flows from changes
       in operating assets and liabilities, net of
       acquisitions in 1997 and 1996
       Accounts receivable..........................   (1,083,728)    (1,236,384)      (138,274)
       Work-in-process inventory....................      (31,155)       (62,038)        (1,754)
       Prepaid expenses and other current assets....       78,954        (16,481)       (44,028)
       Other assets.................................     (208,175)        10,579        (61,566)
       Accounts payable and accrued expenses........      285,696        642,624        156,060
       Income taxes.................................     (346,904)         6,986        (14,941)
       Net pension liability........................      (36,808)       (32,257)       (78,969)
                                                      -----------    -----------    -----------
     Net cash provided by operating activities......      590,515      1,017,304      2,081,322
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment-net............     (759,026)    (1,057,787)      (394,290)
  Purchase (release from escrow) of Certificate of
     Deposit........................................                     233,600       (233,600)
  Cash paid for acquisitions........................     (529,223)    (1,297,948)
                                                      -----------    -----------    -----------
     Net cash used in investing activities..........   (1,288,249)    (2,122,135)      (627,890)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to stockholders.....................     (339,912)    (1,295,467)    (1,353,173)
  Payments of obligations under capital leases......     (738,599)      (734,148)      (356,172)
  Net proceeds from public offering.................           --      6,361,892             --
                                                      -----------    -----------    -----------
     Net cash (used in) provided by financing
       activities...................................   (1,078,511)     4,332,277     (1,709,345)
                                                      -----------    -----------    -----------
     Net Increase (Decrease) in Cash and Cash
       Equivalents..................................   (1,776,245)     3,227,446       (255,913)
Cash and cash equivalents -- beginning of period....    3,428,175        200,729        456,642
                                                      -----------    -----------    -----------
Cash and cash equivalents -- end of period..........  $ 1,651,930    $ 3,428,175    $   200,729
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for Interest............  $   248,841    $   196,567    $   115,394
     Income taxes...................................  $ 1,303,820    $   762,899    $   217,444
                                                      ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

     Capital lease obligations of $858,875, $1,848,931, and $792,986 were incurred in December 31, 1997, 1996 and 1995, respectively, when the Company entered into new leases for equipment.

     During the year ended December 31, 1997, $500,000 of convertible promissory notes were issued in connection with the 1996 acquisition of Sarabande of which $199,939 was converted into 60,096 shares of common stock.

     See Note I for additional information on non-cash investing and financing activities related to the acquisitions of Advanced Digital Services, Inc. and The Sarabande Press Inc.
        The accompanying notes are an integral part of these statements.

                      FINANCIAL STATEMENTS OF THE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- DESCRIPTION OF BUSINESS

     Katz Digital Technologies, Inc. (the "Company") was formed in December 1995 and is incorporated in the state of Delaware as a result of a merger between Katz Graphics Corporation, which was formed in August 1991, and Katz Digital Technologies, Inc., which was formed in November 1986, and which were both New York corporations. The merger was accounted for in a manner similar to a pooling of interests, and, accordingly, the accompanying financial statements include the accounts of Katz Graphics Corporation and Katz Digital Technologies for all periods presented. Assets and liabilities were recorded at net book value.

     The Company operates in a single business segment and provides a broad range of digital prepress and digital short-run printing services to produce full-color and black and white printed materials to a wide variety of market segments, principally in the New York City area.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.  REVENUE RECOGNITION

     Revenue is recognized upon the shipment of finished merchandise to customers.

2.  INCOME TAXES

     Prior to the consummation of a public offering on March 26, 1996, the Company filed its Federal and state income tax returns under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision had been made in the accompanying financial statements for Federal and certain state income taxes for the S Corporation periods, since the income of the Company was taxable directly to its stockholders. The Company was, however, liable for certain state and local taxes, which are reflected in the accompanying financial statements. Upon closing of the public offering, the Company's income tax status as an S Corporation terminated. The Company converted to a C Corporation, adopting the accrual basis of accounting, and is subject to both Federal and state income taxes. Deferred income taxes are recognized because of differences between financial and tax reporting.

3.  PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation of the fixed assets is computed principally by the straight-line method for financial reporting purposes over 5-7-year periods. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. These leases are amortized on the straight-line method over 3-7 years.

4.  WORK-IN-PROCESS INVENTORY

     Inventories are stated at the lower of cost (first-in, first-out) or market.

5.  CONCENTRATIONS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. In general, such investments exceed the FDIC insurance limit. The Company provides credit, in the normal course of business, to a significant number of advertising firms in New York City. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable exposure is limited. The carrying value of financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents, accounts receivable and accounts payable) approximate fair market value.

                      FINANCIAL STATEMENTS OF THE COMPANY

     The Company is dependent upon a limited amount of third parties for certain supplies and equipment used in its operations. Although the Company believes that alternatives are available for most of the supplies, one product is available from a sole source. The Company's inability to obtain these supplies could have a severe impact in the near term.

6.  USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could affect those estimates.

7.  GOODWILL

     Goodwill represents the excess of purchase price over net assets of businesses acquired and is being amortized by the straight-line method over its estimated useful lives ranging from 5 to 20 years. At December 31, 1997, and 1996, accumulated amortization amounted to $91,361 and $67,859, respectively.

     The Company considers goodwill impairment by applying a number of factors as of each balance sheet date including (i) current operating results of the applicable business, (ii) projected future operating results of the applicable business, (iii) the occurrence of any significant regulatory changes which may have an impact on the continuity of the business, and (iv) any other material factors that affect the continuity of the applicable business. The amortization period for goodwill is determined on a case-by-case basis for each acquisition from which goodwill arises based on a review of the nature of the business acquired as well as the factors cited above.

8.  CASH EQUIVALENTS

     The Company considers all highly liquid securities, including certificates of deposit, with an original maturity of three months or less to be cash equivalents.

9.  EARNINGS PER SHARE

     The Company has adopted SFAS No. 128, "Earnings Per Share," which requires public companies to present basic earnings per share and, if applicable, diluted earnings per share. In accordance with SFAS No. 128, all comparative periods have been restated as of December 31, 1997. Basic EPS is based on the weighted average number of common shares outstanding without consideration of potential common stock. Diluted earnings per share is based on the weighted average number of common and potential common shares outstanding. Historical earnings per share has been restated to comply with Securities and Exchange Commission Staff Accounting Bulletin 98.

10.  PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated.

11.  RECLASSIFICATIONS

     Certain amounts have been reclassified to conform to the 1997 presentation.

                      FINANCIAL STATEMENTS OF THE COMPANY

NOTE C -- LINE OF CREDIT

     The Company entered into an agreement with a bank providing for a $3,000,000 line of credit. Borrowings under the line of credit bear interest at the prime rate (8.5% on December 31, 1997), are collateralized by trade receivables of the Company and become due on June 30, 1998. The line of credit contains certain covenants including minimum net worth and tangible net worth requirements and was terminated in January 1998 in connection with a new loan agreement (see Note 0). There was no balance outstanding at December 31, 1997.

NOTE D -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Furniture and fixtures....................................  $   206,594    $   137,765
Equipment.................................................    6,195,395      4,956,455
Leasehold improvements....................................      576,366        493,932
                                                            -----------    -----------
                                                              6,978,355      5,588,152
                                                            -----------    -----------
Less: accumulated depreciation and amortization...........   (3,085,349)    (2,019,299)
                                                            -----------    -----------
                                                            $ 3,893,006    $ 3,568,853
                                                            ===========    ===========

NOTE E -- LEASE COMMITMENTS

1.  CAPITAL LEASE AGREEMENTS

     The Company has entered into various capital lease agreements for computers and other equipment, carried at $4,115,661 and $3,549,408 in 1997 and 1996, respectively. The leases expire at various times through 2001. Accumulated amortization amounted to $2,094,394 and $1,438,406 in 1997 and 1996, respectively. The related future minimum lease payments, as of December 31, 1997, are as follows:

                                                              LEASE PAYMENTS
                                                              --------------
Fiscal year
  1998......................................................    $  897,778
  1999......................................................       791,190
  2000......................................................       565,363
  2001......................................................       101,405
                                                                ----------
Net minimum lease payments..................................     2,355,736
Amount representing interest................................       264,565
                                                                ----------
Obligations under capital lease agreements..................    $2,091,171
                                                                ==========
Current portion.............................................       739,603
Long-term portion...........................................     1,351,568
                                                                ----------
                                                                $2,091,171
                                                                ==========

2.  OPERATING LEASE COMMITMENTS

     The Company leases office space and various equipment under operating lease arrangements which run through 2008. The rent expense under these operating leases for the years ended December 31, 1997, 1996 and

                      FINANCIAL STATEMENTS OF THE COMPANY

1995 was $1,027,000, $765,000 and $296,000, respectively. The future minimum rentals for operating leases are as follows:

                YEAR ENDING DECEMBER 31,                     AMOUNT
                ------------------------                   ----------
1998.....................................................  $  984,508
1999.....................................................     854,832
2000.....................................................     770,261
2001.....................................................     692,789
2002.....................................................     581,366
Thereafter...............................................   3,149,900
                                                           ----------
                                                           $7,033,656
                                                           ==========

     On September 27, 1995, the Company entered into a lease for office space which expires in June 2008. In order to secure the lease, the Company entered into a letter of credit agreement for $467,200. Rent expense under this lease is accounted for on the straight-line basis. At December 31, 1997 and 1996 deferred rent totaled approximately $411,000 and $266,000, respectively.

NOTE F -- INCOME TAXES

     Prior to the consummation of a public offering, the Company filed its Federal and state income tax returns under the provisions of Subchapter S of the Internal Revenue Code utilizing the cash basis of accounting. Accordingly, no provision was recorded in the accompanying financial statements for Federal and certain state income taxes for the S Corporation periods, since the income of the Company was taxable directly to its stockholders. On March 26, 1996, the Company converted to a C Corporation, adopted the accrual basis of accounting and became subject to both Federal and state income taxes. Accordingly, $660,000 of additional Federal and state income taxes, applicable to temporary differences in the recognition of income and expenses for financial accounting and income tax reporting purposes existing at March 26, 1996, have been recorded and charged to operations in connection with the breaking of the S Corporation election. Such charge is solely due to the termination of the Subchapter S status and is nonrecurring.

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Deferred income taxes arise principally from differences between the accrual method of accounting used for financial reporting and the cash method of accounting used for income tax purposes through March 26, 1996 and differences in amounts deducted for pension expense for income tax purposes and amounts deducted for financial reporting purposes (Note J). The effect of the change to the accrual method of accounting for income tax purposes will be included in taxable income ratably over a four-year period.

                      FINANCIAL STATEMENTS OF THE COMPANY

     Components of the Company's deferred tax liability are as follows:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1996
                                                       ---------    ---------
Difference between accrual and cash basis of
  accounting.........................................  $ 551,000    $ 611,000
Accrued pension curtailment (loss)...................                 (78,000)
Tax over financial statement depreciation............     52,000      (13,000)
Deferred rent........................................   (189,000)    (125,000)
Goodwill amortization................................    (47,000)      (4,000)
Capital leases.......................................    (31,000)
Allowance for doubtful accounts......................    (65,000)     (12,000)
                                                       ---------    ---------
                                                       $ 271,000    $ 379,000
                                                       ---------    ---------
Short-term...........................................  $ 186,000    $ 114,000
Long-term............................................     85,000      265,000
                                                       ---------    ---------
                                                       $ 271,000    $ 379,000
                                                       =========    =========

     The provision for income taxes in 1997 consists of the following:

Current
  Federal...................................................  $  649,653
  State.....................................................     399,866
                                                              ----------
                                                              $1,049,519
Deferred (benefit)..........................................    (310,758)
                                                              ----------
                                                              $  738,761
                                                              ==========

     The following is a reconciliation of the statutory Federal income tax rate to the effective rate reported in the 1997 financial statements:

                                                                      PERCENT
                                                          AMOUNT     OF INCOME
                                                         --------    ---------
Provision for Federal income taxes at the statutory
  rate.................................................  $546,293     34.0%
State and local income taxes, net of Federal income tax
  benefit..............................................   178,412      11.1
State ITC credits......................................   (24,750)     (1.5)
Permanent differences..................................    38,806       2.4
                                                         --------      ----
                                                         $738,761     46.0%
                                                         ========      ====

NOTE G -- PENSION PLAN

     On December 30, 1993, the Company adopted a qualified defined benefit plan (the "Plan") which replaced a weighted profit-sharing plan. The Plan covered all employees with at least one year of service who are at least 21 years of age. Pension plan benefits are based on participants' compensation. The annual contribution was based on the minimum amounts as determined under the Employee Retirement Income Security Act of 1974 ("ERISA"). The pension expense for the years ended December 31, 1995, 1996 and 1997 was $249,000, $155,000 and $69,000,
respectively. The Plan's assets were invested in guaranteed investment contracts and life insurance policies.

     On February 20, 1997, the Board of Directors adopted a resolution to terminate the Company's defined benefit plan as of March 20, 1997. Under the provisions of SFAS No. 88, "Employers Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," the Company

                      FINANCIAL STATEMENTS OF THE COMPANY
recognized a $332,179 ($.04 per share after tax) net curtailment loss in 1996 and a $154,450 settlement gain in 1997 ($.02 per share after tax).

     Net pension cost for the Company-sponsored pension plan prior to the curtailment consists of the following:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996       1995
                                                           --------   --------
Normal service cost......................................  $151,799   $194,088
Interest cost............................................    37,083     50,312
Actual return on plan assets.............................   (35,270)    17,954
Net amortization and deferral............................     1,000    (12,868)
                                                           --------   --------
Net pension cost.........................................  $154,612   $249,486
                                                           ========   ========

     The reconciliation of the funded status of the plan to the amount reported in the Company's balance sheet is as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
Actuarial present value of benefit obligations
  Estimated present value of vested benefits................  $ 429,661   $ 285,499
  Estimated present value of nonvested benefits.............    106,295      87,254
                                                              ---------   ---------
     Accumulated benefit obligation.........................    535,956     372,753
  Value of future pay increases.............................    140,833     150,285
                                                              ---------   ---------
     Projected benefit obligation...........................    676,789     523,038
Estimated market value of plan assets.......................    719,476     497,455
                                                              ---------   ---------
     Excess (deficiency) of plan assets over projected
      benefit obligation....................................     42,687     (25,583)
Prior service costs.........................................    438,389     457,449
Unrecognized net gain.......................................   (340,155)   (323,202)
                                                              ---------   ---------
     Pension asset before curtailment loss..................  $ 140,921   $ 108,664
                                                              =========   =========
Curtailment loss............................................   (332,179)
                                                              ---------
Pension liability...........................................  $(191,258)
                                                              =========

     The assumptions used as of December 31, 1996 and 1995 in determining pension expense and funded status shown above were as follows:

Discount rate...............................................   7.09%
Rate of salary progression..................................   3.00
Long-term rate of return on assets..........................   7.09

NOTE H -- STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

     On March 26, 1996, the Company consummated an initial public offering of 1,600,000 shares of its common stock at a price of $5.00 per share. The net proceeds to the Company from the offering were $6,361,892. In connection with the public offering, the Company declared to its principal stockholders an S Corporation dividend of retained earnings in excess of $500,000. To the extent that the Company did not have sufficient cash to pay such distribution, it issued promissory notes payable in an aggregate monthly

                      FINANCIAL STATEMENTS OF THE COMPANY
amount of $100,000, which payments commenced in April and were payable through March 25, 1997 with interest at 9% per annum.

     In connection with the December 1995 merger as described in Note A, the Board of Directors declared a 14,000-to-1 stock split of the Company's common stock, resulting in outstanding shares of 2,800,000. An amount equal to $2,800 was transferred from retained earnings to the common stock account to retroactively reflect the split.

     The Certificate of Incorporation authorizes the Board of Directors to issue preferred stock, from time to time, in one or more series, with such voting powers, designations, preferences, and relative, participating, optional, conversion or other special rights, and such qualifications, limitations and restrictions, as the Board of Directors may, in its sole discretion, determine.

NOTE I -- ACQUISITIONS

THE SARABANDE PRESS, INC.

     On August 1, 1996, the Company completed the acquisition of certain of the assets of The Sarabande Press, Inc. ("Sarabande"), a digital pre-press firm located in New York City. The purchase price for the acquired assets was subject to adjustment based on the performance of Sarabande. At closing, the Company paid Sarabande one million dollars in cash.

     The $900,000 balance of the purchase price, which was subject to adjustment based on the gross revenue of Sarabande in the twelve (12) months following the acquisition, was accounted for as contingent purchase price for financial accounting purposes and consisted of: (i) a five hundred thousand dollar ($500,000) promissory note with interest at the prime rate, payable to Sarabande, and convertible at Sarabande's option into shares of the Company's common stock (the "Note"), and (ii) 78,745 shares of the Company's common stock (the "Shares"). The 1996 financial statements reflect the $1,000,000 in cash paid at the closing and the 1997 financial statements reflect an additional $767,000 of contingent purchase price which was recorded in the 1997 financial statements when the contingency was resolved.

     The acquisition of Sarabande has been treated as a "purchase" for the purposes of generally accepted accounting principles, with the purchase price plus acquisition expenses allocated based on the fair value of the assets acquired and liabilities assumed. Approximately $1,734,000 has been allocated to goodwill. The results of Sarabande have been included from its date of acquisition.

ADVANCED DIGITAL SERVICES, INC.

     On July 31, 1997, The Company completed its acquisition of Advanced Digital Services, Inc. (ADS), a digital pre-press company located in New York City. The purchase price of $1,585,673 was composed of $500,000 in cash, $250,000 in 7% five-year notes and 301,818 restricted shares of the Company's stock held in escrow at December 31, 1997. The final purchase price is subject to adjustment based on defined net worth, based on an audit of ADS's financial statements, the collectability of certain accounts receivable and revenues generated by the ADS operations during the twelve month period following the merger. The 1997 financial statements reflect a purchase price of $891,399 and the remaining purchase price will be recorded when the contingency is resolved. In addition, concurrent with the merger, the former shareholders of ADS each entered into five-year employment agreements, as well as agreements imposing certain non-competition and confidentiality restrictions.

     The acquisition of ADS has been accounted for as a "purchase" for the purposes of generally accepted accounting principles, with the purchase price allocated based on the fair value of the assets acquired and liabilities assumed. Approximately $648,000 was allocated to goodwill. The results of ADS have been included from its date of acquisition.

                      FINANCIAL STATEMENTS OF THE COMPANY

PRO FORMA INFORMATION

     The unaudited pro forma results of operations, which reflect the purchase of ADS and Sarabande into the Company as if the combination occurred as of the beginning of each period, are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                       1997           1996
                                                    -----------    -----------
Net sales.........................................  $21,340,028    $19,181,131
Net earnings......................................  $   821,167    $   389,779
Pro forma net earnings(1).........................  $   821,167    $   780,265
Pro forma net earnings per share -- basic(1)......  $       .18    $       .19
Pro forma net earnings per share -- diluted(1)....  $       .17    $       .19
                                                    ===========    ===========

---------------
(1) Also adjusted in 1996 to reflect additional income taxes, for which the Company was not subject because of its status as an S corporation.

     The pro forma information should be read in conjunction with the related historical information.

NOTE J -- PRO FORMA INFORMATION

1.  PRO FORMA STATEMENTS OF OPERATIONS (UNAUDITED)

     The pro forma adjustments in the 1996 and 1995 Statements of Operations reflect a provision for income taxes based upon pro forma pretax earnings as if the Company had been subject to Federal and additional state and local income taxes for which it was not subject until March 26, 1996.

     The pro forma provision for income taxes in 1996 and 1995, after giving effect to the Federal statutory rate of 34% and an approximate state and local tax provision of 14% after reflecting the Federal tax benefit, consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1996          1995
                                                         ----------    ----------
Federal................................................   $225,505      $553,482
State and local........................................    170,937       383,423
                                                          --------      --------
                                                          $396,442      $936,905
                                                          ========      ========

     The differences between pro forma income tax expense in 1996 and 1995 shown in the Statements of Operations and the pro forma computed income tax expense based on the Federal statutory corporate tax rate are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1996          1995
                                                         ----------    ----------
Computed income taxes based on Federal statutory
  corporate rate of 34%................................   $252,622      $650,504
State and local income taxes, net of Federal benefit...    112,819       253,059
Permanent differences..................................     31,001        33,342
                                                          --------      --------
                                                          $396,442      $936,905
                                                          ========      ========

2.  PRO FORMA EARNINGS PER SHARE

     Pro forma earnings per share are based on the weighted average number of common shares outstanding during the period. The shares outstanding for the period give retroactive effect to the merger and

                      FINANCIAL STATEMENTS OF THE COMPANY
recapitalization of the Company as well as shares deemed to be outstanding, which represent the approximate number of shares deemed to be sold by the Company (at an assumed initial public offering price of $5.00 per share) to fund the portion of the shareholder distribution in excess of 1995 undrawn earnings and shares contingently issuable in connection with the Sarabande acquisition. Stock options have not been included in the calculation as their inclusion would be antidilutive.

NOTE K -- STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     In February 1996, the Board of Directors and stockholders approved the adoption of a stock option plan (the "Plan"). The Plan, as amended on March 25, 1997, provides for the grant of options to purchase up to 650,000 shares of the Company's common stock. These options may be granted to employees, officers of the Company, nonemployee directors of the Company and consultants to the Company. The Plan provides for granting of options to purchase the Company's common stock at not less than the fair value of such shares on the date of the grant.

     The Plan provides for a one-time automatic grant of an option to purchase 20,000 shares of common stock at the market value of the common stock on the date of the grant to those directors serving on the Board of Directors on the date that the Plan was adopted and also to those persons who become nonemployee directors of the Company in the future, upon their appointment or election as directors of the Company. The Plan also provides for quarterly grants to each nonemployee director of the Company of options to purchase 5,000 shares at the market value of the common stock of the Company on the date of each grant.

     The Company granted options to purchase an aggregate of 241,000 shares of common stock under the Plan as of the effective date of its public offering at $5.00 per share, the initial public offering price.

     The following table summarizes option activity for the years ended December 31, 1997 and 1996, respectively:

                                                                       WEIGHTED
                                                        NUMBER         AVERAGE
                                                       OF SHARES    EXERCISE PRICE
                                                       ---------    --------------
BALANCE, DECEMBER 31, 1995...........................        --            --
Granted..............................................   308,500         $4.99
Exercised............................................        --            --
Forfeited............................................   (40,000)        $4.69
                                                        -------         -----
BALANCE AT DECEMBER 31, 1996.........................   268,500         $5.04
Granted..............................................   347,500         $3.87
Exercised............................................        --            --
Forfeited............................................   (56,000)        $2.99
                                                        -------         -----
BALANCE AT DECEMBER 31, 1997.........................   560,000         $4.52
                                                        =======         =====

     The following table summarizes option data as of December 31, 1997:

                     NUMBER            WEIGHTED       WEIGHTED       NUMBER
                 OUTSTANDING AS        AVERAGE        AVERAGE    EXERCISABLE AS       WEIGHTED
RANGE OF         OF DECEMBER 31,      REMAINING       EXERCISE   OF DECEMBER 31,      AVERAGE
EXERCISE PRICES       1997         CONTRACTUAL LIFE    PRICE          1997         EXERCISE PRICE
---------------  ---------------   ----------------   --------   ---------------   --------------
$2.63 to $5.75       560,000             4.9           $4.52         173,176           $5.00

     The Company applies APB Opinion No. 25 in measuring stock compensation. Accordingly, no compensation cost has been recorded for options granted to employees or directors in the years ended

                      FINANCIAL STATEMENTS OF THE COMPANY

December 31, 1997 and 1996. The fair value of each option granted has been estimated on the grant date using the Black-Scholes Option Valuation Model. The following assumptions were made in estimating fair value:

                                                             1997       1996
                                                            -------    -------
Dividend yield............................................       0%         0%
Risk-free interest rate...................................    6.22%      6.03%
Expected life
  Directors and officers..................................  5 years    5 years
  Others..................................................  4 years    4 years
Expected volatility.......................................      40%        57%

     Had compensation cost been determined under SFAS No. 123 for the years ended December 31, 1997 and 1996, net income and earnings per share would have been reduced as follows:

                                                           1997        1996
                                                         --------    --------
Net earnings
  As reported..........................................  $867,983    $346,563
  Pro forma for stock options..........................   613,685     153,497
Pro forma earnings per share
  As reported (basic and diluted)......................  $    .19    $    .08
  Pro forma for stock options
     (basic and diluted)...............................  $    .13    $    .04

     During the initial phase-in period of SFAS No. 123, such compensation expense may not be representative of the future effects of applying this statement.

NOTE L -- EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain officers and employees.

     Amounts due under such employment agreements are as follows:

1998...................................................    $1,727,408
1999...................................................     1,689,273
2000...................................................       890,471
2001...................................................       944,239
2002...................................................       736,995
                                                           ----------
                                                           $5,988,386
                                                           ==========

NOTE M -- INTEREST EXPENSE, NET

     Interest expense, net is composed of the following:

                                                 YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                               1997        1996        1995
                                             --------    --------    --------
Interest expense...........................  $250,967    $245,601    $115,394
Interest income............................  (139,229)   (178,180)    (10,015)
                                             --------    --------    --------
                                             $111,738    $ 67,421    $105,379
                                             ========    ========    ========

                      FINANCIAL STATEMENTS OF THE COMPANY

NOTE N -- EARNINGS PER SHARE

     The following table reconciles the numerators and denominators of the basic and diluted earnings per share computation.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
HISTORICAL
Basic shares...........................................   4,531,819     4,179,907     2,800,000
Dilution
  Convertible notes....................................     140,278
  Stock options........................................      52,289
  Acquisition contingent earnout.......................      17,319
                                                         ----------    ----------    ----------
Diluted shares.........................................   4,741,705     4,179,907     2,800,000
                                                         ==========    ==========    ==========
Basic income (loss) available to common shareholders...  $  867,983    $ (197,176)   $1,708,743
  Interest saved on convertible notes..................      18,952            --            --
                                                         ----------    ----------    ----------
Diluted income available to common shareholders........  $  886,935    $ (197,176)   $1,708,743
                                                         ==========    ==========    ==========
Basic earnings (loss) per share........................  $      .19    $     (.05)   $      .61
                                                         ==========    ==========    ==========
Diluted earnings (loss) per share......................  $      .19    $     (.05)   $      .61
                                                         ==========    ==========    ==========
PRO FORMA
Basic shares...........................................                 4,179,907     2,990,644
Dilution
  Convertible..........................................
  Stock options........................................                     8,082
  Acquisition contingent earnout.......................
                                                                       ----------    ----------
Diluted shares.........................................                 4,187,989     2,990,644
                                                                       ==========    ==========
Basic income available to common shareholders..........                $  346,563    $  976,341
  Interest saved on convertible notes..................                        --            --
                                                                       ----------    ----------
Diluted income available to common shareholders........                $  346,563    $  976,341
                                                                       ==========    ==========
Basic earnings per share...............................                $      .08    $      .33
                                                                       ==========    ==========
Diluted earnings per share.............................                $      .08    $      .33
                                                                       ==========    ==========

     Options to purchase 429,000 and 268,500 shares of common stock at an average price of $5.01 and $5.04 per share were outstanding during the years ended December 31, 1997 and 1996, respectively. They were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire at various dates through October 1, 2007 were still outstanding at December 31, 1997.

NOTE O -- SUBSEQUENT EVENT

     On January 9, 1998, as amended on March 6, 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets of Speed Graphics, Inc. (Speed) and DDP, Inc. an affiliate of Speed. Speed is based in New York City and provides commercial photo lab, pre-press, photo imaging and digital short-run printing services.

                      FINANCIAL STATEMENTS OF THE COMPANY

     As aggregate consideration for the acquisition, Speed received cash in the amount of $10,964,000 and 173,913 shares of the Company's common stock valued at $750,000.


     Concurrently with the acquisition, the Company entered into a loan agreement with a commercial bank whereby the bank agreed to loan the Company (i) $6,000,000 in the form of a secured term loan note and (ii) $7,000,000 in the form of a secured revolving credit facility note. The term loan note is payable in sixteen (16) quarterly installments and bears interest at either the bank's Alternate Base Rate or the adjusted LIBOR rate plus the Application Margin, at the Company's option. The revolving credit loans, which are available at the lesser of $7,000,000 or the Adjusted Borrowing Base, are payable on December 31, 2002 and each revolving credit loan may be designated by the Company as an Alternate Base Rate Loan or a Eurodollar Loan. The Company used a portion of the available financing to fund the cash portion of the acquisition consideration. The loan agreement contains certain restrictive covenants including minimum tangible net worth, fixed charge coverage, funded debt ratio, and prohibition of dividend payments.


NOTE P -- FUTURE EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which is effective for the Company's fiscal year ending December 31, 1998. The statement addresses the reporting and displaying of comprehensive income and its components. Earnings per share will only be reported for net income and not for comprehensive income. Adoption of SFAS No. 130 is not expected to have a material effect on the Company's financial statement disclosures.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for the Company's fiscal year ending December 31, 1998. The statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statement disclosures.

                        KATZ DIGITAL TECHNOLOGIES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                           JUNE 30, 1998 (UNAUDITED)

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $   324,250
  Accounts receivable, net of allowance for doubtful
     accounts of $361,238...................................     8,836,088
  Work-in-process inventory.................................       455,731
  Prepaid expenses and other current assets.................       436,352
  Prepaid income taxes......................................
                                                               -----------
          Total Current Assets..............................    10,052,421
PROPERTY AND EQUIPMENT -- NET...............................     6,601,364
OTHER ASSETS................................................       409,341
GOODWILL -- NET.............................................    11,628,780
                                                               -----------
                                                               $28,691,906
                                                               ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................   $ 2,751,369
  Current portion of notes payable..........................       176,415
  Current portion of term loan..............................     2,000,000
  Current portion of obligations under capital leases.......     1,511,368
  Income taxes payable......................................        57,654
  Deferred taxes payable....................................        59,000
                                                               -----------
          Total Current Liabilities.........................     6,555,806
DEFERRED CREDITS............................................       441,892
DEFERRED TAXES PAYABLE......................................        85,000
NOTES PAYABLE...............................................       468,859
REVOLVING CREDIT AGREEMENT..................................     4,989,000
TERM LOAN...................................................     3,125,000
OBLIGATIONS UNDER CAPITAL LEASES, NET OF CURRENT PORTION....     2,045,292
                                                               -----------
          Total Liabilities.................................    17,710,849
                                                               -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value; 5,000 shares authorized;
     no shares issued.......................................            --
  Common stock, $.001 par value; 25,000,000 shares
     authorized; 5,039,572 shares issued and outstanding....         5,040
  Additional paid-in capital................................     8,881,560
  Retained earnings.........................................     2,094,457
                                                               -----------
          Total Stockholders' Equity........................    10,981,057
                                                               -----------
                                                               $28,691,906
                                                               ===========

        The accompanying notes are an integral part of these statements.

                        KATZ DIGITAL TECHNOLOGIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                -------------------------
                                                                   1998           1997
                                                                -----------    ----------
Net sales...................................................    $22,071,051    $9,150,729
Cost of goods sold..........................................     10,818,800     4,060,543
                                                                -----------    ----------
  Gross profit..............................................     11,252,251     5,090,186
Selling, general and administrative expenses................      8,799,640     4,215,067
                                                                -----------    ----------
Operating income............................................      2,452,611       875,119
Interest expense-net........................................        587,142        49,386
Other income................................................        (29,063)
                                                                -----------    ----------
  Earnings before provision for income taxes................      1,894,532       825,733
Provision for income taxes..................................        879,325       406,719
                                                                -----------    ----------
  Net earnings..............................................    $ 1,015,207    $  419,014
                                                                ===========    ==========
Basic earnings per share....................................    $      0.20    $     0.09
                                                                ===========    ==========
Diluted earnings per share..................................    $      0.19    $     0.09
                                                                ===========    ==========
Weighted average shares outstanding:
  Basic.....................................................      4,997,677     4,456,650
  Diluted...................................................      5,354,379     4,632,277

        The accompanying notes are an integral part of these statements.

                        KATZ DIGITAL TECHNOLOGIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Cash flows from operating activities:
  Net earnings..............................................  $1,015,207    $  419,014
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................   1,465,865       639,804
     Deferred credits.......................................      31,118        86,425
     Deferred taxes.........................................    (127,000)     (114,000)
     Increase (decrease) in cash flows from changes in
      operating assets and liabilities, net of acquisition
      in 1998:
       Accounts receivable..................................    (424,967)     (723,083)
       Work-in-process inventory............................     123,184       (21,121)
       Prepaid expenses and other current assets............     (52,262)       24,210
       Prepaid income taxes.................................     185,554
       Other assets.........................................     106,999         7,748
       Accounts payable and accrued expenses................    (912,382)      111,050
       Income taxes payable.................................      57,564       (47,701)
                                                              ----------    ----------
     Net cash provided by operating activities..............   1,468,880       382,346
                                                              ----------    ----------
Cash flows from investing activities:
  Acquisition of Speed Graphics.............................    (292,731)
  Proceeds from sale of equipment...........................     350,000
  Purchase of property and equipment -- net.................    (379,770)     (421,910)
                                                              ----------    ----------
     Net cash used in investing activities..................    (322,501)     (421,910)
                                                              ----------    ----------
Cash flows from financing activities:
  Distributions to stockholders.............................                  (339,912)
  Revolving credit payments, net............................      25,000
  Term loan payment.........................................    (875,000)
  Other note payments.......................................    (831,022)
  Payments of obligations under capital leases..............    (793,037)     (364,557)
                                                              ----------    ----------
     Net cash used in financing activities..................  (2,474,059)     (704,469)
                                                              ----------    ----------
     NET DECREASE IN CASH AND CASH EQUIVALENTS..............  (1,327,680)     (744,033)
Cash and cash equivalents -- beginning of period............   1,651,930     3,428,175
                                                              ----------    ----------
Cash and cash equivalents -- end of period..................  $  324,250    $2,684,142
                                                              ==========    ==========
Supplemental disclosures of cash flow information:
  Cash paid during the period for
     Interest...............................................  $  553,805    $  118,215
     Income taxes...........................................  $  786,349    $  555,200

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

     Capital lease obligations of $71,640 and $803,521 were incurred in the six month periods ended June 30, 1998 and 1997, respectively, as a result of the Company entering into new equipment leases.

     In conjunction with the 1996 acquisition of The Sarabande Press, Inc., notes payable, common stock, additional paid-in capital and accrued interest totaling $767,276 with a corresponding amount of goodwill, was recorded in the six month period ended June 30, 1997.

     See Note C for additional information on non-cash investing and financing activities related to the acquisitions of Speed Graphics, Inc. and Advanced Digital Services, Inc.

        The accompanying notes are an integral part of these statements.

                        KATZ DIGITAL TECHNOLOGIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The Condensed Consolidated Financial Statements at June 30, 1998 and for the six months ended June 30, 1998 and 1997 are unaudited. In the opinion of the Company, the unaudited Condensed Consolidated Financial Statements at June 30, 1998 and for the six months ended June 30, 1998 and 1997 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the entire year.

NOTE B -- PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions have been eliminated.

NOTE C -- ACQUISITIONS

     As reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 1997, on July 31, 1997 the Company completed its acquisition by merger of Advanced Digital Services, Inc. ("ADS"). As aggregate consideration for the merger, the ADS shareholders received $1,406,284 as adjusted, composed of cash in the amount of $500,000, 301,818 shares of the Company's common stock (valued at $835,673), and promissory notes in the aggregate principal amount of $70,611, with interest payable thereon at an annual rate of 7% and becoming due and payable July 1, 2002. The purchase price is subject to further adjustment based on the collection of certain accounts receivable. Concurrently with the merger, each of the ADS shareholders, who were also the former principal officers of ADS, entered into employment agreements to become Vice Presidents of the Company for five-year terms, as well as agreements imposing certain noncompetition and confidentiality restrictions.

     The acquisition of ADS has been treated as a "purchase" for the purposes of generally accepted accounting principles, with the purchase price allocated based on the fair value of the assets acquired and liabilities assumed. Approximately $1,476,000 was allocated to goodwill.

     As reported on Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 23, 1998 and March 24, 1998 respectively, on January 9, 1998 as amended on March 6, 1998, a wholly-owned subsidiary of the Company acquired substantially all the assets of Speed Graphics, Inc. ("Speed") and DDP, Inc. an affiliate of Speed. Speed is based in New York City and provides commercial photo lab, pre-press photo imaging and digital short-run printing services.


     As aggregate consideration for the acquisition, Speed received cash in the amount of $10,964,000 and 173,913 shares of the Company's common stock. In addition, the Company incurred approximately $610,000 of expenses related to the acquisition (principally legal, accounting and other professional services) which were included in the calculation of the total purchase price. The acquisition has been treated as a "purchase" for accounting purposes and approximately $8,858,000 was allocated to goodwill. Goodwill is being amortized over a 20 year period.



     At June 30, 1998, the Company was still compiling certain information required to complete the allocation of the purchase price of ADS and Speed. In July 1998 the remaining ADS contingency was resolved and resulted in no further adjustment. All Speed contingencies were resolved in the quarter ended September 30, 1998 and will result in the recording of additional immaterial amounts.


     Concurrently with the acquisition of Speed, the Company entered into a loan agreement with a commercial bank whereby the bank agreed to loan the Company (i) $6,000,000 in the form of a secured term

                        KATZ DIGITAL TECHNOLOGIES, INC.

                                  (UNAUDITED)

loan and (ii) $7,000,000 in the form of a secured revolving credit facility note. The Company used a portion of the available facility to fund the cash portion of the acquisition consideration.

NOTE D -- PRO FORMA RESULTS

     The unaudited pro forma results of operations, which reflect the purchases of ADS and Speed as if they had occurred as of the beginning of the period, are as follows:

                                            SIX MONTHS ENDED JUNE 30,
                                            --------------------------
                                               1998           1997
                                            -----------    -----------
Net Sales.................................  $22,071,051    $22,771,062
Net Earnings..............................    1,015,207        882,201
Pro Forma Net Earnings....................    1,015,207        796,193
Pro Forma Basic Earnings Per Share........  $       .20    $       .16
Pro Forma Diluted Earnings Per Share......          .19            .16

NOTE E -- EARNINGS PER COMMON SHARE

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share," which is effective for financial statements for interim and annual periods ending after December 31, 1997 and requires that all prior-period earnings per share data be restated. The Company's financial statements reflect this adoption. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and, if applicable, diluted earnings per common share. Basic earnings per common share is computed by dividing income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per common share reflect the weighted average common shares outstanding and dilutive potential common shares, such as stock options.

NOTE F -- EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 31, 1997. The Statement addresses the reporting and presentation of comprehensive income and its components. Adoption of SFAS No. 130 relates to disclosure within the financial statements and did not impact the Company's financial statements.

     In June 1997, the FASB also released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way publicly owned companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports on a comprehensive basis beginning with the Company's quarter ending March 31, 1999. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statements.

NOTE G -- PREPAID EXPENSES AND OTHER CURRENT ASSETS


     Included in Prepaid Expenses and Other Current Assets are deferred offering costs in the amount of approximately $178,000 related to a secondary stock offering which was postponed in July 1998. Such costs will be charged against the proceeds of such offering or expensed if the offering is aborted.

                        KATZ DIGITAL TECHNOLOGIES, INC.

                                  (UNAUDITED)

NOTE H -- CONTINGENCIES

     The Company is involved in various claims arising in the ordinary course of business which it believes would not have a material impact on the Company's financial position or results of operations.

NOTE I -- MERGER AGREEMENT

     On September 1, 1998 the Company entered into an Agreement and Plan of Merger with Photobition Group PLC ("Photobition") under which the Company will become a wholly-owned subsidiary of Photobition. The holders of outstanding shares of the Company's common stock and vested options, warrants and other convertible securities are expected to receive a total of approximately $47.0 million based on a price of approximately $8.78 per share and holders of unvested options are expected to receive an additional approximately $3.0 million.

     The transaction is subject to standard closing conditions, including the approval of the Company's shareholders. Photobition has deposited $2 million in escrow to be paid to the Company if the transaction fails to close under certain conditions and the Company has agreed to pay a break-up fee in the same amount if the Company withdraws from the merger to accept a competing acquisition proposal or for certain other breaches of its obligations under the agreement. Gary Katz, the Company's chairman, chief executive officer and largest shareholder, and his family have agreed to vote their shares of stock in favor of the merger. The Company has granted Photobition an option to acquire up to 19.9% of the Company's stock in the event the Company accepts an alternative acquisition proposal. The agreements also provide for Mr. Katz to remain with the Company upon completion of the merger and enter into a one-year consulting agreement at a monthly fee of $41,667.


NOTE J -- SUBSEQUENT EVENT



     As of September 30, 1998, the Company was not in compliance with one of its loan covenants as a result of expenses incurred in conjunction with an aborted public stock offering and expenses related to its merger activities. The Company is in the process of seeking a waiver from the lender. If the waiver is not obtained, the outstanding balances on the loans could become due and payable. (Also see Note C.)

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 1st day of September, 1998, by and among Photobition Group PLC, a company organized under the laws of England and Wales ("Photobition"), KDT Acquisition Corp., a Delaware corporation ("Newco"), and Katz Digital Technologies, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Board of Directors of Newco deems it advisable and in the best interests of Newco and its stockholder, and the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware.

     B. Concurrently with the execution of this Agreement, and as an inducement to Photobition and Newco to enter into this Agreement, the Principal Stockholders (defined below) are entering into (i) a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), among Photobition, Newco, the Principal Stockholder and certain other stockholders of the Company providing, among other things, that each such stockholder will vote in favor of the Merger, and (ii) an Indemnity Agreement, dated as of the date hereof (the "Indemnity Agreement"), among Photobition, Newco and the Principal Stockholder pursuant to which the Principal Stockholder has agreed to indemnify Photobition and Newco for certain Damages (as defined in the Indemnity Agreement).

     C. Concurrently with the execution of this Agreement, and as an inducement to Photobition and Newco to enter into this Agreement, the Company is entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), pursuant to which the Company is granting to Newco an option to purchase shares of Company Common Stock (defined below) upon the terms and subject to the conditions set forth in the Stock Option Agreement.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1  DEFINITIONS.

     1.1 "1996 Option Plan" means the Company's Second Amended and Restated 1996 Stock Option Plan, as amended.

     1.2 "Acquisition Agreement" has the meaning set forth in Section 6.4(a) below.

     1.3 "Acquisition Proposal" has the meaning set forth in Section 6.4(a) below.

     1.4 "Aggregate Merger Consideration" means the sum of the aggregate Merger Consideration payable to the holders of the Outstanding Common Shares at the Effective Time and the Company Option Merger Consideration payable to the holders of Vested Company Options at the Effective Time.

     1.5  "Benefit Plans" has the meaning set forth in Section 4.13(a) below.

     1.6  "Charter Documents" has the meaning set forth in Section 4.1(a) below.

     1.7  "Closing" has the meaning set forth in Section 3.1 below.

     1.8  "Closing Date" has the meaning set forth in Section 3.1 below.

     1.9  "Code" means the Internal Revenue Code of 1986, as amended.

     1.10  "Company" has the meaning set forth in the preface above.

     1.11 "Company Common Stock" means any share of the common stock, $.001 par value per share, of the Company.

     1.12 "Company Fairness Opinion" has the meaning set forth in Section 4.22 below.

     1.13  "Company's Financial Advisor" has the meaning set forth in Section
4.22 below.

     1.14 "Company Indemnified Parties" means the Company, its Subsidiaries and their respective officers, directors, stockholders, employees, consultants and agents, and any of their successors and assigns.

     1.15 "Company Intellectual Property" means any Intellectual Property owned by the Company or any of the Company's Subsidiaries.

     1.16 "Company Option Merger Consideration" means the amount payable to the holders of Vested Company Options at the Effective Time in accordance with
Section 2.2(d).

     1.17 "Company Option" means any convertible security, option, warrant, or other right to purchase or otherwise acquire a share of Company Common Stock outstanding under any of the Company Option Plans or otherwise set forth on
Schedule 4.5 of the Disclosure Schedule (whether or not vested in or exercisable by the holder thereof).

     1.18 "Company Option Plans" means (i) the 1996 Option Plan, (ii) the Warrant Agreement dated March 25, 1996 between the Company and Whale Securities Co., L.P., and (iii) the Non-Negotiable Convertible Promissory Note dated July 16, 1996.

     1.19  "Company Stockholder" means any holder of Company Common Stock.

     1.20  "Constituent Corporation" means either Newco or the Company.

     1.21 "Copyright" means any United States or foreign copyright owned by the Company or any of its Subsidiaries as of the date of this Agreement, including any registration of copyrights in the United States Copyright Office or the equivalent interest in any foreign country, as well as any application for a United States or foreign copyright registration made by the Company or any of its Subsidiaries.

     1.22 "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

     1.23 "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

     1.24 "Deposit" means the sum of US$2,000,000.00 which is being wire transferred concurrently with the execution and delivery of this Agreement to the Escrow Account.

     1.25  "Disclosure Schedule" has the meaning set forth in Article 4 below.

     1.26 "Dissenting Share" means any share of Company Common Stock held of record by any stockholder who is entitled to but does not vote such shares of Company Common Stock in favor of the Merger (or who does not provide written consent to the Merger if approval is effected through written consent) and who shall have properly and timely delivered to the Company a written demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the Delaware General Corporation Law.

     1.27  "Effective Time" has the meaning set forth in Section 3.3 below.

     1.28 "Environmental Law" means any law, statute, regulation, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement that relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants, or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean

Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local laws.

     1.29 "Environmental Permits" has the meaning set forth in Section 4.11(c) below.

     1.30 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.31  "ERISA Affiliate" has the meaning set forth in Section 4.13(a) below.

     1.32 "Escrow Account" means an interest-bearing escrow account maintained by the Escrowee at Citibank, N.A.

     1.33 "Escrowee" means the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, or any successor appointed pursuant to Section 3.2(e) below.

     1.34 "Financial Statements" means the financial statements of the Company (including the related notes and schedules) included or incorporated by reference in the Public Reports.

     1.35 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     1.36 "Governmental Body" means any applicable governmental authority, agency, commission, official, instrumentality, court, tribunal or arbitrator of any United States or foreign federal, state, provincial, county or local government or political subdivision.

     1.37 "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.38 "Hazardous Material" has the meaning set forth in Section 4.11(a) below.

     1.39 "Hazardous Materials Activities" has the meaning set forth in Section 4.11(b) below.

     1.40 "Intellectual Property" means Marks, Patents and Copyrights, collectively.

     1.41  "Indemnity Agreement" has the meaning set forth in the preface above.

     1.42 "Knowledge" of any matter means (i) with respect to an individual, the actual knowledge, but not constructive or imputed knowledge, of such individual, after due inquiry of such matter and (ii) with respect to any Person that is not an individual, such actual knowledge of each individual that is a director, officer, manager, employee, counsel, accountant, investment banker or other professional advisor of such Person.

     1.43  "LSE" means the London Stock Exchange Limited.

     1.44 "Mark" means all right, title, and interest in and to any United States or foreign trademarks, service marks, and trade names now held by the Company or any of its Subsidiaries, including any registration or application for registration of any trademarks and service marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company or any of its Subsidiaries, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identities) used by the Company or any of its Subsidiaries in the United States or any foreign country.

     1.45 "Material Adverse Effect" upon a Person means any change or changes or effect or effects that individually or in the aggregate have or may reasonably be expected to have a material adverse effect upon the business, operations, affairs, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole; provided, however, that, a decline in national or international economic conditions affecting the Company or Photobition or events or conditions generally affecting the industry in which Photobition operates shall not be deemed to have a "Material Adverse Effect" with respect to either such party.

     1.46  "Merger" has the meaning set forth in the preface above.

     1.47 "Merger Consideration" means the price per share of Company Common Stock payable to the holders of the Outstanding Common Shares at the Effective Time pursuant to Section 2.2(c) and to the holders of Company Options at the Effective Time pursuant to section 2.2(d), as determined by the Share Price Formula.

     1.48  "Merger Documents" has the meaning set forth in Section 3.3 below.

     1.49  "Most Recent Fiscal Quarter End" has the meaning set forth in Section
4.7 below.

     1.50  "Most Recent Fiscal Year End" has the meaning set forth in Section
4.7 below.

     1.51  "Newco" has the meaning set forth in the preface above.

     1.52 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     1.53 "Outstanding Company Shares" means all of the issued and outstanding shares of the Company Common Stock.

     1.54  "Parties" means Photobition, Newco and the Company, collectively.

     1.55 "Patent" means any United States or foreign patent to which the Company or any of its Subsidiaries has title as of the date of this Agreement, as well as any application for a United States or foreign patent.

     1.56  "Paying Agent" has the meaning set forth in Section 2.5(a) below.

     1.57  "Payment Fund" has the meaning set forth in Section 2.5(a) below.

     1.58 "Permits" means licenses, franchises, permits, consents, approvals and other governmental authorizations required by, or any waiver, exemption or non-applicability order of, any Governmental Body.

     1.59 "Permitted Lien" means (i) any lien for Taxes not yet due or delinquent or which is being contested in good faith by appropriate proceedings (provided that appropriate reserves or other appropriate provisions are made therefor to the extent required by GAAP), and (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or delinquent or which is being contested in good faith by appropriate proceedings (provided that appropriate reserves or other appropriate provisions are made therefor to the extent required by GAAP).

     1.60 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

     1.61  "Photobition" has the meaning set forth in the preface above.

     1.62 "Photobition Offering" means any public or private offering of securities of Photobition, the net proceeds of which may be applied principally to fund the Aggregate Merger Consideration.

     1.63 "Photobition-owned Share" means any share of Company Common Stock that Photobition or Newco owns beneficially.

     1.64  "Principal Stockholder" means Gary Katz.

     1.65  "PTO" means the United States Patent and Trademark Office.

     1.66  "Public Report" has the meaning set forth in Section 4.6 below.

     1.67 "Requisite Stockholder Approval" means the affirmative vote of the holders of a majority of the Outstanding Company Shares on the record date for the Special Meeting in favor of this Agreement and the Merger.

     1.68  "SEC" means the Securities and Exchange Commission.

     1.69  "Securities Act" means the Securities Act of 1933, as amended.

     1.70 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.71 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     1.72  "Share Price Formula" means:

         C + EP
        ------------------
        OS + VO

        where:

        C = Forty Seven Million United States Dollars (US$47,000,000), and

        EP = the aggregate of the exercise prices payable and the value of convertible securities exchanged by the holders of the Vested Company Options at the Effective Time in order to acquire the shares of Company Common Stock which are subject thereto, and

        OS = the number of Outstanding Company Shares at the Effective Time, and

        VO = the aggregate number of shares of Company Common Stock which are subject to Vested Company Options at the Effective Time.

     1.73  "Special Meeting" has the meaning set forth in Section 6.5(b) below.

     1.74 "Stockholder Agreement" has the meaning set forth in the preface above.

     1.75 "Stock Option Agreement" has the meaning set forth in the preface above.

     1.76 "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or voting interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or persons performing a similar function.

     1.77  "Suit" has the meaning set forth in Section 10.10 below.

     1.78 "Superior Proposal" has the meaning set forth in Section 6.4(c) below.

     1.79 "Surviving Corporation" has the meaning set forth in Section 2.1(a) below.

     1.80 "Tax" means any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or Governmental Body.

     1.81 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

     1.82 "Termination Fee" means Two Million United States Dollars (US$2,000,000.00).

     1.83 "Third Party Intellectual Property" means any Intellectual Property used or licensed by the Company or any of its Subsidiaries in any respect that is not Company Intellectual Property.

     1.84 "Transaction Agreements" means, collectively, this Merger Agreement, the Stockholder Agreement, the Indemnity Agreement, the Stock Option Agreement, the Consulting Agreement and the side letter referred to in Section 3.4.

     1.85 "Unvested Company Option" means a Company Option that is not a Vested Company Option.

     1.86 "Vested Company Option" means, at any time, a Company Option that is vested in and exercisable by the holder thereof at such time.

2  PLAN OF REORGANIZATION

     2.1  THE MERGER

     (a) The Merger. At the Effective Time (as defined in Section 3.3), Newco shall be merged with and into the Company pursuant to this Agreement and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation".

     (b) Effects of the Merger. The Merger shall have the effects provided therefor by the Delaware General Corporation Law.

     (c) Articles of Incorporation; Bylaws; Directors and Officers. The Certificate of Incorporation of the Surviving Corporation shall be amended to be from and after the Effective Time identical to the Certificate of Incorporation of Newco immediately prior to the Effective Time, until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the Delaware General Corporation Law. The Bylaws of the Surviving Corporation shall be amended to be from and after the Effective Time identical to the Bylaws of Newco in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware General Corporation Law. The initial directors and officers of the Surviving Corporation shall be the Persons serving in the corresponding offices of Newco immediately prior to the Effective Time, in each case until their respective successors are elected and qualified.

     2.2 CONVERSION OF SECURITIES. Subject to the terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Photobition, Newco, the Company, or the holders of any security of either Constituent Corporation, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

          (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and be converted into one share of validly issued, fully paid and non-assessable common stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) Cancellation of Certain Shares of Capital Stock of the Company. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be cancelled and no Merger Consideration shall be delivered in exchange therefor.

          (c) Conversion of Capital Stock of the Company. At and as of the Effective Time, (A) except as provided in Section 2.2(b), each Outstanding Company Share at the Effective Time (other than any Dissenting Share or Photobition-owned Share) shall be converted into the right to receive an amount equal to the Merger Consideration in cash (without interest), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law, and (C) each Photobition-owned Share shall be cancelled. No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.2(c) after the Effective Time.

          (d) Company Options. At and as of the Effective Time, the holder of each Vested Company Option shall be entitled to receive, in lieu of any Company Common Stock, an amount in cash (without interest) equal to the difference between (A) the Merger Consideration and (B) the exercise price that would be payable upon the exercise of such Vested Company Option at the Effective Time. No Vested Company Option or the shares of Company Common Stock subject thereto shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.2(d) after the Effective Time.

     2.3 DISSENTING SHARES. At and as of the Effective Time, each Dissenting Share shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Corporation Law; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such Dissenting Shares or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in Section 262 of the Delaware Corporation Law, the rights and obligations of such holder to receive such fair value shall terminate, and such Dissenting Shares shall be entitled to receive an amount equal to the Merger Consideration in cash (without interest) in accordance with
Section 2.2(c). The Company shall give Photobition prompt notice of any demands received by the Company for appraisal of Dissenting Shares, and Photobition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not make any payment with respect to, or settle or offer to settle, the demands of any Dissenting Shares without the written consent of Photobition. The Company agrees to comply with the notice provisions of Section 262 of the Delaware Corporation Law.

     2.4  PROCEDURE FOR PAYMENT.

     (a) Immediately after the Effective Time, (A) Photobition will cause the Surviving Corporation to furnish to a Person designated to act as paying agent and reasonably acceptable to the Company (the "Paying Agent"), cash in an amount sufficient, together with the amount of the Deposit and any interest paid thereon through the Closing Date, for the Paying Agent to make full payment of the portion of the Aggregate Merger Consideration payable to the holders of all the Outstanding Company Shares at the Effective Time (other than any Dissenting Shares and Photobition-owned Shares) and full payment of the Company Option Merger Consideration (the "Payment Fund"), and (B) Photobition will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) in a form acceptable to the Paying Agent to each record holder of Outstanding Company Shares at the Effective Time for such holder to use in surrendering the certificates which represented his or its shares of Company Common Stock against payment of the Merger Consideration and a letter of transmittal (with instructions for its use) in a form acceptable to the Paying Agent to each record holder of Vested Company Options for such holder to use in surrendering the agreement or certificate which represented his or its Vested Company Option against payment of the Company Option Merger Consideration. No interest will accrue or be paid to the holder of any such Outstanding Company Shares or outstanding Vested Company Options.

     (b) Photobition may cause the Paying Agent to invest the cash included in the Payment Fund in one or more investments selected by Photobition; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Aggregate Merger Consideration as necessary. Photobition may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Photobition will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.

     (c) Photobition may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former holders of Outstanding Company Shares or Vested Company Options outstanding at the Effective Time shall only be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the Aggregate Merger Consideration to which they are entitled hereunder.

     (d) Photobition shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

     (e) Except as set forth in the Indemnity Agreement, Photobition will indemnify each of the Company Indemnified Parties against any claim, and hold the Company Indemnified Parties from any liability, cost or expense (including reasonable attorneys fees), arising out of or in connection with the Surviving Corporation's failure to pay the Aggregate Merger Consideration to the holders of the Outstanding Company Shares and the holders of the Vested Company Options, claims of the holders of Dissenting Shares and the determination of any amounts or other items of property due to holders of Dissenting Shares, and the disbursement of the Payment Fund.

     2.5 CLOSING OF TRANSFER RECORD. After the close of business on the Closing Date, transfers of shares of Company Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3  CLOSING; DEPOSIT

     3.1 THE CLOSING. The closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Feder Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, in New York, New York, commencing at 9.00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date, place and time as the Parties may mutually determine (the "Closing Date").

     3.2 THE DEPOSIT. Concurrently with Photobition's execution and delivery of this Agreement, Photobition is paying the Deposit to the Escrowee's Escrow Account via wire transfer.

          (a) Upon the Closing, Photobition will instruct the Escrowee to transfer the Deposit and any interest paid thereon to the Paying Agent for disbursement in accordance with Section 2.5.

          (b) If the Company terminates this Agreement pursuant to Section 9.1(iii)(A) or 9.1(iii)(B)(1) or (2), the Deposit and any interest paid on the Deposit shall be retained by the Company as liquidated damages in respect of the fees, expenses and other costs (including lost opportunity costs) incurred or suffered by the Company. If this Agreement is terminated pursuant to Section 9.1(i), 9.1(ii), 9.1(iii)(B)(3), 9.1(iii)(C) or 9.1(iv), the Deposit and any interest paid on the Deposit shall be paid to Photobition.

          (c) The Escrowee shall hold the Deposit in escrow in the Escrow Account (or as otherwise agreed in writing by the Company, Photobition and Escrowee) and shall pay over or apply the Deposit in accordance with the terms of this Section 3.2. Interest earned on the Deposit shall be paid to the party entitled to the Deposit, and the party receiving such interest shall pay any income taxes thereon. If for any reason either the Company or Photobition makes a written demand upon Escrowee for payment of the Deposit, the Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party or its counsel to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the Company and Photobition or a final judgment of a court.

          (d) Escrowee shall have the right at any time to deposit the Deposit and interest thereon, if any, with the clerk of a court of the State of New York. Escrowee shall given written notice of such deposit to the Company and Photobition. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder. The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties with respect to the Deposit, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. The Company shall indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrowee.

          (e) The parties acknowledge that Escrowee is acting as counsel to the Company in connection with the Merger, this Agreement and the transactions contemplated by this Agreement. The Escrowee or any member thereof shall be permitted to act as counsel for the Company or any of its officers, directors, stockholders, employees, agents or representatives in any dispute as to the disbursement of the Deposit or any other dispute between Photobition and the Company or any such Persons; provided that the Escrowee shall, prior to so acting, resign and designate a successor escrowee or deposit the Deposit and interest thereon, if any, with the clerk of a court of the State of New York.

          (f) Photobition acknowledges that the agreements contained in this
     Section 3.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement. Any payment of the Deposit to the Company will be compensation and liquidated damages for the loss suffered by the Company as a result of the failure of the Merger to be consummated and as payment for all the Company's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and to avoid the difficulty of determining damages under the circumstances, and Photobition will not have any other liability to the Company after such payment. The Deposit will be paid by Photobition to the Company in immediately available funds within two business days after the date of the event giving rise to the obligation to make such payment occurs.

     3.3 EFFECT. On the Closing Date, the certificate of merger or other appropriate documents executed in accordance with the Delaware General Corporation Law (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law. The Merger shall become effective upon such filings or at such later time as may be specified in such filings and agreed to by the parties (the "Effective Time").

     3.4  ACTIONS AT THE CLOSING.  In addition to the matters set forth in
Section 3.2 above, at the Closing (i) the Company will deliver to Photobition and Newco the various certificates, instruments, and documents referred to in
Article 7 below, (ii) Photobition and Newco will deliver to the Company the various certificates, instruments, and documents referred to in Article 8 below,
(iii) Photobition will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided in Section 2.5 above, (iv) the Escrowee shall deliver the Deposit and all interest paid thereon through the Closing Date to the Paying Agent, and (v) Photobition shall perform, or cause the surviving Corporation to perform, its obligations under the letter agreement being entered into by the Parties concurrently with this Agreement with respect to the Unvested Company Options.

4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     To induce Photobition and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to Photobition and Newco as follows, except as set forth on the disclosure schedule accompanying this Agreement ("Disclosure Schedule").

4.1  DUE ORGANIZATION; SUBSIDIARIES.

     (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities and to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted in which the failure to so qualify would have a Material Adverse Effect. Each of the Company and its Subsidiaries is in good standing as a foreign corporation in each jurisdiction in which it has qualified to do business. The Company has delivered to Photobition true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and each of its Subsidiaries. Such Certificate of Incorporation and Bylaws of the Company and its Subsidiaries are collectively referred to as the "Charter Documents". Neither the Company nor any Subsidiary of the Company is in violation of any Charter Documents.

     (b) Schedule 4.1(b) of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or formation of each Subsidiary of the Company. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Security Interests, except as set forth on Schedule 4.1(b) of the

Disclosure Schedule. Except for the capital stock of the Subsidiaries described on Schedule 4.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or ownership interest in any Person.

     4.2  AUTHORIZATION; VALIDITY.

     (a) The Company has all requisite corporate power and authority to enter into each Transaction Agreement to which the Company is a party and to consummate the transactions contemplated thereby. The execution and delivery by the Company of each Transaction Agreement to which the Company is a party and the performance by the Company of the transactions contemplated therein have been duly and validly authorized by the Board of Directors of the Company. Each of the Transaction Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. Notwithstanding anything in this Section 4.2 to the contrary, the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval.

     (b) The Board of Directors of the Company has duly and validly unanimously approved the Merger and each of the Transaction Agreements to which the Company is a party and all of the transactions contemplated hereby.

     4.3 NO CONFLICTS; NOTICES. The execution, delivery and performance of each Transaction Agreement to which the Company is a party, the consummation of the transactions contemplated thereby, and the fulfillment of the terms thereof will not:

          (i) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (ii) except as set forth on Schedule 4.3 of the Disclosure Schedule, conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's or any of its Subsidiaries' properties pursuant to (A) any document, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (B) any judgment, order or decree to which the Company or any of its Subsidiaries is bound or any of their respective properties is subject; and which in respect of subclause (B) would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 4.3, have a Material Adverse Effect upon the Company.

          (iii) result in termination or impairment of any material Permit of the Company or any of its Subsidiaries which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 4.3, have a Material Adverse Effect upon the Company; or

          (iv) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any of its Subsidiaries is subject or by which the Company's or any of its Subsidiaries' properties is bound, which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 4.3, have a Material Adverse Effect upon the Company.

     Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, and the Securities Exchange Act, none of the Company and its Subsidiaries is required by law to give any notice to, make any filings with, or obtain any Permit of any Governmental Body in order for the Company to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party.

     4.4 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 25,000,000 shares Company of Common Stock, of which 5,090,276 shares are issued and outstanding, and 5,000 shares of preferred stock, US$.001 par value, of which no shares are issued and outstanding. 1,424,033 shares of Company Common Stock are reserved for issuance upon exercise of Company Options under the Company Option Plans. Company Options to acquire 642,227 shares of Company Common Stock are currently both vested and exercisable under the terms of the Company Option Plans. Company Options to acquire 769,806 shares of Company Common Stock are currently not vested under the terms of the Company Option Plans. No shares of the Company's capital stock are issued and held in the treasury of the Company. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable. All shares of Company Common Stock which may be issued pursuant to the Stock Option Agreement or the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of the capital stock of the Company and its Subsidiaries were offered, issued, sold and delivered by the Company and its Subsidiaries in compliance with all applicable state and federal laws concerning the issuance of securities in all material respects. Further, none of such shares was issued in violation of any preemptive rights. Except for the Stockholder Agreement, the Company is not a party to any voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company or any of its Subsidiaries. From the date hereof to the Effective Time, there has been and will be no change in the number of issued and outstanding shares of Company Common Stock or Company Options (except as set forth on Schedule 6.3) other than pursuant to the exercise of options to purchase Company Common Stock issued pursuant to the Company Options and described in this Section 4.4.

     4.5 TRANSACTIONS IN CAPITAL STOCK; ACCOUNTING TREATMENT. Except as set forth on Schedule 4.5 of the Disclosure Schedule, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company or any of its Subsidiaries to issue, sell or otherwise cause to be outstanding any shares of capital stock. Neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, Photobition will be the record and beneficial owner of all outstanding capital stock of the Surviving Corporation and rights to acquire capital stock of the Surviving Corporation.

     4.6 FILINGS WITH THE SEC. The Company has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.7 FINANCIAL STATEMENTS. The Company has filed Quarterly Reports on Form 10-QSB under the Securities Exchange Act for the fiscal quarters ended June 30, 1998 (the "Most Recent Fiscal Quarter End") and March 31, 1998 and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 ("Most Recent Fiscal Year End"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, as to interim Financial Statements, contain all adjustments (consisting of normal receiving accruals) which, in the opinion of management, are deemed necessary for a fair presentation of the results for the interim period, and present fairly the financial position of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries, and as to interim Financial Statements, contain all adjustments (consisting of normal receiving accruals) which, in the opinion of management, are deemed necessary for a fair presentation of the results for the interim period; provided, however, that the interim Financial Statements do not contain footnotes required by GAAP.

     4.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Since the Most Recent Fiscal Quarter End, there has not been any change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, which has had a Material Adverse Effect upon the Company.

     4.9 UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth on the face of the Company's balance sheet dated as of the Most Recent Fiscal Quarter End and included in the Form 10-QSB filed by the Company under the Securities Exchange Act for the Most Recent Fiscal Quarter End (rather than in any notes thereto), (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and none of which would have a Material Adverse Effect upon the Company, (iii) liabilities under this Agreement, or (iv) liabilities described in the Disclosure Schedule.

     4.10  INTELLECTUAL PROPERTY.

     (a) The Company and its Subsidiaries are the true and lawful owners of, or are licensed or otherwise possess legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 4.10 of the Disclosure Schedule. The Disclosure Schedule lists (i) all of the Marks registered in the PTO or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks that the Company or any Subsidiary now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on the Disclosure Schedule, the Company and its Subsidiaries own all of the registered and unregistered trademarks, service marks, and trade names that they use. The Marks listed on the Disclosure Schedule will not cease to be valid rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     (b) All Patents and Copyrights are listed on Schedule 4.10 of the Disclosure Schedule. The Company and its Subsidiaries are the true and lawful owners of, or are licensed or otherwise possess legally enforceable rights to use, the Patents, and the Copyrights. The Patents and Copyrights constitute all patents and copyright registrations that the Company and its Subsidiaries now use in connection with their business. The Patents and Copyrights listed on the Disclosure Schedule will not cease to be valid rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     (c) Except as indicated on Schedule 4.10 of the Disclosure Schedule, neither the Company nor any Subsidiary has any obligation to compensate any Person for the use of any Intellectual Property nor has the Company or any Subsidiary granted to any Person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

     (d) The Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement. No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending nor, to the Company's Knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Subsidiary infringes on any copyright, patent, trademark, service mark, trade name or trade secret; (ii) against the use by the Company or any Subsidiary of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's or any Subsidiary's business as currently conducted by the Company or any Subsidiary; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secrets material to the Company or any Subsidiary; or (iv) challenging the Company's or any Subsidiary's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its Subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of trade secrets, any patents, trademarks, service marks, trade name or copyrights and which has not been finally terminated, (y) has been informed or notified by any third party that the Company or any Subsidiary may be engaged in such infringement or (y) has Knowledge of any infringement liability with respect to, or infringement by, the Company or any of its Subsidiaries of any trade secret, patent, trademark, service mark, trade name or copyright of another.

     4.11  ENVIRONMENTAL MATTERS

     (a) Hazardous Material. Other than as set forth on Schedule 4.11 of the Disclosure Schedule, the Company has no Knowledge of the presence of any substance that has been designated by any Governmental Body or by applicable federal, state, local or other Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material") in the premises occupied or leased by the Company and its Subsidiaries. The Company and its Subsidiaries do not and have never owned any real property.

     (b) Hazardous Materials Activities. The Company has no Knowledge that the Company or any of its Subsidiaries is in violation of any applicable Environmental Law and neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law now in effect, nor has the Company or any of its Subsidiaries disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Environmental Law in effect prior to or as of the date hereof, which violations, if any, would have a Material Adverse Effect upon the Company.

     (c) Permits. The Company and its Subsidiaries collectively hold all environmental Permits (the "Environmental Permits") required by any Governmental Body necessary for the conduct of Hazardous Material Activities and other business of the Company or any of its Subsidiaries as such activities and business are currently being conducted, except for Environmental Permits the lack of which would not have a Material Adverse Effect upon the Company. Except as set forth on Schedule 4.11 of the Disclosure Schedule, all Environmental Permits are in full force and effect. The Company and its Subsidiaries (A) are in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. The Disclosure Schedule includes a listing and description of all Environmental Permits currently held by the Company or any of its Subsidiaries.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity. Neither the Company nor any of its Subsidiaries has received any written notice, suit or claim from any Governmental Body or any other Person that the businesses of the Company or its Subsidiaries or the operation of any of their respective facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Materials.

     4.12 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to the Company and its Subsidiaries:

          (a) Except as set forth in Schedule 4.12 of the Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice.

          (b) There is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other comparable Governmental Body.

          (c) There is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending against or directly affecting the Company or any of its Subsidiaries.

          (d) To the Company's Knowledge, no labor representation organization effort exists nor has there been any such activity within the past three
     (3) years.

          (e) No grievance or arbitration proceeding arising out of the employment practices of the Company or any of its Subsidiaries is pending and, to the Company's Knowledge, no claims therefor exist.

          (f) The employees of the Company and its Subsidiaries are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or any of its Subsidiaries or currently being negotiated by the Company or any of its Subsidiaries.

          (g) Except as set forth on Schedule 4.12 of the Disclosure Schedule, all Persons classified by the Company or any of its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and its Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     4.13  EMPLOYEE BENEFIT PLANS.

     (a) The Disclosure Schedule sets forth a true and complete list (or, in the case of an unwritten plan, a description) of all material employee benefit plans, arrangements, contracts or agreements (including employment agreements, severance agreements and managers' insurance plans) of any type, statutory or otherwise (including but not limited to plans described in Section 3(3) of ERISA), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of
Section 414(b), 414(c) or 414(m) of the Code, or the regulations issued under
Section 414(o) of the Code ("Benefit Plans").

     (b) With respect to each Benefit Plan: (i) if intended to qualify under
Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code, no condition exists that would reasonably be expected to affect such qualification, and except as set forth on
Schedule 4.13 of the Disclosure Schedule, there have been no amendments to any such Benefit Plan which are not the subject of a favorable determination letter,
(ii) such plan has been administered in all material respects in accordance with its terms and U.S. federal, state or local, statutes, orders or governmental rules or regulations, including, but not limited to ERISA and the Code, no notice has been issued by any governmental entity questioning or challenging such compliance, and no condition exists that would be expected to affect such compliance, (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company, (iv) no disputes are pending that might reasonably be expected to give rise to material liability on the part of the Company, (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that would give rise to material liability on the part of the Company, any ERISA Affiliate or any of their employees, stockholders or directors, (vi) all contributions and premiums due as of the date hereof in respect of any Benefit Plan (taking into account any extensions for such contributions and premiums) have been made in full or accrued on the Company's balance sheet forming part of the Financial Statements, (vii) as of the last applicable annual valuation date, the present value of all benefits under such Plan did not exceed the value of the assets of such Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Plan, (viii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such Plan, and (ix) no Benefit Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

     (c) Except as set forth on Schedule 4.13 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate (i) has incurred an accumulated funding deficiency, as defined in the Code and ERISA, or (ii) has incurred any material liability under Title VI of ERISA with respect to any employee benefit plan that is subject to Title VI of ERISA.

     (d) With respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as disclosed in the Disclosure Schedule, no such plan provides post-employment or retiree welfare or death benefits of any kind with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than as required by law.

     (e) Except as set forth on Schedule 4.13 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any individual.

     (f) There is no Benefit Plan that is a "multiemployer plan," as such is defined in Section 3(37) of ERISA.

     4.14  TAXES.

     (a) Except as set forth on Schedule 4.14 of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed, or will timely file, all Tax Returns due on or before the Closing Date, and all such Tax Returns are or will be true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries has received written notice of any claim or inquiry made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

     (b) Except as set forth on Schedule 4.14 of the Disclosure Schedule, the Company and its Subsidiaries have paid in full on a timely basis all Taxes owed by them, whether or not shown on any Tax Return.

     (c) The amount of the Company's liability for unpaid Taxes as of the Most Recent Fiscal Quarter End did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on Form 10-QSB for the Most Recent Fiscal Quarter End filed by the Company under the Securities Exchange Act and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date. Since the Most Recent Fiscal Quarter End, the Company has not incurred liability for any Taxes other than in the Ordinary Course of Business.

     (d) Except as set forth on Schedule 4.14 of the Disclosure Schedule, there are no ongoing examinations or claims against the Company or any of its Subsidiaries for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

     (e) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated any applicable law of any jurisdiction relating to the payment and withholding of Taxes, including, without limitation, (x) withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and (y) withholding of Taxes in respect of amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Company and each of its Subsidiaries have, in the manner prescribed by law, withheld and paid when due all Taxes required to have been withheld and paid under all applicable laws.

     (f) There are no Security Interests upon the shares of Company Common Stock or any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due.

     (g) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (h) Neither the Company nor any of its Subsidiaries has made a change in accounting methods (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), received a ruling from any taxing authority or signed an agreement with any taxing authority which could have a Material Adverse Effect on the Company, or has entered into any closing or similar agreement with any taxing authority.

     (i) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

     (j) Except as set forth on Schedule 4.14 of the Disclosure Schedule, no power of attorney with respect to any matter relating to Taxes or Tax Returns has been granted by or with respect to the Company or any of its Subsidiaries.

     (k) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or the payment of any amount that is not deductible by reason of Section 162(m) of the Code.

     (l) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

     (m) None of the Company or any of its Subsidiaries is a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1296 of the Code.

     (n) Except as set forth in Schedule 4.14 of the Disclosure Schedule, the Company has delivered to Photobition complete and accurate copies of each of:
(A) all audit, examination and similar reports and all letter rulings and technical advice memoranda relating to United States federal, state, local and foreign Taxes due from or with respect to the Company and its Subsidiaries; (B) all United States federal, state and local, and foreign Tax Returns, Tax examination reports and similar documents filed by the Company and its Subsidiaries; and (C) all closing agreements entered into by the Company and its Subsidiaries with any taxing authority and all statements of Tax deficiencies assessed against or agreed to by the Company and its Subsidiaries. The Company will deliver to Photobition all materials with respect to the foregoing for all matters arising after the date hereof.

     (o) To the Company's Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Security Interest on any of the assets of the Company or its Subsidiaries or otherwise have a Material Adverse Effect on the Company.

     (p) None of the assets and properties of the Company or any of its Subsidiaries is an asset or property that Photobition or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

     (q) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, provincial, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries or any assets thereof.

     (r) The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (s) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other laws or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor does the Company or any of its Subsidiaries have any Knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing any such change in accounting method.

     (t) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

     (u) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     (v) All material elections with respect to Taxes affecting the Company or any of its Subsidiaries as of the date hereof are set forth on Schedule 4.14 of the Disclosure Schedule.

     (w) The Company and its Subsidiaries have not been members of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period for assessment has expired (taking into account any extension or waiver thereof) or for groups solely made up of the Company and any of its Subsidiaries.

     4.15  CONFORMITY WITH LAW; LITIGATION.

     (a) The Company and its Subsidiaries have not violated any law or regulation or any order of any Governmental Body having jurisdiction over it, except such violations as have not had a Material Adverse Effect on the Company.

     (b) Except as set forth on Schedule 4.15 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending against or affecting the Company or any of its Subsidiaries at law or in equity, or before or by any Governmental Body having jurisdiction over it and (i) no written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received, and (ii) none of the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer have since June 1, 1998 received oral notice of any claim, action, suit or proceeding, whether pending or threatened, involving an amount in excess of $50,000. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or any of its Subsidiaries or against any of their properties or business.

     4.16 ABSENCE OF CHANGES. Since the Most Recent Fiscal Quarter End, the Company and each of its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business and, except as contemplated herein or as set forth on Schedule 4.16 of the Disclosure Schedule, there has not been:

          (i) any change, by itself or together with other changes, that has had a Material Adverse Effect upon the Company;

          (ii) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          (iii) any granting by the Company or any of its Subsidiaries of any options, warrants or other interests in the capital stock of the Company or any of its Subsidiaries;

          (iv) the commencement or written notice to the Company of any lawsuit or proceeding against, or investigation of, the Company or any of its Subsidiaries or any of its affairs; or

          (v) the taking of any action proscribed by or the failure to take any action required by Section 6.3.

     4.17 DISCLOSURE. The Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects. The Definitive Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that Photobition or Newco will supply in writing specifically for use in the Definitive Proxy Materials.

     4.18 CONTRACTS. Except as set forth on Schedule 4.18 of the Disclosure Schedule, each material contract or agreement to which the Company or any of its Subsidiaries is a party is legally valid and binding and in full force and effect in all material respects. The Company has previously provided or made available for inspection by Photobition or its representatives all of such material contracts and agreements. Neither the Company nor any of its Subsidiaries has received a written notice that it is in violation of or in default under (nor, except as set forth on Schedule 4.18 of the Disclosure Schedule, to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any such material contract, except to the extent that such violation or default, individually and in the aggregate, would not have a Material Adverse Effect upon the Company.

     4.19 TITLE AND CONDITION OF PROPERTIES. The Company and its Subsidiaries own title, free and clear of all Security Interests, to all of the personal property and assets shown on the balance sheet included in the Company's Financial Statements for the Most Recent Fiscal Quarter End, or acquired after the Most Recent Fiscal Quarter End, except for (A) assets which have been disposed of to nonaffiliated third parties since the Most Recent Fiscal Quarter in the Ordinary Course of Business, (B) Security Interests reflected in the Financial Statements, (C) Security Interests or imperfections of title which are not individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Permitted Liens. All of the equipment (including computer hardware) and other tangible personal property and assets owned or used by the Company and its Subsidiaries is useable in the Ordinary Course of Business, except for conditions which would not in the aggregate have a Material Adverse Effect upon the Company.

     4.20 PERMITS. Except as set forth on Schedule 4.20 of the Disclosure Schedule, (i) the Company owns or holds all Permits necessary for the continued operation of the Company's business as it is currently being conducted, (ii) the Permits are valid, and the Company has not received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any Permit, (iii) no present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest in any Permits, (iv) the Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and is not in violation of any of the Permits, and (v) none of the Merger or any other transactions contemplated by this Agreement will result in a default under, or a breach or violation of, or adversely affect the rights or benefits afforded to the Company by, any Permit.

     4.21 INSURANCE. Schedule 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies carried by the Company as of the date of this Agreement. All premiums payable under all such policies have been paid and the Company is otherwise in compliance with the material terms of such policies. To the Knowledge of the Company, there have been no threatened terminations of, material premium increases with respect to, or material disputes arising under, any of such policies.

     4.22 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Business Valuation Services, Inc. (the "Company's Financial Advisor"), dated the date hereof ("Company Fairness Opinion"), to the effect that, as of such date, the Aggregate Merger Consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view. A copy of the Fairness Opinion has been delivered to Photobition and Newco, it being understood and agreed that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Photobition or Newco or their affiliates or stockholders.

     4.23 BROKERS' FEES. Except as set forth on Schedule 4.23 of the Disclosure Schedule, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     4.24 OFFERING CIRCULAR. The information to be provided to Photobition by the Company for inclusion in any offering circular, prospectus, or other disclosure documents prepared in connection with the Photobition Offering or any communication to Photobition's shareholders in connection with the Merger will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

5  REPRESENTATIONS OF PHOTOBITION AND NEWCO

     To induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, each of Photobition and Newco represents and warrants to the Company as follows, except as set forth on the Disclosure
Schedule:

     5.1 DUE ORGANIZATION. Each of Photobition and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted in which the failure to so qualify would have a Material Adverse Effect on Photobition or Newco. Neither Photobition nor Newco is in violation of any provision of their respective organizational documents. Photobition has delivered to the Company true and correct copies of such organizational documents of Photobition and Newco. All of the outstanding capital stock of Newco is owned, directly or indirectly, by Photobition.

     5.2 AUTHORIZATION: VALIDITY OF OBLIGATIONS. Photobition and Newco have all requisite corporate power and authority to perform their obligations pursuant to the terms of each Transaction Agreement to which it is a party, and Photobition and Newco have the full legal right, power and corporate authority to enter into each Transaction Agreement to which it is a party, and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which Photobition and Newco is a party and the performance by each of Photobition and Newco of the transactions contemplated herein and therein have been duly and validly authorized by the respective Boards of Directors of Photobition and Newco and by all other necessary corporate action. Each of the Transaction Agreements to which Photobition or Newco is a party is a legal, valid and binding obligation of each of Photobition and Newco, enforceable in accordance with its terms.

     5.3 NO CONFLICTS. The execution, delivery and performance of each Transaction Agreement to which Photobition or Newco is a party, the consummation of the transactions contemplated thereby and the fulfillment of the terms hereof will not:

          (i) Conflict with, or result in a breach or violation of, the Articles of Association, Memorandum of Association or other organizational or constitutional documents of Photobition or the Certificate of Incorporation or Bylaws of Newco;

          (ii) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of Prohibition's or any of its Subsidiaries' properties pursuant to (A) any document, agreement or other instrument to which Photobition or any of its Subsidiaries is a party or by which Photobition or any of its Subsidiaries is bound, or (B) any judgment, order or decree to which Photobition or any of its Subsidiaries is bound or any of their respective properties is subject; and which in respect of subclause, or (C) would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 5.3, have a Material Adverse Effect upon Photobition;

          (iii) result in termination or impairment of any material Permit of Photobition or any of its Subsidiaries which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 5.3, have a Material Adverse Effect upon Photobition; or

          (iv) violate any law, order, judgement, rule, regulation, decree or ordinance to which Photobition or any of its Subsidiaries is subject or by which Photobition or any of its Subsidiaries is bound, which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 5.3, have a Material Adverse Effect upon Photobition.

     Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law and the rules of the LSE, neither Photobition nor Newco is required by law to give any notice to, make any filings with, or obtain any Permit of any Governmental Body in order for it to consummate the transactions contemplated by this Agreement.

     5.4 BROKERS FEES. Except as set forth on Schedule 5.4 of the Disclosure Schedule, neither Photobition, Newco nor any of their respective Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     5.5 PHOTOBITION'S LENDER'S COMMITMENT. Photobition has provided to the Company a true, correct and complete copy of a letter from NatWest, dated August 24, 1998, with respect to a proposed loan of pound sterling 35 million from NatWest to Photobition in connection with the proposed Merger.

     5.6 DISCLOSURE. The information to be provided to the Company by Photobition or Newco which is included in the Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

6  COVENANTS.

     6.1  COOPERATION.

     (a) The Company, Photobition and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement.

     (b) Each Party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

     6.2  ACCESS TO INFORMATION: CONFIDENTIALITY.

     (a) Between the date of this Agreement and the Closing Date, the Company will, and will cause its officers, employees, accountants, financial advisors and other representatives to, afford Photobition and its officers, directors, employees, counsel, auditors and advisors reasonable access, upon reasonable notice during normal business hours and at other reasonable times, to properties, books, contracts, commitments, records, lenders and advisors of the Company in order to permit Photobition to conduct its due diligence investigation of the Company, including without limitation, access upon reasonable request to the Company's and its Subsidiaries' employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

     (b) Each Party (for the purposes of this Section 6.2(b) only, Photobition and Newco being deemed the same Party) recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the other Party and its Subsidiaries, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the other Party. Each Party agrees that, until the Closing, it will not disclose confidential information with respect to the other Party to any Person for any purpose or reason whatsoever, except to authorized representatives of the Parties and their respective counsel and other advisers, provided that such advisers (other than counsel) first agree to the confidentiality provisions of this Section 6.2(b), unless (i) such information becomes known to the public generally through no fault of the disclosing Party, (ii) disclosure is required by law, applicable securities exchange requirements or the order of any Governmental Body under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii), or (iii) above, the disclosing Party shall give prior written notice thereof to the other Party and provide such other Party with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

     6.3  CONDUCT OF BUSINESS PENDING CLOSING.  Except as set forth on Schedule
6.3 of the Disclosure Schedule, between the date hereof and the Effective Time, the Company will, and will cause each of the Company's Subsidiaries to (except as agreed by Photobition, which agreement shall not be unreasonably withheld or delayed):

          (i) conduct its and its Subsidiaries' business in the Ordinary Course of Business;

          (ii) use reasonable commercial efforts to preserve the goodwill of the Company's and its Subsidiaries' respective customers, employees, independent contractors, suppliers and others having business relations with it to the extent consistent with the Company's Ordinary Course of Business;

          (iii) not make or incur any capital expenditures, except for any single transaction in an amount not in excess of $25,000 or $150,000 in the aggregate (excluding routine maintenance, repair or replacement);

          (iv) except pursuant to the exercise of outstanding Company Options described in Section 4.4, not issue, deliver, sell, dispose of, redeem, purchase, acquire, pledge or otherwise encumber any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock;

          (v) except for dividends of any subsidiary of the Company payable to the Company, not declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, stock or property) in respect of, any of its capital stock or otherwise make any payments to Company Stockholders in their capacity as such;

          (vi) not alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

          (vii) not acquire by merger or consolidating with, or by purchasing or by any other manner, any business, corporation, partnership or other business organization;

          (viii) not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except pursuant to an existing agreement, sales in the Ordinary Course of Business for an amount not less than the fair market value thereof, Permitted Liens and equipment leases included under subparagraph (iii) above;

          (ix) (A) not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except to the extent permitted by clause (B) of this paragraph and borrowings under existing credit facilities, and other borrowings in the Ordinary Course of Business and equipment lease financing arrangements, or
     (B) not make (1) any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company to any of its wholly-owned Subsidiaries or by any of its Subsidiaries to the Company, or another wholly-owned subsidiary thereof or (2) advances to officers or employees for travel, business and entertainment or relocation expenses other than in the Ordinary Course of Business, and not in an amount in excess of $10,000 in the aggregate at any one time outstanding;

          (x) not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) payment, discharge, settlement or satisfaction of the foregoing in the Ordinary Course of Business, (ii) liabilities incurred in connection with the Merger and the other transactions contemplated by the Transaction Agreements or (iii) liabilities reflected or reserved against in, or contemplated by, the financial statement for the Most Recent Fiscal Quarter End;

          (xi) not enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or payment or other consequence as a result of a change of control of the Company or its Subsidiaries;

          (xii) not permit any material insurance policy naming the Company or its Subsidiaries as a beneficiary or loss payable payee to be canceled or terminated unless it is replaced with a policy providing comparative coverage;

          (xiii) except in the Ordinary Course of Business, not make any material Tax elections, settle or compromise any material Tax liability or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, materially increasing its Tax liabilities or materially reducing its Tax assets;

          (xiv) not settle or compromise any pending or threatened suit, action or claim that relates to the transactions contemplated by this Agreement;

          (xv) not amend its Certificate of Incorporation or By-Laws;

          (xvi) not increase the compensation, benefits or severance payable to any current or former officer, director or employee of the Company, except for salary increases for such persons in the Ordinary Course of Business; nor grant any bonuses except in the Ordinary Course of Business and in an aggregate amount in 1998 not in excess of 110% of the aggregate amount of all bonuses granted to employees in 1997, and unless prior to the grant thereof the Company gives written notice of such proposed bonus to Photobition; and not hire officers, employees, agents, representatives or independent contractors whose annual compensation is more than $100,000 or where such hiring is not consistent with the past hiring and retention practices of the Company and its Subsidiaries;

          (xvii) not enter into, modify, amend or terminate any material contract, except for such actions which are in the Ordinary Course of Business and which in the aggregate do not have a Material Adverse Effect upon the Company;

          (xviii) not amend any of the terms of the Company Option Plans or Company Options, including without limitation the vesting thereof or grant any new options;

          (xix) not make any change in any material accounting principle used by it other than those required by GAAP or the SEC;

          (xx) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger); and

          (xxi) not authorize any of, or commit or agree to take any of, the foregoing actions.

     6.4  NO SOLICITATION.

     (a) After the date of this Agreement, the Company shall not, and shall cause its Subsidiaries, and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other representatives not to, initiate or solicit from, provide any confidential information to, or enter into any contract or agreement with, any Person (other than Photobition or its affiliates) with respect to or for any Acquisition Proposal or participate in any discussions or negotiations regarding any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. In the event that any Person contacts the Company or any of its officers, directors or employees, or to the Knowledge of the Company, any of its representatives, with any Acquisition Proposal or request for any information for the purpose of making an Acquisition Proposal, the Company will promptly notify Photobition of the identity of such third party and the nature and material terms, if any, of such Acquisition Proposal or request for information. As used herein, the term "Acquisition Proposal" means a proposal for a merger, sale of stock, sale of all or substantially all of the Company's assets, or other similar transaction involving the Company or any of its Subsidiaries not in the Ordinary Course of Business, including any Superior Proposal.

     (b) Except as provided in Section 6.4(c), and subject to compliance with
Section 10.6, if applicable, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Photobition the approval or recommendation by the Board of Directors of the Company or such committee thereof of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) authorize or otherwise cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an "Acquisition Agreement").

     (c) Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any Person, and may negotiate and participate in discussions and negotiations with any Person concerning an Acquisition Proposal if (x) such Person has on an unsolicited basis first submitted a bona fide written Acquisition Proposal to the Company which the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a superior transaction to the Company's stockholders than the Merger (taking into account such factors deemed relevant by the Board), (y) the Board of Directors of the Company is of the opinion, in the exercise of its business judgment, that failure to provide such information or access or to engage in such discussions or negotiations would create a reasonable possibility that the Board of Directors of the Company would violate its fiduciary duties to the stockholders of the Company under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to as a "Superior Proposal"), and (z) the Company gives Photobition prior written notice of its engagement in such activities. Prior to furnishing confidential information to, or entering into discussions or negotiations with, any other Persons with respect to a Superior Proposal, the Company must obtain from such other Persons a customary confidentiality agreement which agreement may not include any provision calling for an exclusive right to negotiate with such Persons and the Company must advise Photobition of the nature of such confidential information delivered to such other Person reasonably promptly following its delivery to the requesting party. Any information disclosed to Photobition with respect to any such proposal or request shall be "Confidential Information" within the meaning of Section 6.2(b) and be subject to the provisions thereof.

     (d) Nothing contained in this Section 6.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger.

     (e) Subject to compliance with this Section 6.4 and Section 10.6 and prior to any meeting of the stockholders of the Company which has among its purposes the approval of the Merger, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, provided that the Company shall have furnished Photobition with written notice not later than 12:00 noon (New York time) at least five business days in advance of the withdrawal or modification of its approval or recommendation of the merger, the approval or recommendation of a Superior Proposal, or the entering into of an agreement with respect to a Superior Proposal.

     6.5 REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notice to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of any Governmental Body necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing:

          (a) The Company will prepare and file with the SEC as soon as practicable after the date of this Agreement preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. The Company will use its best efforts to respond to the comments of the SEC thereon as soon as practicable. The Company will provide Photobition with a draft of the proxy statement and any amendments thereto prior to the filing thereof with the SEC in sufficient time for Photobition to provide reasonable comments to the form and content of the proposed disclosure. The Company will notify Photobition promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the proxy statement or for additional information, and will supply Photobition with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the proxy statement. Any fees payable in connection therewith shall be borne by the Company. The Company will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. Photobition will provide the Company with such information and assistance in connection with the foregoing filings that the Company may reasonably request or that the Company requires in order to comply with the comments of the SEC.

          (b) The Company will call a special meeting of its stockholders (the "Special Meeting") as soon as practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Company will mail the Definitive Proxy Materials to its stockholders as soon as practicable. The Definitive Proxy Materials will contain the affirmative recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

          (c) Each of the Parties will comply with all notification and other requirements of any anti-trust, competition or trade practice law or regulations of any Governmental Body and file within two weeks after the date of this Agreement any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. Nothing in this Agreement will require either party to agree to hold separate or to divest any of the businesses or assets of such party or any of their respective subsidiaries or affiliates if such holding separate or divestiture could reasonably be expected to have a Material Adverse Effect on such Party. Any fees payable in connection therewith shall be borne by Photobition.

     6.6 DIRECTOR AND OFFICER RESIGNATIONS. The Company shall use reasonable efforts to obtain a letter of resignation, effective as of the Effective Time, from each person who is an officer or director of the Company or any of its Subsidiaries.

     6.7  INDEMNIFICATION OF COMPANY'S OFFICERS AND DIRECTORS, ETC.

     (a) Except as set forth in the Indemnity Agreement, the Company shall, and, from and after the Effective Time the Surviving Corporation shall, indemnify, defend, protect and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby; but, in each case, only to the extent provided under the certificate or articles of incorporation, bylaws or other constituent documents of the Company and its subsidiaries or any indemnification agreement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, and provided, further, that such indemnification shall only be to the fullest extent a corporation is permitted under the applicable law of its jurisdiction of incorporation to indemnify its own directors and officers, and such indemnification shall not be applicable to any claims made against any Indemnified Party if a judgment or other final adjudication established that (A) his or her acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated, or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which he or she was not legally entitled. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the Delaware General Corporation Law.

     (b) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

7  CONDITIONS PRECEDENT TO OBLIGATIONS OF PHOTOBITION AND NEWCO

     The obligation of Photobition and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and Photobition shall have received a certificate signed by Gary Katz, Chairman and Chief Executive Officer of the Company, dated the Closing Date, to such effect.

     7.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing shall be pending.

     7.3 NO MATERIAL ADVERSE CHANGE. There shall have been no changes in the business, operations, affairs, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of the Company or its Subsidiaries, taken as a whole, which would have a Material Adverse Effect upon the Company since the Most Recent Fiscal Quarter End; and Photobition shall have received a certificate signed by Gary Katz, Chairman and Chief Executive Officer of the Company, dated the Closing Date to such effect.

     7.4 CONSENTS AND APPROVALS. All necessary consents of, and filings with, any Governmental Body, relating to the consummation by the Company of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     7.5 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite Stockholder Approval.

     7.6 GARY KATZ EMPLOYMENT AGREEMENT. The Employment Agreement between Gary Katz and the Company shall be terminated concurrently with the Merger, and Gary Katz and the Company shall have entered into a Consulting Agreement in the form attached hereto as Exhibit 7.6.

     7.7 OPTION PLANS. The Company Option Plans and Company Options shall have been amended, supplemented or terminated to the extent requisite to permit the termination of the rights of the holders thereof to receive Company Common Stock or other securities or property of any Party or the Surviving Corporation other than the right to receive the Company Option Holders' Merger Consideration upon effectiveness of the Merger.

8  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Photobition and Newco contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Photobition and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Newco and a director of Photobition shall have been delivered to the Company.

     8.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing shall be pending.

     8.3 APPROVALS. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     8.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite Stockholder Approval.

9  TERMINATION

     9.1 TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

          (i) The Parties may terminate this Agreement by mutual consent at any time prior to the Effective Time;

          (ii) Photobition and Newco may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Photobition or Newco has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1998 by reason of the failure of (1) the Company to close, notwithstanding that the conditions precedent to the Company's obligations to close set forth in Article 8 have been satisfied, or (2) the condition precedents set forth under Article 7 hereof (unless the failure results from Photobition or Newco breaching any representation, warranty or covenant contained in this Agreement) or (C) if the Board of Directors of the Company or any committee thereof shall have withdrawn its approval or recommendation of the Merger and this Agreement, or approved or recommended any Acquisition Proposal, or the Company shall have entered into an Acquisition Agreement;

          (iii) The Company may terminate this Agreement by giving written notice to Photobition and Newco at any time prior to the Effective Time (A) in the event Photobition or Newco has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the

     Company has notified Photobition and Newco of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1998 by reason of the failure of (1) Photobition to close, notwithstanding that the conditions precedent to Photobition's obligation to close set forth in Article 7 have been satisfied, (2) the condition precedent set forth in Section 8.1, or (3) any other condition precedent under Article 8 hereof (unless the failure results from the Company or any of its Subsidiaries breaching any representation, warranty or covenant contained in this Agreement), or (C) subject to compliance by the Company with Sections 6.4 and 10.6, in connection with the acceptance of a Superior Proposal; or

          (iv) Any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval.

     9.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9.1, the party terminating this Agreement will promptly notify the other party of such termination and the provision hereof pursuant to which such termination is made. After such notice, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in Sections 3.2, 6.2, 9.2 and Article 10 shall survive such termination.

10  GENERAL

     10.1 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.2 ENTIRE AGREEMENT; AMENDMENT; WAIVER. The Transaction Agreements set forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. The Disclosure Schedule is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after the Special Meeting, by written agreement of the Parties (by action of their respective Boards of Directors) at any time prior to the Closing Date with respect to any terms contained herein; provided, however, that after the Requisite Stockholder Approval, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

     10.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     10.4 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Photobition and the Company. Thereafter, for so long as this Agreement is in effect, the Company and Photobition agree that they will not, and will use their best efforts to cause their respective Subsidiaries and affiliates and its and each of its Subsidiaries and affiliates directors, officers, employees, advisors and other representatives not to, issue any press release, public announcement or public statement or make any other public disclosure with respect to the terms of this Agreement or any other facts relating to the Merger, without the prior written approval of the other party as to the time of issuance, extent of distribution, form and substance of such public disclosure; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or regulation or any listing or trading agreement or rules concerning its publicly-traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure in sufficient time for the other Party to provide reasonable comments to the form and content of the proposed disclosure).

     10.5 EXPENSES. Except as otherwise provided by this Agreement, each Party will bear their own respective expenses in connection with this Agreement and the Merger (including without limitation legal, accounting and other professional fees and due diligence expenses), and other related fees and expenses.

     10.6  TERMINATION FEES.

     (a) If this Agreement is terminated by Photobition pursuant to Section 9.1(ii)(B)(1) or 9.1(ii)(C) or by the Company or Photobition pursuant to 9.1(iv), because the Principal Stockholder or other Company Stockholders subject to the Stockholders' Agreement fail to vote their respective shares of Company Common Stock in favor of the Merger at the Special Meeting, the Company will pay Photobition (provided the Company is not also entitled to terminate this Agreement pursuant to Section 9.1(iii)(A) or (B)) the Termination Fee. If this Agreement is terminated by the Company pursuant to Section 9.1(iii)(B) and at the time of the termination of this Agreement an Acquisition Proposal has been accepted by the Company, then the Company will pay Photobition the Termination Fee.

     (b) The Company acknowledges that the agreements contained in this Section
10.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Photobition would not enter into this Agreement. Any payment of the Termination Fee will be compensation and liquidated damages for the loss suffered by Photobition as a result of the failure of the Merger to be consummated and as payment for all Photobition's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and to avoid the difficulty of determining damages under the circumstances, and the Company will not have any other liability to Photobition after such payment. The Termination Fee will be paid by the Company to Photobition in immediately available funds within two business days after the date of the event giving rise to the obligation to make such payment occurs; provided, however, that the Company and its Subsidiaries may not enter into any agreement providing for an Acquisition Proposal unless (i) at least five business days prior thereto, the Company has provided Photobition with the information required under Section 6.4 and (ii) the Company has paid Photobition the Termination Fee.

     10.7 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 6.2. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties, covenants and agreements contained in this Agreement; provided, however, that the provisions of Section 3.2 and 10.6 provide the sole and exclusive remedies in respect of any loss, damages, expenses, costs or claims therefor arising under the circumstances described therein, and provided, further that the maximum liability of any Party hereto (for the purposes of this proviso of Section 10.7, Photobition and Newco being deemed a single Party) for any loss, damage, expenses or costs arising by reason of any breach of or default under any provision hereof shall be $2,000,000.

     10.8 INDEMNIFICATION BY PRINCIPAL STOCKHOLDER. If the closing of the Merger occurs, then the Principal Stockholder shall indemnify, defend and hold harmless Photobition, the Surviving Corporation and their respective stockholders, officers, directors, employees and affiliates, from and against all Damages (as defined in the Indemnity Agreement) in accordance with the terms of the Indemnity Agreement.

     10.9 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

                       If to Photobition, Newco or the Surviving Corporation to:

                            Photobition Group PLC
                            Eagle House
                            224 London Road
                            Mitcham
                            Surrey CR4 3HD
                            ENGLAND
                            Attn: Eddie Marchbanks, Chairman
                                 and Steven Smith, Chief Financial Officer
                            (Telefax: 011-441-81-687-7007)

                       with a required copy to:

                            Jones, Day, Reavis & Pogue
                            599 Lexington Avenue
                            New York, NY 10022
                            Attn: John J. Hyland, Esq.
                            (Telefax: (212) 755-7306)

                       If to the Company to:

                            Katz Digital Technologies, Inc.
                            Twenty-One Penn Plaza
                            New York, NY 10001
                            Attn: Gary Katz, Chairman
                            (Telefax: (212) 502-6501)
                                 and
                            Donald Flamm, Chief Financial Officer
                            (Telefax: (212) 502-6586)

                       with a required copy to:

                            Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP 750 Lexington Avenue
                            New York, New York 10022
                            Attn: Murray L. Skala, Esq. and Geoffrey A. Bass,
                                  Esq.
                            (Telefax: (212) 888-7776)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered (if delivered personally or by telefax), (ii) on the fifth business day following dispatch (if delivered by registered or certified mail), and (iii) on the second business day following dispatch (if delivered by recognized courier service).

     10.10 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New York without reference to the conflict of laws principles thereof. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City and State of New York and nowhere else. Each of the Parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the Parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper. The Company hereby irrevocably designates and appoints Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, NY 10022-1200 to receive for it and on its behalf summonses and other legal process in any Suit, and agrees that service upon Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP shall constitute valid and effective service upon the Company. Photobition and Newco each hereby irrevocably designate and appoint The Corporation Trust Company, 1633 Broadway, New York, New York 10019, to receive for it and on its behalf summonses and other legal process in any Suit, and each agrees that service upon The Corporation Trust Company shall constitute valid and effective service upon Newco or Photobition, as the case may be. Photobition agrees that, so long as it has any rights or obligations under or arising out of or in connection with this Agreement, the subject matter hereof or any of the transactions contemplated hereby, it shall maintain The Corporation Trust Company or another competent Person to act as a duly appointed agent for service of summonses and other legal process in New York, New York. Nothing in this Agreement shall affect or diminish any Party's right to serve summonses and other legal process in any other manner permitted by law in connection with any Suit in the City and State of New York.

     10.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. If any provision shall be declared unenforceable due to its amount, scope, breadth or duration, then it shall be modified without any further action by the Parties as to the amount, scope, breadth or duration to the maximum extent permitted by law and shall continue to be fully enforceable as so modified.

     10.12 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee or partner of any Party hereto or any other Person; provided, however, that the provisions in Article 2 concerning the payment of the Merger Consideration are intended for the benefit of the Company Stockholders.

     10.13 MUTUAL DRAFTING. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and in interpreting the provisions of this Agreement, shall not be construed for or against any Party hereto.

     10.14 DISCLOSURE SCHEDULE. Any information contained in the Disclosure Schedule with respect to any section, paragraph or other provisions of this Agreement shall be deemed made with respect to each other section, paragraph or clause of this Agreement provided that it is reasonably apparent from the context of the information that such information relates to such other section, paragraph, or clause of this Agreement.

     10.15 NO OTHER REPRESENTATIONS. Except as set forth in this Agreement, none of the Parties hereto is making any representation, warranty, covenant or agreement with respect to the matters contained herein; provided that it is reasonably apparent from the context of the Disclosure Schedule that such information relates to such other section, paragraph or clause of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto and the Escrowee have executed this Agreement as of the day and year first above written.

                                          PHOTOBITION GROUP PLC

                                          By: /s/ J. E. T. MARCHBANKS
                                            ------------------------------------
                                          Name: J.E.T. Marchbanks
                                          Title:

                                          KDT ACQUISITION CORP.

                                          By: /s/ J.E.T. MARCHBANKS
                                            ------------------------------------
                                          Name: J.E.T. MARCHBANKS
                                          Title:

                                          KATZ DIGITAL TECHNOLOGIES, INC.

                                          By: /s/ GARY KATZ
                                            ------------------------------------
                                          Name: GARY KATZ
                                          Title: Chairman and Chief Executive
                                          Officer

                                          FEDER, KASZOVITZ, ISAACSON,
                                          WEBER, SKALA & BASS LLP, as
                                          Escrowee, solely for the
                                          purposes of Section 3.2

                                          By: /s/ MURRAY L. SKALA
                                            ------------------------------------
                                          Name: MURRAY L. SKALA
                                          Title: Partner

                                                                      APPENDIX B

                 OPINIONS OF BUSINESS VALUATION SERVICES, INC.

                  [LETTERHEAD OF BUSINESS VALUATION SERVICES]

                                                                 August 27, 1998

Board of Directors of Katz Digital Technologies, Inc.
c/o Mr. Gary Katz
Chairman and Chief Executive Officer
Katz Digital Technologies, Inc.
21 Penn Plaza
New York, New York 10001

Gentlemen:

     We have acted as financial advisor to the Board of Directors of Katz Digital Technologies, Inc. ("Katz" or the "Company") in connection with its review of the proposal by Photobition Group PLC or its acquisition subsidiary, KDT Acquisition Corp. ("Photobition" or the "Acquiror") to acquire 100% of the outstanding equity of the Company by merger (the "Merger"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders (including for such purpose the holders of all outstanding options, warrants or other rights to acquire stock in the Company) of Katz in connection with the proposed Merger (which we have been advised, and for purposes of this opinion have assumed, to be approximately $53,425,000).

     We understand that the Merger is to be effected pursuant to a merger agreement by and among Photobition and Katz. The proceeds are comprised of cash from the Acquiror for 100% of the outstanding equity interest in Katz.

     In arriving at our opinion, we have, among other things: (i) reviewed the terms of the proposed Agreement and Plan of Merger by and among Photobition Group PLC, KDT Acquisition Corp. and Katz Digital Technologies, Inc. dated as of September 1, 1998, (ii) reviewed certain business and historical financial information relating to Katz, (iii) reviewed certain financial forecasts and other data provided to us by management relating to the businesses and prospects of Katz, (iv) conducted discussions with members of the senior management of Katz with respect to the businesses and prospects of the Company, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to Katz,
(vi) reviewed the terms of certain recent acquisition transactions, including business combinations, which we believe to be generally comparable to the Merger, (vii) reviewed current market conditions, including the markets for securities comparable to the securities of Katz, and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     We have relied on the accuracy and completeness of the financial and other information regarding Katz provided to us, and have not independently verified any such information. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Katz as to the future financial performance of the Company. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Katz. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     It is our understanding that this letter is for the information of the Board of Directors of Katz only and, except as required by law, or pursuant to order of a court, is not to used for any other purpose without the consent of BVS, which consent shall not be unreasonably withheld. This letter may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other written document used in connection with the offering or sale of securities, without the prior consent of BVS, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, we hereby consent to

Board of Directors of Katz Digital Technologies, Inc.
August 27, 1998
Page 2

the Board of Directors of Katz making this opinion, and the contents hereof, available to the Company's auditors and counsel.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the aggregate consideration to be received in the Merger is fair, from a financial point of view, to the holders of the outstanding equity interests in Katz.

                                          Respectfully submitted:

                                          BUSINESS VALUATION SERVICES, INC.

                                          /s/ JOSEPH J. RUBLE

                                          --------------------------------------
                                          Joseph J. Ruble, CPA, ASA
                                          Managing Principal

                                          /s/ RICHARD H. KNOLL

                                          --------------------------------------
                                          Richard H. Knoll, P.E.
                                          Principal

                  [LETTERHEAD OF BUSINESS VALUATION SERVICES]

                                                                 August 31, 1998

Board of Directors of Katz Digital Technologies, Inc.
c/o Mr. Gary Katz
Chairman and Chief Executive Officer
Katz Digital Technologies, Inc.
21 Penn Plaza
New York, New York 10001

Gentlemen:

     We have acted as financial advisor to the Board of Directors of Katz Digital Technologies, Inc. ("Katz" or the "Company") in connection with its review of the proposal by Photobition Group PLC or its acquisition subsidiary, KDT Acquisition Corp. ("Photobition" or the "Acquiror"), to acquire 100% of the outstanding equity of the Company by merger (the "Merger"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders (including for such purpose the holders all outstanding options, warrants or other rights to acquire stock in the Company) of Katz in connection with the proposed Merger. Our original analysis was completed assuming a transaction value of approximately $53,425,000 (the "Purchase Price"). Given the very recent events in the world markets, we understand that this transaction price may be reduced by approximately $3,000,000 (the "Revised Purchase Price").

     We understand that the Merger is still to be effected pursuant to a merger agreement by and among Photobition and Katz. The proceeds are comprised of cash from the Acquiror for 100% of the outstanding equity interest in Katz.

     Based on our August 27, 1998 analysis entitled "FAIRNESS OPINION ANALYSIS -- PHOTOBITION GROUP PLC's ACQUISITION OF KATZ DIGITAL TECHNOLOGIES, INC.," data detailed in Exhibits II through VI and ranges summarized in the Executive Summary shown in Exhibit I, both the Purchase Price and the Revised Purchase Price fall reasonably within the range of market values and purchase premia exhibited by the comparable companies and transactions we have identified.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Purchase Price and the Revised Purchase Price to be received in the Merger are fair, from a financial point of view, to the holders of the outstanding equity interests in Katz.

                                          Respectfully submitted:

                                          BUSINESS VALUATION SERVICES, INC.

                                          /s/ JOSEPH J. RUBLE

                                          --------------------------------------
                                          Joseph J. Ruble, CPA, ASA
                                          Managing Principal

                                          /s/ RICHARD H. KNOLL

                                          --------------------------------------
                                          Richard H. Knoll, P.E.
                                          Principal

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in receipt thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Proxy for Special Meeting of Stockholders to be held on November 27, 1998

                        KATZ DIGITAL TECHNOLOGIES, INC.


Know all men by these presents, that the undersigned hereby constitutes and appoints Gary Katz and Geoffrey Barsky, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Katz Digital Technologies, Inc. (the "Company"), standing in the name of the undersigned at the close of business on October 6, 1998, at a Special Meeting of Stockholders of the Company to be held on November 27, 1998 at the Company's offices at 360 West 31st Street, 8th Floor, New York, New York, and at any and all adjournments and postponements thereof, with all the rights and powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows:


        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.
                (Continued and to be signed on the reverse side.)


                                SEE REVERSE SIDE

Please mark your  [ X ]
votes as in this
example



                                                                                        FOR         AGAINST      ABSTAIN


1. Approval and adoption of an Agreement and Plan of Merger                             [ ]           [ ]           [ ]
dated as of September 1, 1998 among Photobition Group PLC, KDT
Acquisition Corp. and the Company (the "Merger").

2. To adjourn the Special Meeting, if necessary, to permit further solicitation         [ ]           [ ]           [ ]
of proxies in the event that there are not sufficient votes at the time of the
Special Meeting to approve the Merger proposal.


3. In their discretion upon such other matters as may properly                          [ ]           [ ]           [ ]
come before the meeting.


The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above. Number of shares owned by undersigned ___________.



Signature(s): ____________________________________ Date: ______________________

IMPORTANT: Please sign exactly as your name or names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.